Exhibit T3E-1

Offering Memorandum and Consent Solicitation Statement

Offer to Exchange

New 9% Senior Notes due 2016

for up to

$200,000,000 Senior Floating Rate Notes due 2013

and

Solicitation of Consents to Amend the Indenture dated as of

May 12, 2011

THIS EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JULY 31, 2012, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION TIME”). HOLDERS OF EXISTING NOTES (AS DEFINED HEREIN) MUST TENDER THEIR EXISTING NOTES PRIOR TO THE EXPIRATION TIME TO RECEIVE THE NEW NOTES (AS DEFINED HEREIN). TO RECEIVE THE EARLY TENDER PREMIUM (AS DEFINED HEREIN), HOLDERS OF EXISTING NOTES MUST TENDER THEIR EXISTING NOTES PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON JULY 17, 2012, UNLESS EXTENDED BY US (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EARLY TENDER TIME”). EXISTING NOTES TENDERED MAY BE WITHDRAWN (AND RELATED CONSENTS REVOKED UPON SUCH WITHDRAWAL) AT ANY TIME PRIOR TO THE EARLY TENDER TIME, BUT NOT THEREAFTER.

Angiotech Pharmaceuticals, Inc. (“Angiotech” or the “Parent” and, together with our subsidiaries, “we”, “us” or the “Company”), a corporation organized under the Business Corporations Act (British Columbia), is offering to exchange new 9% senior notes due 2016 issued by Angiotech Pharmaceuticals (US), Inc., a State of Washington corporation (“Angiotech US” or the “Issuer”), which we refer to as the “New Notes”, for up to $200 million (as such amount may be amended from time to time, the “Maximum Principal Exchange Amount”) of our outstanding Senior Floating Rate Notes due 2013, which we refer to as the “Existing Notes”, on the terms and subject to the conditions set forth in this Offering Memorandum and Consent Solicitation Statement (as it may be supplemented from time to time, this “Offering Memorandum”) and in the related Letter of Transmittal and Consent (the “Letter of Transmittal” which, together with this Offering Memorandum, constitutes the “Exchange Offer”). In conjunction with the Exchange Offer, we are soliciting consents (the “Consents”) to certain proposed amendments (the “Proposed Amendments”) to the indenture, dated as of May 12, 2011 (as heretofore amended and supplemented, the “Existing Notes Indenture”), among Angiotech, the guarantors party thereto (the “Existing Note Guarantors”) and Deutsche Bank National Trust Company, as trustee (the “Trustee”), pursuant to which the Existing Notes were issued, providing for, among other things, the New Notes and the Existing Notes to vote together as a single class on certain matters (the “Consent Solicitation”). After the closing of the Exchange Offer and pursuant to the indenture governing the New Notes, we may issue additional amounts of New Notes in one or more private placements to qualified institutional buyers up to a maximum, including New Notes issued pursuant to the Exchange Offer, of $225 million in aggregate principal amount of New Notes.

Holders that validly tender (and do not withdraw) their Existing Notes and deliver their Consents prior to the Early Tender Time will be entitled to receive the New Notes with a principal amount constituting a 2% premium (the “Early Tender Premium”) to the principal amount of the Existing Notes so exchanged, such that each $1,000 of Existing Notes so accepted for exchange shall be exchanged for $1,020.00 of New Notes rounded down to the nearest integral multiple of $1,000. Holders that validly tender their Existing Notes after the Early Tender Time and prior to the Expiration Time will be entitled to receive the New Notes with a principal amount equal to the principal amount of any Existing Notes so accepted for exchange, and will not be entitled to receive the Early Tender Premium.

If more than the Maximum Principal Exchange Amount of Existing Notes is validly tendered prior to the Expiration Time, the Company intends to exchange such Existing Notes on a pro rata basis, based on principal amount tendered and regardless of when such Existing Notes were tendered, up to the Maximum Principal Exchange Amount.

The terms of the New Notes to be issued are substantially similar to the terms of the Existing Notes (as modified by the Proposed Amendments), except that, among other things: (a) the New Notes will have a different interest rate and maturity date, (b) the New Notes will be issued by Angiotech US and guaranteed by Angiotech and its other subsidiaries, (c) the New Notes will be redeemable at the option of Angiotech US at any time at par, provided that all Existing Notes then outstanding, if any, must be redeemed concurrently, (d) the covenant restricting incurrence of indebtedness will be modified, and (e) Angiotech will be permitted to prepay the outstanding Existing Notes in whole or in part prior to making any payments of principal on the New Notes. If the Consent Solicitation and the Proposed Amendments become operative, you will continue to hold any of your Existing Notes that are not exchanged in the Exchange Offer under the terms of the Existing Notes Indenture, as modified by the Proposed Amendments.

The Company’s obligation to accept Existing Notes validly tendered and not validly withdrawn pursuant to the Exchange Offer is conditioned upon, among other things, (a) the valid tender (without valid withdrawal) prior to the Early Tender Time of Existing Notes representing at least $190 million in aggregate principal amount, and (b) satisfaction of the Supplemental Indenture Condition (as defined herein). The Existing Notes were issued in May 2011 in an original aggregate principal amount of $325 million, all of which remain outstanding on the date hereof.

We are offering to exchange up to $200 million in aggregate principal amount of Existing Notes for New Notes, all in accordance with the terms and subject to the conditions set forth in this Offering Memorandum, the Letter of Transmittal and the other offer documents (together with this Offering Memorandum and the Letter of Transmittal, the “Offer Documents”). Notes tendered may be withdrawn (and related consents revoked upon such withdrawal) at any time before the Early Tender Time, but not thereafter. See “The Exchange Offer and the Consent Solicitation”.

We will not receive any cash proceeds from the Exchange Offer.

See “Risk Factors” beginning on page 14 for a discussion of matters you should carefully consider before you make any decision to participate in the Exchange Offer and the Consent Solicitation.

None of the Offer Documents have been reviewed by any federal or state securities commission or regulatory authority of any country, nor has any such commission or authority passed upon the accuracy or adequacy of any of the Offer Documents. Any representation to the contrary is unlawful and may be a criminal offense.

The Exchange Offer and the New Notes being offered pursuant to the Exchange Offer are exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption from such registration contained in Section 3(a)(9) of the Securities Act and the state securities law requirements provided by Section 18(b)(4)(C) of the Securities Act. The New Notes are only being offered in Canada under available exemptions from applicable prospectus and registration requirements, and as a result, are only available to holders in Canada that are “accredited investors” as defined under National Instrument 45-106. We have made no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation or recommendation of tenders hereunder. Any such solicitation or recommendation of tenders by persons other than Angiotech must not be relied upon by you as having been authorized by Angiotech.

July 3, 2012

IMPORTANT INFORMATION REGARDING

THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

This Offering Memorandum and the related Letter of Transmittal contain important information. You should read this Offering Memorandum and the Letter of Transmittal in their entirety before you make any decision with respect to the Exchange Offer and the Consent Solicitation.

The principal purpose of the Exchange Offer and the Consent Solicitation is to exchange the New Notes for up to $200 million in aggregate principal amount of the Existing Notes and to obtain Consents to authorize the Proposed Amendments. The consent of the holders of our Existing Notes constituting at least a majority in principal amount of the Existing Notes then outstanding voting as a single class is required to adopt the Proposed Amendments to the Existing Notes Indenture (the “Required Consent”). In the Consent Solicitation, we are seeking Consents to the Proposed Amendments as a single proposal. The Proposed Amendments provide for, among other modifications, the New Notes and the Existing Notes to vote together as a single class on certain matters. Any Consents purporting to consent to the Proposed Amendments only in part will constitute a valid delivery of Consents as to all of the Proposed Amendments. As of the date of this Offering Memorandum, the aggregate principal amount of the outstanding Existing Notes is $325.0 million. If the Proposed Amendments become operative, you will continue to hold any of your Existing Notes that are not exchanged in the Exchange Offer under the terms of the Existing Notes Indenture, as modified by the Proposed Amendments. Adoption of the Proposed Amendments may have adverse consequences for holders of the Existing Notes. See “Risk Factors—Risks Relating to the Existing Notes.”

If more than the Maximum Principal Exchange Amount of Existing Notes is validly tendered prior to the Expiration Time, the Company intends to exchange such Existing Notes on a pro rata basis, based on principal amount tendered and regardless of when such Existing Notes were tendered, up to the Maximum Principal Exchange Amount. In that case, the principal amount of each tendering Holder’s Existing Notes accepted for exchange (including any of such Holder’s Existing Notes accepted for exchange on the Early Tender Time) shall equal the total principal amount of Existing Notes validly tendered (and not validly withdrawn) by such Holder multiplied by a fraction, the numerator of which is the Maximum Principal Exchange Amount and the denominator of which is equal to the aggregate principal amount of all Existing Notes validly tendered (and not validly withdrawn) in the Exchange Offer. After application of the pro rata calculation, the Company will round the principal amount of the prorated Existing Notes of each Holder down to the nearest integral multiple of $1,000. In the event that Existing Notes tendered are not exchanged due to proration, they will be promptly returned or credited to the Holder’s account.

Any holder that tenders Existing Notes pursuant to the Exchange Offer must also deliver a Consent. Holders may not deliver Consents without tendering Existing Notes. Holders that validly tender their Existing Notes pursuant to the Exchange Offer will be deemed to have validly delivered their Consents by such tender.

Any Existing Notes tendered before the Early Tender Time may be validly withdrawn and the related Consents validly revoked at, or at any time prior to, the Early Tender Time, but not thereafter (unless acceptance of such withdrawal or revocation is required by applicable law), by following the procedures described herein. See “The Exchange Offer and the Consent Solicitation.” A valid withdrawal of tendered Existing Notes prior to the Early Tender Time will constitute the valid revocation of the related Consent. A holder may not revoke a Consent without withdrawing the previously tendered Existing Notes to which such Consent relates. In the event that the Exchange Offer is terminated without any Existing Notes being exchanged for New Notes, any Existing Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. If the Exchange Offer is terminated or withdrawn, or the Existing Notes are not accepted for exchange for any reason, the Existing Notes Indenture will remain in effect in its present form, unless and until amended in accordance with its terms as originally in effect.

Each Holder who validly tenders (and does not validly withdraw) its Existing Notes prior to the Early Tender Time (assuming such Existing Notes are accepted for exchange by the Company) shall be entitled to receive the New Notes with the Early Tender Premium. If the Minimum Tender Condition (as defined below) is satisfied on or before the Early Tender Time and the Required Consents are obtained and if the Supplemental Indenture Condition

i

is satisfied, the Company expects to accept such Existing Notes and exchange them for New Notes on a date promptly following Expiration Time. If such Existing Notes are accepted for exchange by the Company, such Holders will receive the New Notes with the Early Tender Premium. Holders who validly tender their Existing Notes subsequent to the Early Tender Time and prior to the Expiration Time will receive the New Notes with a principal amount equal to the principal amount of any Existing Notes so accepted for exchange, and will not be entitled to receive the Early Tender Premium.

Notwithstanding any other provision of the Exchange Offer and Consent Solicitation, the Company’s obligation to accept for exchange any Existing Notes validly tendered and not validly withdrawn (and Consents validly delivered and not validly revoked) pursuant to the Exchange Offer is conditioned upon the following having occurred or having been waived by the Company prior to the Expiration Time: (a) valid tender (without valid withdrawal) prior to the Early Tender Time of Existing Notes representing at least $190 million in aggregate principal amount of Existing Notes (the “Minimum Tender Condition”), (b) the Supplemental Indenture, which will implement the Proposed Amendments upon receipt of the Required Consents, shall have been executed and delivered and shall be effective (the “Supplemental Indenture Condition”), and (c) satisfaction of the general conditions (as described herein in the section entitled “Conditions of the Exchange Offer and Consent Solicitation”).

Participants in The Depository Trust Company (“DTC”) that hold Existing Notes on behalf of beneficial owners of Existing Notes can tender their Existing Notes through the DTC Automated Tender Offers Program (“ATOP”) and/or in accordance with the standard practices of Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), as applicable. To effect such a tender, participants should transmit their acceptance through ATOP or in accordance with the requirements of Euroclear and Clearstream, as the case may be, and follow the procedure for book-entry transfer set forth in “Procedures for Tendering Existing Notes and Delivering Consents”. A beneficial owner of Existing Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Existing Notes and deliver the related Consents on the beneficial owner’s behalf should such beneficial owner wish to participate in the Exchange Offer and the Consent Solicitation. See “Procedures for Tendering Existing Notes and Delivering Consents—Delivery of Consents and Tenders of Existing Notes Held Through a Custodian”.

Tendering holders will not be obligated to pay brokerage fees or commissions to the Company or the Exchange Agent (as defined below) in connection with their tendering of Existing Notes pursuant to the Exchange Offer.

We reserve the right, subject to applicable law, in our sole discretion, to waive any of the conditions to our obligations to complete the Exchange Offer and/or the Consent Solicitation, in whole or in part, at any time and from time to time; provided, however, that we may not effect the Proposed Amendments if we do not receive the Required Consent. We also reserve the right, subject to applicable law, in our sole discretion, to (1) extend or terminate the Exchange Offer and/or the Consent Solicitation at any time or (2) otherwise amend the Exchange Offer and/or the Consent Solicitation in any respect. The foregoing rights are in addition to the right to delay acceptance for exchange of Existing Notes tendered pursuant to the Exchange Offer or the exchange of Existing Notes accepted for exchange pursuant to the Exchange Offer in order to comply with any applicable law, subject to Rule 14e-1(c) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we return the Existing Notes deposited by or on behalf of holders promptly after the termination or withdrawal of the Exchange Offer.

This Offering Memorandum incorporates important business and financial information about us from documents that we have filed with the Securities and Exchange Commission (the “SEC”) but have not been included in, or delivered with, this Offering Memorandum. For a listing of the documents that we have incorporated by reference into this Offering Memorandum, see “Incorporation of Certain Documents by Reference”. This information is available without charge upon written or oral request to Angiotech Pharmaceuticals, Inc., 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6, Attention: Investor Relations, or by telephone at (604) 221-7676. To obtain timely delivery, you must request the information no later than the fifth business day prior to the Expiration Time.

We have not authorized any person to give any information or to make any representations with respect to the matters described in this Offering Memorandum other than those contained in this Offering Memorandum or in the documents incorporated herein by reference, and, if given or made, such information or representation must not be relied upon as having been authorized by us.

The Company is not aware of any jurisdiction in which the making of the Exchange Offer (or the tender of Existing Notes in connection therewith) or the solicitation of Consents in the Consent Solicitation (or the delivery of Consents in connection therewith) would not be in compliance with the laws of such jurisdiction. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this Offering Memorandum are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offer and the Consent Solicitation presented in this Offering Memorandum do not extend to you. In those jurisdictions where the securities, blue sky or other laws require the Exchange Offer or the Consent Solicitation to be made by a licensed broker or dealer and the Exchange Agent or any of its affiliates is such a licensed broker or dealer in such jurisdictions, the Exchange Offer or the Consent Solicitation shall be deemed to be made by the Exchange Agent or such affiliate (as the case may be) on our behalf in such jurisdictions. The Exchange Offer and the Consent Solicitation are being made on the basis of the Offer Documents in accordance with the terms and subject to the conditions described therein. Any decision to participate in the Exchange Offer or to deliver Consents must be based on the information contained in the Offer Documents or specifically incorporated herein by reference. In making an investment decision, prospective investors must rely on their own examination of us and the terms of the Exchange Offer and the new securities, including the merits and risks involved. Prospective investors should not construe anything in this Offering Memorandum as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offer or the Consent Solicitation under applicable legal investment or similar laws or regulations.

Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Exchange Offer or the Consent Solicitation or in which it possesses or distributes this Offering Memorandum, and must obtain any consent, approval or permission required by it for participation in the Exchange Offer or the Consent Solicitation under the laws and regulations in force in any jurisdiction to which it is subject, and neither we, the Exchange Agent, nor any of our or its respective representatives shall have any responsibility therefor.

The information contained in this Offering Memorandum is made as of the date of this Offering Memorandum only and is subject to change or amendment without notice. Neither the delivery of this Offering Memorandum, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this Offering Memorandum or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

This Offering Memorandum contains summaries believed to be accurate and materially complete with respect to certain documents, but reference is made to the actual documents for complete information. Copies of documents referred to herein are either annexed hereto or will be made available to holders of Existing Notes upon request to the Company.

We urge you to carefully consider the income tax consequences of the Exchange Offer and the Consent Solicitation. See “Certain Material Canadian Federal Income Tax Considerations” and “Certain Material U.S. Federal Income Tax Considerations”.

In this Offering Memorandum and in the documents incorporated herein by reference, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified the accuracy and completeness of this information, and the estimated information and statistics contained in such publications or publicly available information are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section beginning on page 14.

All references to “Angiotech” refer to Angiotech Pharmaceuticals, Inc. only and all references to “we”, “our”, “us”, the “Company” and similar terms refer to Angiotech Pharmaceuticals, Inc. and its subsidiaries, unless the context otherwise requires. All references to “Angiotech US” or “Issuer” refer to Angiotech Pharmaceuticals (US), Inc.

Unless otherwise stated herein, dollar amounts are expressed in U.S. currency, being the currency in which we publish our financial results.

The Offer Documents have not been filed with or reviewed by the SEC or any state securities commission, nor has the SEC or any such commission passed upon the accuracy or adequacy of the Offer Documents. Any representation to the contrary is unlawful and may be a criminal offense.

ASSISTANCE AND ADDITIONAL INFORMATION

Any questions or requests for assistance concerning the terms of the Exchange Offer or the Consent Solicitation may be directed to the Company’s Investor Relations department via telephone at (604) 221-7676, or you may write to us at 1618 Station Street, Vancouver, BC, Canada, V6A 1B6, Attention: Investor Relations. For procedural or administrative questions regarding how to validly tender or validly withdraw your Existing Notes, you may contact the Exchange Agent at its address and telephone number set forth on the back cover of this Offering Memorandum. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this Offering Memorandum that are not based on historical fact, including without limitation statements containing the words “believes”, “may”, “plans”, “will”, “estimates”, “continues”, “anticipates”, “intends”, “expects” and similar expressions, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for 2012 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements.

Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the U.S., E.U. and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; general capital markets conditions and the requirement for funding to sustain or expand manufacturing, commercialization or our various product development activities; and any other factors that may affect our performance.

In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this Offering Memorandum to differ materially from our actual results. These operating risks include: market acceptance of our technology and products; our ability to successfully manufacture and market our various products; our ability to attract and retain qualified personnel; our ability to complete, in a timely and cost effective manner, pre-clinical and clinical development of certain potential new products; the impact of changes in our business strategy or development plans; our ability to obtain or maintain patent protection for discoveries; potential commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to service our debt obligations; and any other factors referenced in our other filings with the SEC.

FOR A MORE THOROUGH DISCUSSION OF THE RISKS AND UNCERTAINTIES ASSOCIATED WITH OUR BUSINESS, SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 14 OF THIS OFFERING MEMORANDUM.

Given these uncertainties, assumptions and risk factors, holders of Existing Notes are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this Offering Memorandum.

This Offering Memorandum contains forward-looking information that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. We have provided this information to give shareholders general guidance on management’s current expectations of certain factors affecting our business, including our future financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference into this Offering Memorandum the following documents listed below. We also incorporate by reference all documents that we file with the SEC from and after the date of this Offering Memorandum and prior to the Expiration Time. The information incorporated herein by reference is considered to be part of this Offering Memorandum, and any information that we file later with the SEC will automatically update and supersede this information. Nothing in this Offering Memorandum shall be deemed to incorporate information furnished but not filed with the SEC.

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 29, 2012;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, as filed with the SEC on May 15, 2012;

•	Our Current Report on Form 8-K, as filed with the SEC on March 16, 2012; and

•	Our Current Report on Form 8-K, as filed with the SEC on April 10, 2012;

Any statement contained in this Offering Memorandum or in a document incorporated or deemed to be incorporated by reference in this Offering Memorandum shall be deemed to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Memorandum.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

1618 Station Street

Vancouver, British Columbia, Canada V6A 1B6

Attention: Investor Relations

Phone: (604) 221-7676

Exhibits to these filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this Offering Memorandum.

Statements contained in this Offering Memorandum as to the contents of any contract or other documents are not necessarily complete, and in each instance holders are referred to the copy of the contract or other document filed as an exhibit to this Offering Memorandum or that may be requested from us, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this Offering Memorandum and Consent Solicitation Statement (as it may be supplemented from time to time, this “Offering Memorandum”) to help you understand our business and the terms of the Exchange Offer and the Consent Solicitation. It does not contain all of the information that may be important to you. You should carefully read the entire Offering Memorandum, including the information incorporated herein by reference, to understand fully the terms of the Exchange Offer and the Consent Solicitation as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the section captioned “Risk Factors” beginning on page 14 and to the section captioned “Cautionary Statement Regarding Forward-Looking Statements” beginning on page vii of this Offering Memorandum.

Our Business

We develop, manufacture and market medical device products and technologies. We currently operate in two business segments: Medical Device Products and Licensed Technologies.

Our Medical Device Products segment, which generates the majority of our revenue, develops, manufactures and markets a wide range of single use medical device products, as well as precision manufactured medical device components. These products and components are sold directly to hospitals, clinics, physicians and other end users, as well as to medical products distributors or other third-party medical device manufacturers. Our most significant product groups within this business segment include interventional oncology, wound closure and ophthalmology products, and medical device components.

Our Licensed Technologies segment includes certain of our legacy technologies for which research and development activities have been concluded. This segment generates additional revenue in the form of royalties received from partners who license and utilize these technologies in their medical device product lines. Our principal revenues in this segment to date have been royalties derived from sales by our partner Boston Scientific Corporation (“BSC”) of TAXUS paclitaxel-eluting coronary stents for the treatment of coronary artery disease.

For the three months ended March 31, 2012, we recorded $54.6 million in direct sales of our various medical products and $5.9 million in royalties and license fees received from our partners.

Our Strategy

Our strategy is to target selected market segments where we can establish or maintain a leadership position in medical device products or components, and thereby achieve profitable revenue growth and improved cash flows. Key elements of this strategy include:

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Maintaining and Investing in Our Precision Manufacturing Capabilities and Technology. We maintain multiple facilities with precision manufacturing capabilities specifically tailored to medical products. These operations enable us to control the most material aspects of manufacturing of our products or product components, and thereby assure we are able to readily and flexibly provide products and serve our customers in a safe, consistent and high quality manner that complies with all regulations. We believe maintaining and investing in these capabilities and ensuring the on-time delivery of quality products provides a key barrier to entry in our current markets, and may facilitate more rapid capture of new market or product opportunities as compared to competitors that manufacture using mainly outside vendors or third party manufacturers.

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Developing and Investing in Highly Specialized Sales and Marketing Personnel and Activities. We have developed several focused, specialized groups of sales and marketing personnel that, in combination with third party distribution networks, target highly selective market sub-segments or customers, with an emphasis on product areas where our precision manufacturing capabilities may provide us a competitive advantage or on markets that may be underserved by the largest medical product providers and manufacturers. We believe this hybrid selling approach, as opposed to working solely through third party sales organizations or personnel, facilitates our ability to build our most important product brands and help customers better understand the key advantages of our products and capabilities.

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Selectively Investing in New Product Development, Intellectual Property and Proprietary Know-How. We maintain dedicated medical device product engineering, regulatory and quality affairs personnel centered primarily in two of our facility locations. We believe maintaining dedicated product development resources in-house, in combination with our in-house manufacturing capabilities, may facilitate a more rapid and disciplined response to new market opportunities and customer needs, and may provide opportunities to improve our gross profit margins or competitive position us through the development of new, proprietary manufacturing technology or know-how.

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Pursuing Selective and Disciplined Business Development, Product or Business Acquisition Activities. We expect to continue to supplement our in-house product development and commercialization activities by selectively pursuing product licenses, distribution arrangements, acquisitions or other similar transactions. We believe such activities, when pursued within the discipline of our profitable operating model and within defined financial risk parameters, may provide additional opportunity for us to capitalize on, and generate additional operating profit and cash flow, from our significant investments in our dedicated manufacturing and sales and marketing resources.

Recent Developments

Agreements with Ethicon

On April 4, 2012, we entered into a series of agreements with Ethicon, LLC and Ethicon, Inc. (“Ethicon”) in connection with our Quill™ wound closure products and related manufacturing equipment and services, including an Asset Sale and Purchase Agreement (the “APA”).

Pursuant to the terms of the APA, we sold certain of our intellectual property related to our Quill wound closure products and related manufacturing equipment to Ethicon. On April 4, 2012, Ethicon made an initial cash payment of $20.4 million to us in connection with this transaction, and agreed to pay an up to an additional $30 million in additional cash consideration contingent upon (i) the transfer of certain Quill know-how to Ethicon; and (ii) the achievement of certain product development milestones.

Concurrent with the APA, we also entered into a Co-Exclusive Patent and Know-How License Agreement dated April 4, 2012 (the “License Agreement”) with Ethicon. Under this License Agreement, Ethicon has granted us a worldwide, royalty free license to the intellectual property we sold to Ethicon under the APA, which effectively grants us an unrestricted right to manufacture and distribute Quill wound closure products (without the Ethicon label) in any market and any price at our discretion.

We also entered into a Manufacturing and Supply Agreement dated April 4, 2012 (the “MSA”) with Ethicon, pursuant to which we will act as Ethicon’s exclusive manufacturer of knotless wound closure products that utilize the Quill technology for an undisclosed term. Ethicon may be obligated to pay us additional cash consideration of up to $12 million under the MSA, contingent upon the achievement of certain product development milestones. The MSA requires us to fulfill monthly orders placed by Ethicon subject to certain terms if such orders are in excess of a previously agreed capacity level. In addition, under the terms of the MSA, Ethicon has a right of first negotiation with respect to the commercialization of any new products in the field of knotless wound closure, which may be developed by us and are not otherwise covered by the MSA.

Private Placement of New Notes

After the closing of the Exchange Offer and pursuant to the indenture governing the New Notes, the Company may issue additional amounts of New Notes in one or more private placements to qualified institutional buyers in reliance upon an exemption from the registration requirements of the Securities Act up to a maximum, including New Notes issued pursuant to the Exchange Offer, of $225 million in aggregate principal amount of New Notes (the “Private Placement”).

Risk Factors

Participating in the Exchange Offer involves risks and uncertainties. You should carefully consider the information in the section captioned “Risk Factors” beginning on page 14 along with all of the other information in the Offer Documents and the documents incorporated herein by reference.

Corporate Information

We are a corporation organized under the laws of British Columbia, Canada. The Issuer of the New Notes is a corporation organized under the laws of the State of Washington. The Company’s principal offices are located at 1618 Station Street, Vancouver, BC, Canada, V6A 1B6, and our telephone number is (604) 221-7676. The Issuer of the New Notes principal address is 1633 Westlake Avenue North, Suite 400, Seattle, WA. Our website address is www.angiotech.com. The information contained on our website is not part of this Offering Memorandum.

Summary of the Exchange Offer and the Consent Solicitation

Company	Angiotech Pharmaceuticals, Inc.

Securities Subject to the Exchange Offer	Up to $200.0 million in aggregate principal amount of the outstanding Senior Floating Rate Notes due 2013 (the “Existing Notes”).

The Exchange Offer	We are offering to exchange up to $200 million of our Existing Notes (as such amount may be amended from time to time, the “Maximum Principal Exchange Amount”) for new 9% senior notes due 2016 (the “New Notes”) issued by Angiotech US, all in accordance with the terms and subject to the conditions set forth in this Offering Memorandum, the Letter of Transmittal and Consent (the “Letter of Transmittal”) and the other offer documents (together with this Offering

Memorandum and the Letter of Transmittal, the “Offer Documents”).

Certain significant shareholders of the Company also hold a portion of the Existing Notes. If such shareholders choose to tender their Existing Notes in the Exchange Offer, they will hold the New Notes upon the closing of the Exchange Offer.

Early Tender Time	The Early Tender Time is 11:59 P.M., New York City time, on July 17, 2012, unless extended or earlier terminated by the Company (such time and date, as the same may be extended or earlier terminated, the “Early Tender Time”).

Early Tender Premium	Each Holder who validly tenders (and does not validly withdraw) its Existing Notes prior to the Early Tender Time (assuming such Existing Notes are accepted for exchange by the Company) shall be entitled to receive the New Notes with a principal amount constituting a 2% premium (the “Early Tender Premium”) to the principal amount of the Existing Notes so exchanged, such that each $1,000 of Existing Notes so accepted for exchange shall be exchanged for $1,020.00 of New Notes rounded down to the nearest integral multiple of $1,000. If the Minimum Tender Condition (as defined below) is satisfied on or before the Early Tender Time and the Required Consents are obtained and if the Supplemental Indenture Condition is satisfied, the Company expects to accept such Existing Notes and exchange them for New Notes on a date promptly following Expiration Time. If such Existing Notes are accepted for exchange by the Company, such Holders will receive the New Notes with the Early Tender Premium. Holders who validly tender their Existing Notes subsequent to the Early Tender Time and prior to the Expiration Time will receive the New Notes with a principal amount equal to the principal amount of any Existing Notes so accepted for exchange, and will not be entitled to receive the Early Tender Premium.

The Consent Solicitation	In connection with the Exchange Offer, we are seeking consents (“Consents”) from holders of the Existing Notes to certain proposed amendments (the “Proposed Amendments”) to the indenture, dated as of May 12, 2011 (as heretofore amended and supplemented, the “Existing Notes Indenture”), among Angiotech, the guarantors party thereto (the “Existing Note Guarantors”) and Deutsche Bank National Trust Company, successor to Wells Fargo Bank, N.A., as trustee (the “Trustee”), pursuant to which the Existing Notes were issued, providing for, among other things, the New Notes and the Existing Notes to vote together as a single class on certain matters (the “Consent Solicitation”). Holders that validly tender their Existing Notes in the Exchange Offer will be deemed to have validly delivered Consents to the Proposed Amendments by such tender. You may not deliver a Consent to the Proposed Amendments without also tendering your Existing Notes in the Exchange Offer. Any Consent purporting to consent to the Proposed Amendments only in part will be deemed to constitute a valid delivery of a Consent as to all of the Proposed Amendments. See “The Exchange Offer and the Consent Solicitation”, “Procedures for Tendering Existing Notes and Delivering Consents” and “The Proposed Amendments” for more information.

Proposed Amendments	The Proposed Amendments provide for, among other modifications, the New Notes and the Existing Notes to vote together as a single class on certain matters. The consent of holders of at least a majority in principal amount of the Existing Notes then outstanding voting as a single class is required to authorize the Proposed Amendments to the Existing Notes Indenture (the “Required Consent”). The Company, the Existing Note Guarantors and the Trustee will execute a supplemental indenture giving effect to the Proposed Amendments concurrently with consummation of the Exchange Offer if the Required Consent has been obtained. For a detailed description of the Proposed Amendments for which Consents are being sought pursuant to the Consent Solicitation, see “The Proposed Amendments”. Assuming the Required Consent is obtained, Existing Notes that remain outstanding following the Exchange Offer will be governed by the Existing Notes Indenture after giving effect to the Proposed Amendments and will evidence the same indebtedness as prior to the Proposed Amendments.

Purpose of the Exchange Offer and the Consent Solicitation	The principal purpose of the Exchange Offer and the Consent Solicitation is to exchange the New Notes for up to $200 million of Existing Notes and to obtain Consents to authorize the Proposed Amendments.

Proration	If more than the Maximum Principal Exchange Amount of Existing Notes is validly tendered prior to the Expiration Date, the Company intends to exchange such Existing Notes on a pro rata basis, based on principal amount tendered and regardless of whether such Existing Notes are tendered prior to or after the Early Tender Time, up to the Maximum Principal Exchange Amount.

Expiration Time	The expiration of the Exchange Offer and the Consent Solicitation will be 11:59 p.m., New York City time, on July 31, 2012, unless extended or earlier terminated by the Company (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”).

Extension of the Exchange Offer and the Consent Solicitation	We reserve the right to extend the Exchange Offer and the Consent Solicitation at any time, for any reason. Any extension of the Exchange Offer and the Consent Solicitation by us will be followed by announcement thereof by press release by 9:00 a.m., New York City time, on the next business day following the previously scheduled Early Tender Time or Expiration Time, as applicable.

Effect of Proposed Amendments on Existing Notes that are Not Exchanged in the Exchange Offer	If the Proposed Amendments become operative, Existing Notes that are not exchanged pursuant to the Exchange Offer would remain outstanding and be subject to the terms of the Existing Notes Indenture as modified by the Proposed Amendments. Following the consummation of the Exchange

Offer, the aggregate principal amount of Existing Notes that remains outstanding is expected to be significantly reduced, which may adversely affect the liquidity of any Existing Notes that remain outstanding after consummation of the Exchange Offer. The market price (if any) of any outstanding Existing Notes may also be negatively affected by such a decline in liquidity following the consummation of the Exchange Offer. See “Risk Factors—Risks Relating to the Existing Notes” and “The Proposed Amendments” for more information.

Exchange Date	Unless we exercise our right to terminate the Exchange Offer, we will accept Existing Notes for exchange at the time when all conditions of the Exchange Offer are satisfied or waived. We will deliver the New Notes promptly following our acceptance of the Existing Notes.

Conditions of the Exchange Offer

Our obligation to complete the Exchange Offer is subject to certain conditions, including, among others, (a) the valid tender (without valid withdrawal) prior to the Early Tender Time of Existing Notes representing at least $190 million in aggregate principal amount of Existing Notes (the “Minimum Tender Condition”), (b) the Supplemental Indenture, which will implement the Proposed Amendments upon receipt of the Required Consents, shall have been executed and delivered and shall be effective (the “Supplemental Indenture Condition”), and (c) the satisfaction of the general conditions. See “The Exchange Offer and the Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation”.

Subject to applicable law, any of the conditions of the Exchange Offer and the Consent Solicitation may be waived, in whole or in part, at any time; provided, however, that we may not effect the Proposed Amendments if we do not receive the Required Consent.

How to Tender Your Existing Notes and Deliver Consents	For a description of the procedures for tendering Existing Notes and delivering Consents, see “Procedures for Tendering Existing Notes and Delivering Consents”. For further information, please contact the Exchange Agent at its address and telephone number set forth on the back cover of this Offering Memorandum. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.

Withdrawal and Revocation Rights	Existing Notes may be validly withdrawn (and the related Consents validly revoked) at, or at any time prior to, the Early Tender Time, but not thereafter, by following the procedures described herein. A valid withdrawal of tendered Existing Notes prior to the Early Tender Time will constitute the valid revocation of the related Consent. A holder may not revoke a Consent without withdrawing the previously tendered Existing Notes to which such Consent relates. Tenders of Existing Notes (and deliveries of related Consents) may not otherwise be withdrawn or revoked after the Early Tender Time, unless required by applicable law. In the event that the Exchange Offer is terminated without Existing Notes being exchanged for New Notes, any Existing Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

Termination of the Exchange Offer and the Consent Solicitation	We expressly reserve the right, subject to applicable law, to: (1) terminate the Exchange Offer and/or the Consent Solicitation before the Early Tender Time or Expiration Time; (2) not accept for exchange any Existing Notes pursuant to the Exchange Offer; and (3) otherwise amend the terms of the Exchange Offer and/or the Consent Solicitation in any respect. Any amendment or termination of the Exchange Offer or the Consent Solicitation by us will be followed promptly by announcement thereof. If we make a material change in the terms of the Exchange Offer or the Consent Solicitation or the information concerning the Exchange Offer or the Consent Solicitation or waive a material condition of the Exchange Offer or the Consent Solicitation, we will, to the extent required by law, disseminate additional Exchange Offer and Consent Solicitation materials and extend the Exchange Offer and the Consent Solicitation.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes pursuant to the Exchange Offer.

Certain Material Canadian Federal and U.S. Federal Income Tax Considerations	For a discussion of certain material Canadian federal income tax considerations for holders of the Existing Notes, see “Certain Material Canadian Federal Income Tax Considerations”.

For a discussion of certain material U.S. federal income tax considerations for holders of the Existing Notes, see “Certain Material U.S. Federal Income Tax Considerations”.

Registration of Securities	The Exchange Offer and the New Notes being offered pursuant to the Exchange Offer are exempt from the registration requirements of the Securities Act by virtue of the exemption from such registration contained in Section 3(a)(9) of the Securities Act and the state securities law requirements provided by Section 18(b)(4)(C) of the Securities Act. The New Notes issued connection with the Exchange Offer will generally be “freely tradeable” under applicable U.S. securities laws.

The Exchange Offer and the New Notes being offered hereby are exempt from the prospectus requirements of applicable Canadian securities laws. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of rescission or damages, will not be available in respect of such New Notes. The New Notes issued in connection with the Exchange Offer will generally not be “freely tradeable” under applicable securities laws of the provinces of Canada.

We have made no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation or recommendation of tenders hereunder. Any such solicitation or recommendation of tenders by persons other than Angiotech must not be relied upon by you as having been authorized by Angiotech.

Exchange Agent	Deutsche Bank National Trust Company, the trustee under the Existing Notes Indenture, is serving as the Exchange Agent in connection with the Exchange Offer.

Financial Advisor	Houlihan Lokey Capital, Inc.

Information Agent	D.F. King & Co., Inc.

Summary of the Terms of the New Notes

Issuer	Angiotech Pharmaceuticals (US), Inc.

New Notes	Up to $204.0 million in aggregate principal amount of 9% senior notes due 2016 issued pursuant to the Exchange Offer.

After the closing of the Exchange Offer and pursuant to the New Notes Indenture, the Company may issue additional amounts of 9% senior notes due 2016 issued pursuant to the Private Placement.

New Notes Indenture	The New Notes will be issued pursuant to an indenture (the “New Notes Indenture”) on substantially similar terms as those of the Existing Indenture (as amended by the Proposed Amendments), except that:

•	Interest on the New Notes will accrue at a rate per annum equal to 9.0% and the New Notes will mature on December 1, 2016.

•

The Existing Notes were issued by Angiotech and guaranteed by Angiotech US (and other subsidiaries), but the New Notes will be issued by Angiotech US, and guaranteed by Angiotech (and other subsidiaries of Angiotech);

•

The New Notes will be redeemable at the option of Angiotech US at any time, in whole or in part, at a redemption price equal to the principal amount thereof, plus any accrued and unpaid interest thereon to the applicable redemption date and any outstanding fees, expenses or other amounts owing in respect thereof, provided   that all Existing Notes then outstanding, if any, must be redeemed concurrently under the Existing Notes Indenture;

•

The covenant restricting incurrence of Indebtedness will be modified to prohibit incurrence of Indebtedness based on the Fixed Charge Coverage Ratio and to limit the amount of Permitted Refinancing Indebtedness that can be secured with Permitted Liens, as provided under the headings “—Certain Covenants – Incurrence of the Indebtedness and Issuance of Preferred Stock” and “—Certain Definitions” in the section “Description of New Notes”; and

•

So long as no Default or Event of Default has occurred and is continuing, Angiotech may prepay the outstanding Existing Notes in whole or in part prior to making any payments of principal on the New Notes.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes pursuant to the Exchange Offer.

Any cash proceeds received pursuant to the Private Placement shall be used to redeem the Existing Notes at a price equal to par, plus accrued and unpaid interest.

Maturity Date	December 1, 2016

Interest	The New Notes will accrue interest at 9.0% per annum payable quarterly in cash and in arrears on March 1, June 1, September 1 and December 1, commencing on September 1, 2012.

Interest on each New Note will accrue from the original issue date of such New Note. We may, at our option, pay in cash to each holder of an Existing Note that is tendered pursuant to the Exchange Offer its accrued and unpaid interest due on such Existing Note up to, but not including, the original issue date of the New Note surrendered in exchange therefor (the “Existing Note Accrued Interest”). If we elect not to pay the Existing Note Accrued Interest on an Existing Note in cash prior to the consummation of the Exchange Offer, then under the terms of the New Notes, on the first interest payment date under a New Note, in addition to interest payable on the New Notes, we will have an obligation to pay the Existing Note Accrued Interest to the holder of such New Note.

Security	Subject to certain exceptions, the New Notes and the Guarantors’ guarantees of the New Notes will be secured, ratably with the Existing Notes, by second-priority liens and security interests over the same collateral that currently or in the future secures the obligations under our Credit Facility, Hedging Obligations and cash management obligations (the “Collateral”).

Guarantees	The New Notes will be fully and unconditionally guaranteed on a joint and several basis by all of the Parent’s existing and future subsidiaries (other than the Issuer) that guarantee any of our other indebtedness. See “Description of New Notes—New Note Guarantees”. The guarantors of the New Notes (the “Guarantors”) initially will comprise Angiotech and the same subsidiaries as the Existing Note Guarantors (other than Angiotech US).

Ranking	The New Notes will:

•	be senior secured obligations;

•	be secured by second-priority liens and security interests, subject to certain exceptions, in the Collateral;

•	rank equally in right of payment with all of the existing and future senior indebtedness of Angiotech US, except to the extent described below with respect to the outstanding Existing Notes;

•	rank senior in right of payment to all of the existing and future subordinated indebtedness of Angiotech US;

•	be effectively senior to all of the existing and future unsecured indebtedness to the extent of the value of the Collateral (after giving effect to any senior lien on such Collateral);

•

rank equally in right of payment with the outstanding Existing Notes, except that in connection with an optional redemption of New Notes by Angiotech US, all Existing Notes then outstanding, if any, must be redeemed concurrently under the Existing Notes Indenture;

•

be effectively subordinated to the obligations under the Credit Facility, Hedging Obligations and cash management obligations and other secured indebtedness and capital leases to the extent of the value of the Collateral that secures such obligations on a first-priority basis; and

•	be effectively subordinated to obligations of any subsidiaries of Angiotech that do not guarantee the New Notes.

Optional Redemption	We may redeem some or all of the New Notes at any time after the consummation of the Exchange Offer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount thereof, plus any accrued and unpaid interest thereon to the applicable redemption date and any outstanding fees, expenses or other amounts owing in respect thereof. We may elect to redeem New Notes only if all Existing Notes then outstanding, if any, are redeemed concurrently under the Existing Notes Indenture. See “Description of New Notes—Optional Redemption”.

Change of Control	If we experience a change of control (as defined in the New Notes Indenture), we will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of New Notes—Repurchase at the Option of Holders—Change of Control”.

Certain Covenants	The New Notes Indenture will contain certain covenants that will, among other things, limit our ability and the ability of Angiotech and our restricted subsidiaries to:

•	incur, assume or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make other equity distributions to our stockholders;

•	purchase or redeem our capital stock;

•	make certain investments;

•	create liens;

•	sell or otherwise dispose of assets;

•	engage in transactions with our affiliates; and

•	merge or consolidate with another entity or transfer substantially all of our assets.

All of these restrictive covenants are subject to a number of important exceptions and qualifications. See “Description of New Notes—Certain Covenants”. Certain of these covenants will cease to be applicable to us if the New Notes have an investment grade rating. See “Description of New Notes—Changes in Covenants when New Notes Rated Investment Grade”. We cannot assure you that the New Notes will ever achieve or maintain an investment grade rating.

Trustee	Deutsche Bank National Trust Company, the trustee under the Existing Notes Indenture, will be the trustee for the holders of the New Notes.

Governing Law	The New Notes, the New Notes Indenture and the other documents for the offering and exchange of the New Notes are governed by the laws of the State of New York.

Summary Consolidated Financial and Other Data

The following table sets forth our cash and cash equivalents and select capitalization as of March 31, 2012 (i) on a historical, unaudited basis and (ii) on an as-adjusted basis, giving effect to the impact of the Exchange Offer (but not taking into account legal fees, deferred financing costs and other expenses). The historical unaudited information has been derived from our unaudited consolidated financial statements for the period ended March 31, 2012, which are incorporated by reference into this Offering Memorandum and which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such period. The adjusted figures do not purport to represent the actual financial impact that will result from the consummation of the Exchange Offer. For purposes of the table below, we have assumed the valid tender of $200 million in aggregate principal amount of Existing Notes for New Notes (along with the valid delivery of the related Consents) prior to the Early Tender Time pursuant to the terms described in this Offering Memorandum.

The select actual and as-adjusted financial data presented below is limited and should be read in conjunction with the sections entitled “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the SEC, which are incorporated by reference herein. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information”.

The historical financial information presented in our consolidated financial statements incorporated by reference in this Offering Memorandum do not illustrate the effects of the events or conditions occurring after March 31, 2012 and for future periods and may not be indicative of our current or future financial position, results of operations and cash flows. As a result, you are cautioned that there are certain limitations to the usefulness of the historical financial information in evaluating our current and future financial condition, results of operations and cash flows and therefore the historical financial information presented may not be indicative of our future performance.

	As of March 31, 2012
	Actual	As Adjusted
	(Unaudited, dollars in thousands, except for share data)
Cash and cash equivalents(1)	$35,073	$35,073

Select Debt:
Credit Facility (2)	—	—
Existing Notes	$325,000	$125,000
New Notes	—	$204,000

Total debt	$325,000	$328,600

Total stockholders’ equity	$148,448	$148,448

Total capitalization	$473,448	$477,448

(1)	As of June 22, 2012, there was approximately $57.2 million of cash and cash equivalents.
(2)	As of June 22, 2012, there were a nominal amount of borrowings outstanding under the credit agreement, dated as of May 12, 2011, by and among Angiotech, its subsidiaries party thereto, the lenders party thereto and Wells Fargo Capital Finance, LLC (“Wells Fargo”), as arranger and administrative agent (as amended on July 14, 2011 and March 12, 2012, the “Credit Facility”). As of June 22, 2012, there were $2.7 million of letters of credit outstanding under the Credit Facility.

RISK FACTORS

In deciding whether to participate in the Exchange Offer and to vote on the Consent Solicitation, you should carefully consider the risks described below. You should also consider the other information included or incorporated by reference in this Offering Memorandum before deciding whether to participate in the Exchange Offer or how to vote on the Consent Solicitation. You should carefully consider information about these risks and uncertainties, together with all of the other information contained in this Offering Memorandum. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could be harmed.

Risks Relating to the Existing Notes

The trading market for any Existing Notes not exchanged in the Exchange Offer may be limited, and the market prices for Existing Notes outstanding following the Exchange Offer may therefore be reduced.

The Existing Notes are not listed on any national or regional securities exchange. To the extent that Existing Notes are validly tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for Existing Notes that remain outstanding after completion of the Exchange Offer is likely to become significantly more limited than it is at present. To the extent a market continues to exist for the Existing Notes, the Existing Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, our operating and financial performance and other factors. The extent of the market for the Existing Notes and the availability of market quotations will depend upon the number of holders, the interest in maintaining a market in the Existing Notes on the part of securities firms and other factors. There is no assurance that an active market in the Existing Notes will exist, and no assurance can be made as to the prices at which the Existing Notes may trade after the consummation of the Exchange Offer.

A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Existing Notes that are not exchanged pursuant to the Exchange Offer may be affected adversely to the extent that the principal amount of Existing Notes exchanged pursuant to the Exchange Offer reduces the float. A reduced float may also make the trading price of Existing Notes that are not exchanged in the Exchange Offer more volatile.

The Proposed Amendments to the Existing Notes Indenture will provide for the New Notes and the Existing Notes to vote together on certain matters and eliminate any requirement to obtain a fairness opinion in connection with the Exchange Offer.

The Proposed Amendments provide for, among other modifications, the New Notes and the Existing Notes to vote together as a single class on certain matters. The Proposed Amendments also will eliminate any requirement to obtain a fairness opinion in connection with the Exchange Offer, to the extent the participation of certain significant shareholders of the Company would cause the Exchange Offer to be deemed an affiliate transaction under the Existing Notes Indenture. Assuming the Required Consent has been obtained and the Proposed Amendments become operative, the Proposed Amendments will apply to all of the Existing Notes that remain outstanding following the consummation of the Exchange Offer. Each holder of Existing Notes not tendered in the Exchange Offer will then be bound by the Proposed Amendments, regardless of whether such holder consented to the Proposed Amendments.

For a description of the Proposed Amendments, see “The Proposed Amendments”.

Risks Associated with the Exchange Offer

We will not accept your Existing Notes for exchange if you fail to follow the Exchange Offer procedures; your Existing Notes are subject to proration in the Exchange Offer.

We will issue New Notes as part of the Exchange Offer only after a timely receipt of your Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, if you want to tender your Existing Notes, please allow sufficient time to ensure timely delivery. If we do not receive your

Existing Notes, Letter of Transmittal and other required documents by the Expiration Time, we will not accept your Existing Notes for exchange. None of the Company, the Exchange Agent or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Existing Notes for exchange. If there are defects or irregularities with respect to your tender of Existing Notes, we will not accept your Existing Notes for exchange.

If more than the Maximum Principal Exchange Amount of Existing Notes is validly tendered prior to the Expiration Date, we intend to exchange such Existing Notes on a pro rata basis, based on principal amount tendered and regardless of whether such Existing Notes are tendered prior to or after the Early Tender Time, up to the Maximum Principal Exchange Amount.

You will not be entitled to receive the Early Tender Premium if you do not tender your Existing Notes and deliver the related Consent by the Early Tender Time.

Each Holder who validly tenders (and does not validly withdraw) its Existing Notes prior to July 17, 2012, which we refer to as the Early Tender Time, shall be entitled to receive the New Notes with a principal amount constituting a 2% premium, which we refer to as the Early Tender Premium, to the principal amount of the Existing Notes so exchanged, such that each $1,000 of Existing Notes so accepted for exchange shall be exchanged for $1,020.00 of New Notes rounded down to the nearest integral multiple of $1,000. Holders who validly tender their Existing Notes subsequent to the Early Tender Time and prior to July 31, 2012 will receive the New Notes with a principal amount equal to the principal amount of any Existing Notes so accepted for exchange, and will not be entitled to receive the Early Tender Premium.

You will not be able to withdraw your Existing Notes or related consent after the Early Tender Time.

Existing Notes may be validly withdrawn and the related Consents validly revoked at, or at any time prior to, the Early Tender Time, but not thereafter, by following the procedures described herein. A valid withdrawal of tendered Existing Notes prior to the Early Tender Time will constitute the valid revocation of the related Consent. A holder may not revoke a Consent without withdrawing the previously tendered Existing Notes to which such Consent relates. Tenders of Existing Notes (and deliveries of related Consents) may not otherwise be withdrawn or revoked after the Early Tender Time, unless required by applicable law. In the event that the Exchange Offer is terminated without Existing Notes being exchanged for New Notes, any Existing Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

Risks Relating to the New Notes

We have a substantial amount of indebtedness, which could adversely affect our financial position.

We currently have, and following the consummation of the Exchange Offer will continue to have, a substantial amount of indebtedness, including the New Notes, the Existing Notes that remain outstanding following the Exchange Offer and indebtedness under our Credit Facility. Our current Credit Facility is a revolving credit facility and provides up to $28 million in aggregate principal amount of revolving loans, subject to a borrowing base calculation among other conditions. As of the date hereof, there were a nominal amount of revolving loans outstanding and $2.7 million of letters of credit issued under our Credit Facility. We may also incur additional indebtedness in the future. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general corporate purposes;

•	limit our ability to use our cash flow or to obtain additional financing for future working capital, capital expenditures or other general corporate purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less-leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

An active trading market for the New Notes may not develop, and the absence of an active trading market and other factors may adversely impact the price of the New Notes.

The New Notes are a new issue of securities for which there is currently no public market, and an active or liquid trading market for the New Notes may never develop. To the extent that an active trading market does not develop, the liquidity and market prices for the New Notes may be adversely affected. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, our performance and other factors. In addition, a downgrade of our credit ratings by any credit rating agencies could impact the market price of the New Notes.

We have no plans to list the New Notes on a securities exchange, and we cannot assure you that any firm or person will make a market in the New Notes. To the extent that an active market for the New Notes develops, the liquidity of such market will depend upon the number of holders of the New Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the New Notes and other factors.

To the extent an active trading market for the New Notes develops, the trading price of the New Notes may be volatile.

The trading price, if any, for the New Notes may be more volatile than those of other debt securities. Subsequent to their initial issuance, the New Notes may trade at a discount from their initial offering price, depending on the prevailing interest rates, the market for similar notes, our performance and other factors, many of which are beyond our control.

An adverse rating of the New Notes may cause their market price to fall.

If a ratings agency rates the New Notes, it may assign a rating that is lower than expected. Ratings agencies also may lower ratings on the New Notes in the future. If ratings agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the New Notes could significantly decline. These ratings may also affect our ability to raise debt. Any downgrading of the New Notes or our debt may affect the cost and terms and conditions of our future financings, if any.

We cannot assure you that the New Notes will attract attention from ratings agencies either now or in the future. Additionally, we cannot assure you that the New Notes will receive favorable ratings (such as an investment grade rating) either at issuance or at any time thereafter.

We must offer to repurchase the New Notes upon a change of control.

The New Notes Indenture will require that, upon the occurrence of a “change of control”, as defined in the New Notes Indenture, we must make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain events involving a change of control may result in an event of default or require the applicable indebtedness or other obligations to be repurchased or repaid under our other indebtedness or indebtedness that we may incur in the future, including our Existing Notes and indebtedness under our Credit Facility. The exercise by the holders of their right to require the Issuer to repurchase the New Notes upon a change of control could cause a default under the Existing Notes Indenture or the Credit Facility, even if the change of control itself does not. An event of default under other indebtedness could result in an acceleration of such indebtedness. We cannot assure you that we would have sufficient resources to repurchase any of the New Notes or to pay our other obligations in the event of such an acceleration of indebtedness upon a change of control. The acceleration of indebtedness and our inability to repurchase all of the tendered New Notes would constitute events of default under the New Notes Indenture. We cannot assure you that the terms of any future indebtedness will not contain cross default provisions based upon the occurrence of a change of control or other defaults under such debt instruments.

The Company must redeem the Existing Notes before the Issuer can make any optional redemption of the New Notes.

Pursuant to the New Notes Indenture, the Issuer may redeem the New Notes only if all Existing Notes then outstanding, if any, are redeemed concurrently under the Existing Notes Indenture. The New Notes will not be able to be effectively redeemed unless there are no Existing Notes outstanding or all Existing Notes are redeemed.

If a bankruptcy petition were filed by or against the issuer of the New Notes, holders of the New Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the New Notes.

Certain holders of the New Notes will have received the early tender premium and, as a result, there will be original issue discount for purposes of Chapter 15 of Title 11 of the United States Code, which we refer to as the U.S. Bankruptcy Code. If a bankruptcy petition were filed by or against the Issuer of the New Notes under the U.S. Bankruptcy Code after the issuance of the New Notes, the claim by any holder of the New Notes for the principal amount of the New Notes may be limited to an amount equal to the sum of:

•	the original issue price for the New Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the New Notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the New Notes, even if sufficient funds are available.

Risks Related to the Collateral Securing the New Notes and New Note Guarantees

The value of the Collateral is uncertain and may not be sufficient to satisfy all of our obligations under the New Notes.

The New Notes and guarantees will be secured by second-priority liens on the Collateral, subject to certain permitted liens. The Collateral will be subject to first-priority liens for the benefit of the lenders and certain other parties under our Credit Facility and related agreements, including certain Hedging Obligations and cash management obligations, and may be shared with our future creditors. We expect that, under the terms of the security documents, the proceeds of any collection, sale, disposition or other realization in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) will be applied first to repay any amounts due under our Credit Facility, certain Hedging Obligations relating to obligations under our Credit Facility and certain cash management obligations of ours and the guarantors owed to the lenders under our Credit Facility before the holders of New Notes receive any proceeds from the Collateral. Thus, the New Notes and the guarantees would be effectively subordinated to Angiotech’s and the guarantors’ indebtedness under our Credit Facility, as well as certain hedging and cash management obligations, with respect to the Collateral.

Our current Credit Facility is a revolving credit facility and provides up to $28 million in aggregate principal amount of revolving loans, subject to a borrowing base calculation among other conditions. As of the date hereof, there were a nominal amount of revolving loans outstanding and $2.7 million of letters of credit issued under our Credit Facility.

The New Notes will be secured equally in priority with the security interests in the Collateral securing the Existing Notes that remain outstanding following the Exchange Offer.

The net book value of our tangible and intangible assets that will be pledged varies from fiscal quarter to fiscal quarter, and at times the variation in our tangible assets can be significant. Accordingly, the proceeds of any sale of the pledged assets following an acceleration of the maturity of the New Notes may not be sufficient to satisfy, or may be substantially less than, amounts due on the New Notes and the other indebtedness secured by such pledged assets.

If the proceeds of any sale of the Collateral were not sufficient to repay all amounts due on the New Notes (following repayment of our Credit Facility, Hedging Obligations and cash management obligations), the holders of the New Notes (to the extent their New Notes were not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against our remaining assets. By its nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, the Collateral may not be saleable or, if saleable, there may be substantial delays in its liquidation. To the extent that liens, rights and easements granted to third parties encumber assets owned by us or constitute subordinate liens on the Collateral, those third parties may have or may exercise rights and remedies with respect to the Collateral subject to such encumbrances (including rights to require marshaling of assets) that could adversely affect the value of the pledged assets and the ability of the Collateral Agent (as defined below) to realize or foreclose on the Collateral.

If you (or the Trustee or Collateral Agent on your behalf) receive any proceeds as a result of an enforcement of security interests or the guarantees prior to the satisfaction of the claims of those that are superior or ratable with those of the New Notes, you (or the Trustee or Collateral Agent on your behalf) will be required to turn over such proceeds until superior claims are satisfied and until ratable claims are equally satisfied. Accordingly, you will recover less from the proceeds of an enforcement of interests in the Collateral than you otherwise would have. As a result of these and other provisions governing the guarantees and the Collateral and in the security documents, you may not be able to recover any amounts under the guarantees or the Collateral in the event of a default on the New Notes.

We expect that pursuant to the terms of our Intercreditor Agreements, so long as our Credit Facility obligations or other First Priority Lien Obligations are secured, the Administrative Agent (or representative of any other First Priority Lien Obligations) will determine the time and method by which the security interests in the Collateral will be enforced, except in certain circumstances. The Collateral Agent will not be permitted to enforce the security interests and certain other rights related to the New Notes on the Collateral even if an Event of Default has occurred and the New Notes have been accelerated except (1) in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to the New Notes or any New Note Guarantee, (2) as described in the following paragraphs and (3) in certain other limited situations. After the discharge of the first-priority Liens securing Credit Facility obligations or other First Priority Lien Obligations, the Collateral Agent under the New Notes Indenture, acting at the instruction of the holders of a majority in principal amount of the New Notes, voting as one class, in accordance with the provisions of the New Notes Indenture and a pledge and security agreement entered into among the parties (the “Collateral Documents”) and the Collateral Agent for the Existing Notes, will determine the time and method by which its Lien in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the holders of the New Notes and Existing Notes.

In addition, we do not expect the holders of New Notes to have any independent power to enforce, or have recourse to, any of the security documents or to exercise any rights or powers arising under the security documents except through the Collateral Agent. By accepting a New Note, you will be deemed to have agreed to these restrictions. As a result of these restrictions, we expect that the holders of New Notes will have limited remedies and recourse against us and the guarantors in the event of a default.

Certain assets will be excluded from the Collateral.

We expect certain assets to be excluded from the Collateral securing the New Notes, including, among other things, typical exclusions, such as any rights or interest in any contract, lease, permit, license or charter if the grant of such security interest would violate such contract, lease, permit, license or charter, or if the grant of a lien would violate a contract, license or agreement; any rights or interests in any contract or lease covering real or personal property if the terms of such contract or lease prohibit the grant of a security interest; any capital stock of any foreign subsidiary directly owned by us or any subsidiary guarantor in excess of 65% of the outstanding voting stock of such foreign subsidiary; any trademark or service mark applications filed on the basis of “intent-to-use” such trademark or service mark; certain real property acquired after the closing date of the Exchange Offer and certain excluded deposit accounts. If an event of default occurs and the New Notes are accelerated, the New Notes and the guarantees will rank equally with the holders of the other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

Security over certain Collateral will not be in place on the original issue date of the New Notes or will not be perfected on the original issue date of the New Notes, and we will not be required to perfect security interests in some instances.

Certain security (including mortgages and deposit accounts) will not be in place on the original issue date of the New Notes or will not be perfected on the original issue date of the New Notes.

In addition, we will not be required to perfect or create any lien in real property with a value of less than $250,000 acquired after the original issue date of the New Notes.

The failure to have security in place or perfected, and the failure to obtain certain other agreements, may adversely affect the ability of holders of New Notes to obtain the benefits of certain Collateral.

Rights of holders of the New Notes in the Collateral may be adversely affected by the failure to perfect security interests in the Collateral.

Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. There can be no assurance that the lenders under the Credit Facility and the Collateral Agent for the Existing Notes will take all actions necessary to create properly perfected security interests in the Collateral, which may result in the loss of the priority of the security interest in favor of the holders of the New Notes to which they would otherwise have been entitled. In addition, the second-lien mortgages and security interests granted in favor of the Collateral Agent to secure the New Notes are not in all cases required to be created or perfected by the original issue date of the New Notes and, in some cases, we may only have to use commercially reasonable efforts to create or perfect such mortgages or security interests. If we, or any guarantor, were to become subject to a bankruptcy proceeding, any liens recorded or perfected after the original issue date of the New Notes would face a greater risk of being invalidated than if they had been recorded or perfected on the original issue date of the New Notes. Liens recorded or perfected after the original issue date of the New Notes may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing indebtedness is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date. Accordingly, if we or any guarantor were to file for bankruptcy protection after the original issue date of the New Notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the New Notes may be particularly subject to challenge as a result of having been delivered after the original issue date of the New Notes. To the extent that such challenge succeeded, you would lose the benefit of the security that the Collateral was intended to provide.

In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the security interest of the holders of the New Notes in specified Collateral. There can be no assurance that the Trustee or the Collateral Agent will monitor, or that we will inform such Trustee or Collateral Agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. Neither the Trustee nor the Collateral Agent has an obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the New Notes against third parties.

Additionally, a failure, for any reason that is not permitted or contemplated under the security documents relating to the Collateral, to perfect the security interests in the properties and assets included in the Collateral securing the New Notes may result in a default under the New Notes Indenture and the other agreements governing the New Notes.

The rights of holders of the New Notes with respect to the Collateral will be substantially limited by the terms of our Intercreditor Agreement.

Under the terms of our existing Intercreditor Agreement, which we anticipate will be joined by the Collateral Agent on behalf of the holders of the New Notes, at any time that obligations that have the benefit of the first-priority liens on the Collateral are outstanding, any actions that may be taken in respect of the Collateral, including the ability to cause the commencement of enforcement proceedings against the Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of Collateral from the lien of, and waivers of past defaults under, the security documents, would be at the direction of the holders of the obligations secured by the first-priority liens, and neither the Trustee nor the Collateral Agent, on behalf of the holders of the New Notes, would have the ability to control or to direct such actions, even if the rights of the holders of the New Notes are adversely affected, subject to certain exceptions. Under the terms of our Intercreditor Agreement, at any time obligations that have the benefit of the first-priority liens on the Collateral are outstanding, if the holders of such indebtedness release the Collateral for any reason whatsoever (except the termination of our Credit Facility), including, without limitation, in connection with any sale of assets, the second-priority security interest in such Collateral securing the New Notes would be automatically and simultaneously released without any consent or action by the holders of the New Notes, subject to certain exceptions. The Collateral so released would no longer secure Angiotech’s and the guarantors’ obligations under the New Notes. In addition, because the holders of the indebtedness secured by first-priority liens in the Collateral control the disposition of the Collateral, such holders could decide not to proceed against the Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the New Notes Indenture. In such event, subject to certain limited exceptions, the only remedy available to the holders of the New Notes would be to sue for payment on the New Notes and the related guarantees. In addition, our Intercreditor Agreement would give the holders of first-priority liens on the Collateral the right to access and to use the Collateral that secures the New Notes to allow those holders to protect the Collateral and to process, store and dispose of the Collateral. In addition, in the event of any insolvency or liquidation proceeding, if the lenders under our Credit Facility desire to permit the use of cash collateral or to permit any debtor-in-possession (“DIP”) financing, the Collateral Agent for the New Notes would, subject to certain exceptions, not be permitted to raise any objection to such cash Collateral use or DIP financing. Our Intercreditor Agreement may limit the right of the Collateral Agent for the New Notes to seek relief from the “automatic stay” in an insolvency proceeding or to seek or accept “adequate protection” from a bankruptcy court even though such holders’ rights with respect to the Collateral are being affected.

To the extent that the Collateral Agent can access the Collateral to satisfy obligations with respect to the New Notes, the proposed amended and restated Credit Agreement would obligate it to coordinate with the Collateral Agent for the Existing Notes with respect to any such Collateral.

There are circumstances other than repayment or discharge of the New Notes under which the Collateral securing the New Notes and New Note Guarantees will be released automatically, without your consent or the consent of the Trustee, and you may not realize any payment upon disposition of such Collateral.

Under various circumstances, the Collateral securing the New Notes will be released automatically, including:

•	a sale, transfer or other disposal in a transaction not prohibited under the New Notes Indenture and the Collateral Documents;

•	with respect to Collateral held by a guarantor, upon the release of such guarantor from its guarantee in accordance with the New Notes Indenture;

•	with respect to Collateral that is capital stock, upon the dissolution of the issuer of such capital stock in accordance with the New Notes Indenture;

•	in whole or in part, as applicable, with respect to Collateral which has been taken by eminent domain, condemnation or other similar circumstances;

•	in whole upon satisfaction and discharge of the New Notes Indenture;

•	in whole upon a legal defeasance or covenant defeasance of the New Notes Indenture; and

•	in whole or in part with the consent of holders holding 75% or more of the principal amount of the New Notes outstanding.

In addition, we expect the Collateral securing the New Notes will be released automatically upon any release, sale or disposition (other than in connection with a cancellation or termination of our Credit Facility) of Collateral pursuant to the terms of our Credit Facility, subject to certain exceptions, resulting in the release of the lien on such Collateral securing our Credit Facility, and we expect that, upon certain sales of the assets that comprise the Collateral, we will be required to repay amounts outstanding under our Credit Facility, Hedging Obligations and cash management obligations prior to repayment of any of our other indebtedness, including the Existing Notes and the New Notes, with the proceeds of such Collateral disposition.

In addition, the guarantee of a guarantor will be automatically released in connection with a sale of such guarantor in a transaction not prohibited by the New Notes Indenture. The New Notes Indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the New Notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary for purposes of the New Notes Indenture, all of the liens on any Collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the New Notes by such subsidiary or any of its subsidiaries will be released under the New Notes Indenture but not necessarily under our Credit Facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the New Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. There will also be various releases in accordance with the provisions of our Intercreditor Agreement. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

The waiver in our Intercreditor Agreement of rights of marshaling may adversely affect the recovery rates of holders of the New Notes in a bankruptcy or foreclosure scenario.

The New Notes and the guarantees are, subject to permitted liens and certain filing limitations with respect to certificates of title, secured on a second-priority lien basis by the Collateral. Our Intercreditor Agreement is expected to provide that, at any time that obligations that have the benefit of the first-priority liens on the Collateral are outstanding, the holders of the New Notes, the Trustee under the New Notes Indenture and the Collateral Agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the Collateral. Without such a waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the Collateral would likely be required to liquidate Collateral on which the New Notes did not have a lien, if any, prior to liquidating the Collateral, thereby maximizing the proceeds of the Collateral (due to the reductions in the amount of the indebtedness with a prior claim on such Collateral) that would be available to repay our obligations under the New Notes. As a result of such a waiver, the proceeds of sales of the Collateral could be applied to repay any indebtedness secured by first-priority liens in the Collateral before applying proceeds of other Collateral securing indebtedness, and the holders of New Notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the New Notes.

The right to receive payments on the New Notes and the guarantees will be subordinated to the liabilities of any non-guarantor subsidiaries that we now have and may have in the future.

The New Notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the New Notes. While the New Notes Indenture limits the indebtedness and activities of these non-guarantor subsidiaries, holders of indebtedness of, trade creditors of, and preferred stockholders of non-guarantor subsidiaries, including lenders under bank financing agreements, are entitled to payments of their claims from the assets of such subsidiaries before those assets are made available for distribution to any guarantor, as direct or indirect shareholder.

All of our existing and future Restricted Subsidiaries that we expect to be borrowers under or that we expect to guarantee obligations under our Credit Facility or that now or in the future guarantee obligations under other indebtedness of Angiotech or any subsidiary guarantor of Angiotech will be or will be required to become guarantors of the New Notes. A subsidiary guarantee of the New Notes may be released under certain circumstances as described herein. In the event that any future non-guarantor subsidiaries or joint venture entities become insolvent, liquidate or otherwise reorganize:

•	the creditors of the guarantors (including the holders of the New Notes) will have no right to proceed against such subsidiary assets; and

•

the creditors of such non-guarantor subsidiary, including trade creditors and preferred stockholders, will generally be entitled to payment in full from the sale or other disposal of assets of such subsidiary before we, as direct or indirect shareholder, will be entitled to receive any distributions from such subsidiary.

For the three months ended March 31, 2012, our non-guarantor subsidiaries did not have any assets or liabilities or represent any portion of our net sales, operating income, earnings before interest, taxes, depreciation and amortization (“EBITDA”) or cash flows from operating activities as all of our non-guarantor subsidiaries were inactive.

In addition, the New Notes Indenture will, subject to some limitations, permit non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In the event of a bankruptcy of us or any of the Guarantors, holders of the New Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the New Notes exceed the fair market value of the Collateral securing the New Notes.

In any bankruptcy proceeding with respect to Angiotech or any of the Guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the Collateral with respect to the New Notes on the date of the bankruptcy filing was less than the then-current principal amount of the New Notes. Upon a finding by the bankruptcy court that the New Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the New Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. In such event, the secured claims of the holders of the New Notes would be limited to the value of the Collateral.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the New Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the New Notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the New Notes.

Bankruptcy laws may limit the ability of holders of the New Notes to realize value from the Collateral.

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an event of default under the New Notes Indenture is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy case were to be commenced by or against us before the Collateral Agent repossessed and disposed of the pledged assets. Under applicable U.S. and Canadian bankruptcy laws, upon the commencement of a bankruptcy case, an automatic stay goes into effect which, among other things, stays:

•

the commencement or continuation of any action or proceeding against the debtor that was or could have been commenced before the commencement of the bankruptcy case to recover a claim against the debtor that arose before the commencement of the bankruptcy case;

•	any act to obtain possession of, or control over, property of the bankruptcy estate or the debtor;

•	any act to create, perfect or enforce any lien against property of the bankruptcy estate; and

•	any act to collect or recover a claim against the debtor that arose before the commencement of the bankruptcy case.

For example, under the U.S. Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided, that, the secured creditor is given “adequate protection”. The meaning of the term “adequate protection” may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the New Notes could be delayed following commencement of a bankruptcy case, (2) whether or when the Collateral Agent could repossess or dispose of the pledged assets and (3) whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of “adequate protection”.

Under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”), the Bankruptcy and Insolvency Act (Canada) (the “BIA”) and certain other Canadian federal or provincial restructuring legislation, secured creditors may be prevented from enforcing on their security from a debtor company in a proceeding without approval from the court supervising the proceeding, and may be prevented from disposing of security repossessed from such debtor without court approval. Under such proceedings, the debtor may continue to retain collateral, including cash collateral, even though the debtor is in default under applicable debt instruments. Unlike Chapter 11 of the U.S. Bankruptcy Code, there is no explicit concept of “adequate protection” under Canadian federal bankruptcy and insolvency laws and comparable provisions of provincial law, and Canadian courts have not adopted this concept generally in insolvency matters. Canadian courts have broad discretion, and may utilize this discretion to order in the initial order that commences proceedings under applicable Canadian bankruptcy and insolvency laws, or in subsequent orders, that the collateral held by a secured creditor is not to be diminished during the applicable proceedings. However, this power is discretionary, and we cannot predict when, or whether, the Collateral Agent could realize upon the Collateral, or whether, or to what extent, holders of New Notes would be compensated for any delay in payment or loss of value of the Collateral.

Enforcing your rights as a holder of the New Notes or under the New Note Guarantees or in the Collateral across multiple jurisdictions may be difficult.

The New Notes will be issued by a Washington corporation and will be guaranteed by certain of entities which are organized under the laws of Canada, the United States and other jurisdictions. Security interests to secure the New Notes and the New Note Guarantees will be granted in Collateral located in each of these jurisdictions. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in any of these jurisdictions or in the jurisdiction of organization of a future guarantor. Your rights under the New Notes, the New Note Guarantees and the security granted in respect of the New Notes and New Note Guarantees will therefore be subject to the laws of multiple jurisdictions, and you may not be able to enforce effectively your rights in multiple bankruptcy, insolvency and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights.

In addition, the bankruptcy, insolvency, foreign exchange, administration and other laws of the various jurisdictions may be materially different from or in conflict with one another and those of the United States, including in respect of creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The consequences of the multiple jurisdictions involved in the transaction could trigger disputes over which jurisdiction’s law should apply, which could adversely affect your ability to enforce your rights and to collect payment in full under the New Notes and the New Note Guarantees.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the New Note Guarantees.

The rights of the holders of the New Notes and the Collateral Agent who represents the holders of the New Notes to enforce remedies under the New Note Guarantees are likely to be significantly impaired by the provisions of applicable Canadian federal or provincial bankruptcy, insolvency and other restructuring legislation. For example, both the BIA and the CCAA contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others. Under Canadian insolvency and restructuring laws, a debtor is able to prepare and file a proposal or plan of compromise or arrangement to be voted on by the various classes of its affected creditors. A proposal, compromise or arrangement if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class. Moreover, these laws permit the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument during the period the stay against proceedings remains in place.

The powers of the court under Canadian federal and provincial bankruptcy, insolvency and other restructuring legislation, and particularly under the CCAA, have been exercised broadly to protect an entity attempting to restructure its affairs from actions taken by creditors and other parties. Accordingly, we cannot predict whether payments under the New Note Guarantees of the Canadian guarantors would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when holders of the New Notes or the Collateral Agent could exercise its rights under the New Notes Indenture, the New Note Guarantees or the security or whether and to what extent holders of the New Notes would be compensated for any delays in payment, if any, of principal, interest and costs.

Fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the New Notes.

The issuance of the New Notes by the Issuer and the New Note Guarantees by the U.S. Guarantors may be subject to review under applicable fraudulent transfer and conveyance statutes. While the relevant laws may vary from jurisdiction to jurisdiction within the United States, under such laws the incurrence of indebtedness or a guarantee obligation will be a fraudulent conveyance if the Issuer or Guarantor received less than reasonably equivalent value or fair consideration in exchange for issuing such indebtedness or guarantee, and one of the following is also true:

•	such Issuer or Guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	the Issuer or Guarantor was left with an unreasonably small amount of capital to carry on its business; or

•	the Issuer or Guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of the indebtedness or a guarantee was a fraudulent conveyance, the court could void the payment obligations under such indebtedness or guarantee or subordinate such indebtedness or guarantee to presently existing and future indebtedness of the Issuer or such Guarantor, or require the holders of the New Notes to repay any amounts received with respect to such indebtedness or guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the New Notes.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the Issuer or a Guarantor was solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the indebtedness or guarantees would not be subordinated to the Issuer’s, Angiotech’s or a Guarantor’s other debt.

Moreover, the enforcement of the New Notes, New Note Guarantees and security interests against the Company and the Guarantors will be subject to certain additional defenses available to Issuers, guarantors and security providers generally under the laws of the State of New York, which govern the New Notes and the New Note Guarantees, under the laws governing the relevant security documents and under laws applicable to companies in the jurisdiction in which the Company and the Guarantors are organized. These laws and defenses include those that relate to fraudulent or voidable preferences, financial assistance, corporate purpose or benefit, preservation of share capital, thin capitalization, unlawful dividend and defenses affecting the rights of creditors or other stakeholders generally.

In Canada, under Canadian federal bankruptcy and insolvency laws and comparable provisions of provincial transfer, fraudulent conveyance and preferential legislation, the giving of a guarantee and any payment of money or transfers of property in connection therewith can be challenged as a fraudulent transfer, conveyance or preference or otherwise void or unenforceable in circumstances where the party giving the guarantee or making the payment or transfer was insolvent, rendered insolvent or on the verge of insolvency at the time it entered into the guarantee or made the transfer or entered into the guarantee or made the transfer with the intent to hinder, delay or defraud its creditors or did not receive fair consideration for the giving of the guarantee or transfer. If a court voided a guarantee provided by a Canadian guarantor, or held it unenforceable for any reason, holders of the New Notes would cease to have a claim against such Canadian guarantor based upon such guarantee and any security granted by such Canadian guarantor in certain of its assets as security therefor would also likely be null and void or otherwise cease to have any force or effect.

The Collateral is subject to casualty risks and potential environmental liabilities.

We maintain insurance for our properties against loss or damage by fire or other hazards to a similar extent as other companies operating properties of a similar nature in the same or similar localities. There are, however, some losses that may be either uninsurable or not economically insurable, or insured for values less than the then current fair market value of such equipment, in whole or in part. As a result, insurance proceeds may not compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, the proceeds received by us in respect thereof may not be sufficient to satisfy all of the secured obligations, including the obligations under the New Notes.

Moreover, the Collateral Agent may need to evaluate the impact of potential liabilities before determining to foreclose on Collateral consisting of real property because owners and operators of real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the Collateral Agent may be unable to or may decline to foreclose on such Collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of New Notes.

We will in most cases have control over the Collateral.

The security documents generally allow us and the guarantors to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the Collateral. These rights may adversely affect the value of the Collateral at any time.

Any future pledge of Collateral in favor of the holders of the New Notes might be voidable in bankruptcy.

Any future pledge of Collateral in favor of the holders of the New Notes, including pursuant to security documents delivered after the date of the New Notes Indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the U.S. Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, within a longer period.

While the New Notes offered hereby will initially be secured by the pledge of the capital stock of most of Angiotech’s subsidiaries, these pledges will be released to the extent that separate financial statements pursuant to Rule 3-16 of Regulation S-X would be required.

The New Notes and the guarantees will be secured by a pledge of the stock of certain of Angiotech’s subsidiaries. No appraisal of the market value of the securities of any subsidiary to be pledged to secure the New Notes or guarantees has been prepared in connection with this offering or otherwise, but we do not believe that the value of the securities of any of Angiotech’s subsidiaries being pledged as security will equal 20% or more of the aggregate principal amount of the New Notes as of the date on which the New Notes are to be issued. Under the SEC regulations in effect as of the original issue date of the New Notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the Collateral is greater than or equal to 20% of the aggregate principal amount of the New Notes then outstanding, we would be required to provide separate financial statements of that subsidiary to the SEC. Therefore, the New Notes Indenture and the Collateral Documents provide that any capital stock and other securities of any of Angiotech’s subsidiaries will be excluded from the Collateral for so long as the pledge of such capital stock or other securities to secure the New Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X as in effect from time to time.

As a result, holders of the New Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the New Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of New Notes—Collateral”.

Risks Related to Our Business

Our business activities involve various elements of risk. The risks described below and incorporated herein by reference are not the only ones facing us. Additional risks that are presently unknown to us or that we currently deem immaterial may also impact our business. We consider the following issues to be the most critical risks to the success of our business:

Our success depends on the successful commercialization of our existing products and new product candidates.

The continued and successful commercialization of our medical device products and technology is crucial for our success. Successful product commercialization and product development in the medical device industry is highly uncertain, and very few product commercialization initiatives or research and development projects produce a significant or successful commercial product. Our products and product candidates are in various stages of commercial and clinical development and face a variety of risks and uncertainties. Principally, these risks and uncertainties include the following:

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Commercialization risk. Even if our, or our customers’ or partners’, products or product candidates are successfully developed, receive all necessary regulatory approvals and are commercially produced, there is no guarantee that there will be market acceptance of them or that they will generate or sustain any significant revenues. Our ability to achieve sustainable market acceptance for any of our medical device products or product components will depend on a number of factors, including but not limited to: (i) whether competitors develop technologies which are superior to, or less costly than, our products or product candidates; (ii) whether our products or product candidates lead to or directly cause unwanted side effects; (iii) whether government and private third-party payers provide adequate coverage and reimbursement for our products or product candidates; (iv) whether our sales and marketing efforts are effective and of reasonable cost, or are able to reach our target markets and customer base.

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Manufacturing and scale-up risk. We, our suppliers or our partners may face significant or unforeseen difficulties in manufacturing our products or product components, including but not limited to (i) technical issues relating to producing products on a commercial scale at reasonable cost, and in a reasonable time frame, (ii) difficulty meeting demand or timing requirements for component orders due to excessive costs or lack of capacity for part or all of an operation or process; (iii) lack of skilled labor or unexpected increases in labor costs needed to produce a certain product or perform a certain operation; (iv) changes in government regulations, quality or other requirements that lead to additional manufacturing costs or an inability to supply product in a timely manner, if at all; (v) increases in raw material or component supply cost or an inability to obtain supplies of certain critical supplies needed to complete our manufacturing processes. These difficulties may only become apparent when scaling up the manufacturing of a product or product candidate to more substantive commercial scale.

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Clinical risk. Future clinical trial or study results, whether conducted by or in collaboration with us or by independent third parties, may show or suggest that some or all of our technology, or the technology of our partners that incorporates our technology, is not safe or effective or is not as safe or effective as similar technologies produced by our competitors.

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Liquidity and working capital risk. We may not have the working capital and financial resources necessary to effectively market or distribute our products to customers or potential customers, or to finance the launch of any potential new products. Our available working capital to market and distribute our products and product candidates is in part dependent on our ability to sustain our cash flow from operations, if any, to obtain outside financing, to effectively manage our working capital and to repay or refinance our existing debt obligations.

If we are unsuccessful in dealing with any of these risks, or if we are unable to successfully commercialize our technology for some other reason, it would likely seriously harm our ability to sustain or to generate additional revenue

We may be unsuccessful in marketing, selling and distributing certain of our products.

We distribute a number of our products worldwide. In order to achieve commercial success for our approved products, we have established sales and marketing resources in the United States, Europe and other parts of the world. If our distribution personnel or methods are not sufficient to achieve market acceptance of our products, to maintain our current customer relationships or to ensure we have supply to meet demand for our products, it could harm our prospects, business, financial condition and results of operations.

To the extent that we enter into co-promotion or other marketing and sales arrangements with other companies, any revenues received will be dependent on the efforts of others, and we do not know whether these efforts will be successful. Failure to develop an adequate sales and marketing operation or to enter into appropriate arrangements with other companies to market and sell our products will reduce our ability to sustain or generate revenues.

The manufacture of many of our products is highly complex and subject to strict regulatory and quality controls. If we or one of our suppliers encounters manufacturing or quality problems, our business could suffer.

The manufacture of many of our products is highly complex and subject to strict regulatory and quality controls. In addition, quality is extremely important due to the serious and costly consequences of a product failure. Problems can arise during the manufacturing process for a number of reasons, including equipment malfunction, failure to follow protocols and procedures, raw material problems or human error. If these problems arise or if we otherwise fail to meet our internal quality standards or those of the FDA or other applicable regulatory body, which include detailed record–keeping requirements, our reputation could be damaged, we could become subject to a safety alert or a recall, we could incur product liability and other costs, product approvals could be delayed and our business could otherwise be adversely affected.

Any adverse events associated with our products must be reported to regulatory authorities. If deficiencies in our or our collaborators’ manufacturing and laboratory facilities are discovered, or we or our collaborators fail to comply with applicable post-market regulatory requirements, a regulatory agency may close the facility or suspend manufacturing.

The significant majority of our products are manufactured, assembled and packaged in facilities that are owned by us. In the event one or more of our facilities is affected by a natural disaster or is unable to operate for any reason, our ability to supply products to our customers may be materially impacted. While we maintain manufacturing disaster and business interruption plans designed to mitigate or eliminate manufacturing interruptions or the financial impact of such, there can be no assurance that such plans or actions taken will be adequate, or that any sales lost during any manufacturing interruption will be recovered.

With respect to products manufactured by third-party contractors, we are, and we expect to continue to be, dependent on our collaborators for continuing regulatory compliance, and we may have little or no control over these matters. Our ability to control third-party compliance with the FDA and other regulatory requirements will be limited to contractual remedies and rights of inspection. Our failure or the failure of third-party manufacturers to comply with regulatory requirements applicable to our products may result in legal or regulatory action by those regulatory authorities. There can be no assurance that our or our collaborators’ manufacturing processes will satisfy regulatory, cGMPs or International Standards Organization requirements.

In addition, there may be uncertainty as to whether or not we or others who are involved in the manufacturing process will be able to make the transition to commercial production of some of our newly developed products. A failure to achieve regulatory approval for manufacturing facilities or a failure to make the transition to commercial production for our products will adversely affect our prospects, business, financial condition and results of operations.

The Company has historically been unprofitable and may not be able to achieve and maintain profitability.

We have incurred a loss from operations in a majority of the years in which we have been operating. Our ability to become profitable and maintain profitability will depend on, among other things, our ability to maintain and improve sales of our existing product lines; our ability to successfully market and sell certain new products and technologies; the amount of royalty revenue we receive from our corporate partners; our ability to develop and successfully launch new products and technologies; our ability to improve our profit margins through lower manufacturing costs and efficiencies or improved product sales mix; and our ability to effectively control our various operating costs.

Our working capital and funding needs may vary significantly depending upon a number of factors including, but not limited to, our levels of sales and gross profit; costs associated with our manufacturing operations, including capital expenditures, labor and raw materials costs, and our ability to realize manufacturing efficiencies from our various operations; fluctuations in certain working capital items, including inventory and accounts receivable, that may be necessary to support the growth of our business or new product introductions; the level of royalty revenue we receive from corporate partners; progress of our product development programs and costs associated with completing clinical studies and the regulatory process; collaborative and license arrangements with third parties; the cost of filing, prosecuting and enforcing our patent claims and other intellectual property rights; expenses associated with litigation; opportunities to in-license complementary technologies or potential acquisitions; potential milestone or other payments we may make to licensors or corporate partners; and technological and market developments that impact our royalty revenue, sales levels or competitive position in the marketplace.

The significant decline in royalty payments we receive from BSC, the large amount of our outstanding indebtedness and the related cash interest payments due on such indebtedness, as well as the working capital, capital and other operating expenditures required to operate our Medical Device Products segment, among other factors, have adversely affected our operating cash flows, liquidity and profitability. In order to continue to finance our operations, it may be necessary for us to explore new or alternative sources of financing, which may further impact our operating cash flows, liquidity and profitability. Such financing may not be available when needed, or available on attractive or acceptable terms, due to credit market conditions and other factors.

We continue to explore options to improve our capital structure and address our current and future capital needs. If we are not able to adequately address our capital needs, there can be no assurances that we will have adequate liquidity and capital resources to satisfy our financial obligations, meet the funding requirements necessary to execute our operating plan or achieve profitability.

If our products are alleged to be harmful, we may not be able to sell them, we may be subject to product liability claims not covered by insurance and our reputation could be damaged.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of medical devices. Using our medical device product candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to medical devices that receive regulatory approval for commercial sale. In addition, some of the products we manufacture and sell are designed to be implanted in the human body for varying periods of time. Even if a medical device were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may have resulted from our products. Component failures, manufacturing flaws, quality system failures, design defects, inadequate disclosure of product-related risks or product-related information or other safety issues with respect to these or other products we manufacture or sell could result in an unsafe condition or injury to, or death of, a patient. In addition, although many of our products are subject to review and approval by the U.S. Food and Drug Administration (the “FDA”) or other regulatory agencies, under the current state of the law, any approval of our products by such agencies will not prohibit product liability lawsuits from being brought against us in the event that our products are alleged to be defective, even if such products have been used for their approved indications and appropriate labels have been included.

In the event that anyone alleges that any of our products are harmful, we may experience reduced demand for our products or our products may be recalled from the market. In addition, we may be forced to defend individual or class action lawsuits and, if unsuccessful, to pay a substantial amount in damages. A recall of some of our products could result in exposure to additional product liability claims, lost sales and significant expense to perform the recall. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, including not only actual damages, but also punitive damages. The magnitude of the potential loss relating to these types of lawsuits may remain unknown for substantial periods of time. In addition, the cost to defend against any future litigation may be significant.

We do not have insurance covering our costs and losses as a result of any recall of products or devices incorporating our technologies, whether such recall is instituted by a device manufacturer or us as required by a regulatory agency. Insurance to cover costs and losses associated with product recalls is expensive. If we seek insurance covering product recalls in the future, it may not be available on acceptable terms. Even if obtained, insurance may not fully protect us against potential liability or cover our losses. Some manufacturers that suffered such claims in the past have been forced to cease operations or declare bankruptcy.

We do have insurance covering product liability. However, our insurance may not fully protect us from potential product liability claims. If a product liability claim or a series of claims is brought against us in excess of our insurance coverage, our business could suffer. Some manufacturers that suffered such claims in the past have been forced to cease operations or declare bankruptcy.

Our royalty revenues we receive from BSC have declined significantly, and may continue to decline, thereby negatively impacting our cash flows and liquidity.

We do not have control over the sales and marketing efforts, pricing, production volumes, distribution or regulatory environment related to BSC’s paclitaxel-eluting coronary stent program. Our involvement is limited to the terms of our 1997 License Agreement (as amended) with BSC and Cook (the “1977 License Agreement”), which provides for the receipt of royalty revenue based on the net sales of TAXUS.

Royalty revenue from BSC has declined significantly, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Annual Report on Form 10-K.

BSC has attributed this significant decline in royalties primarily to competition in the drug-eluting stent market, price pressure in the drug-eluting stent market and a decline in the overall number of drug-eluting stent procedures. Our royalties may decline further due to these and other factors in the future.

In addition, if BSC is impaired in its ability to market and distribute TAXUS, whether for these reasons or due to a failure to comply with applicable regulatory requirements, discovery of a defect in the device, increased incidence of adverse events or identification of other safety issues, or previously unknown problems with the manufacturing operations for TAXUS (any of which could, under certain circumstances, result in a manufacturing injunction), our revenues could be further reduced. BSC’s failure to resolve these issues in a timely manner and to the satisfaction of the FDA and other regulatory authorities, or the occurrence of similar problems in the future, could delay the launch of additional TAXUS product lines and could have a significant impact on our royalty revenue from sales of TAXUS.

Additionally, BSC may terminate our 1997 License Agreement under certain circumstances, including if BSC is unable to acquire a supply of paclitaxel at a commercially reasonable price; if BSC reasonably determines that the paclitaxel-eluting coronary stent is no longer commercially viable; or if our exclusive license agreement with the Public Health Service of the U.S. through the National Institutes of Health (the “NIH”), whereby the NIH granted the Company an exclusive, worldwide license to certain technologies of the NIH for the use of paclitaxel (the “the NIH License Agreement”), certain rights under which are sublicensed to BSC, terminates.

The amounts payable by BSC to us vary depending on various factors, including the volume of sales in each quarterly period and patent protection laws in the country of sale. There is no guarantee that royalty payments under our 1997 License Agreement will continue, and demand for BSC’s paclitaxel-eluting coronary stent products could continue to decline as a result of the factors stated above, as well as technological change, changes in reimbursement rates or other factors. Also, the royalty rate payable by BSC could decline if and when patent protection expires, or no longer exists (as defined by our 1997 License Agreement) in certain jurisdictions.

Our royalty revenue derived from the sale of paclitaxel-eluting coronary stents depends on BSC’s ability to continue to sell its various TAXUS paclitaxel-eluting stent products and to launch next generation paclitaxel-eluting stents in the United States and in other countries. Historically, stent manufacture and sale have been subject to a substantial amount of patent litigation, and BSC and others may become involved in material legal proceedings related to paclitaxel-eluting stents that could impact BSC’s ability to sell TAXUS, thereby negatively impacting our royalty revenue derived from the sale of paclitaxel-eluting coronary stents.

We face and will continue to face significant competition.

Competition from medical device companies, pharmaceutical companies, biotechnology companies and academic and research institutions is significant. Many of our competitors and potential competitors have substantially greater product development capabilities, experience conducting clinical trials and financial, scientific, manufacturing, sales and marketing resources and experience than our company. We also face competition from non-medical device companies, such as pharmaceutical companies, which may offer non-surgical alternative therapies for disease states that are currently treated or are intended to be treated using our products. Other companies may:

•	develop and obtain patent protection for products earlier than we do;

•	design around patented technology developed by us;

•	obtain regulatory approvals for such products more rapidly;

•	have greater manufacturing capabilities and other resources;

•	have larger or more experienced sales forces;

•	develop more effective or less expensive products; or

•	have greater success in obtaining adequate third-party payer coverage and reimbursement for their competing products.

While we intend to maintain or expand our technological capabilities in order to remain competitive, there is a risk that:

•	research and development by others will render our technology or product candidates obsolete or non-competitive;

•	treatments or cures developed by others will be superior to any therapy developed by us; and

•	any therapy developed by us will not be preferred to any existing or newly developed technologies.

If physicians do not recommend and endorse our products or products that use our technology, or if our working relationships with physicians deteriorate, our products or products that use our technology may not be accepted in the marketplace, which could adversely affect our sales and royalty revenues.

In order for us to sell our products or continue to receive royalty revenues from the sale of products that use our technologies, physicians must recommend and endorse them. We believe that recommendations and endorsements by physicians are and will be essential for market acceptance of our products, and we do not know whether we will obtain the necessary recommendations or endorsements from physicians. Acceptance of our products or of products that use our technology depends on educating the medical community as to the distinctive characteristics, perceived benefits, safety, clinical efficacy and cost-effectiveness of these products compared to products of competitors, and on training physicians in the proper application of these products. If we are not successful in obtaining the recommendations or endorsements of physicians for our products, or our collaborators are not successful in doing the same for their products that use our technology, our sales and royalty revenues may not increase or may decline.

In addition, if we fail to maintain our working relationships with physicians, many of our products may not be developed and marketed in line with the needs and expectations of professionals who use and support our products. The research, development, marketing and sales of many of our new and improved products are dependent upon our maintaining working relationships with physicians. We rely on these professionals to provide us with considerable knowledge and experience regarding our products and the marketing of our products. Physicians assist us as researchers, marketing consultants, product consultants, inventors and public speakers. If we are unable to maintain our strong relationships with these professionals while continuing to receive their advice and input, the development and marketing of our products could suffer, which could adversely affect the acceptance of our products in the marketplace and our sales.

Technological advances and evolving industry standards could reduce our future product sales, which could cause our revenues to grow more slowly or decline.

The markets for our products are characterized by rapidly changing technology, changing customer needs, evolving industry standards and frequent new product introductions and enhancements. The emergence of new industry standards in related fields may adversely affect the demand for our products. This could happen, for example, if new standards and technologies emerged that were incompatible with customer deployments of our applications. In addition, any compounds, products or processes that we develop may become obsolete or uneconomical before we recover any of the expenses incurred in connection with their development. We cannot assure you that we will succeed in developing and marketing product enhancements or new products that respond to technological change, new industry standards, changed customer requirements or competitive products on a timely and cost-effective basis. Additionally, even if we are able to develop new products and product enhancements, we cannot assure you that they will achieve market acceptance.

The commercial potential of our products and product candidates will be significantly limited if we are not able to obtain adequate levels of reimbursement for them.

Our ability to commercialize our medical products and product candidates successfully will depend in part on the extent to which coverage and reimbursement for such products and related treatments will be available from government health administration authorities, private health insurers and other third-party payers or otherwise supported by the market for these products. There can be no assurance that third-party payers’ coverage and reimbursement will be available or sufficient for the products we might develop.

Third-party payers are increasingly challenging the price of medical products and services and instituting cost-containment measures to control or significantly influence the purchase of medical products and services. These cost containment measures, if instituted in a manner affecting the coverage of or payment for our products, could have a material adverse effect on our ability to operate profitably. In some countries in the E.U. and in the U.S., significant uncertainty exists as to the reimbursement status of newly approved health care products, and we do not know whether adequate third-party coverage and reimbursement will be available for us to realize an appropriate return on our investment in product development, which could seriously harm our business. In the U.S., while reimbursement amounts previously approved appear to have provided a reasonable rate of return, there can be no assurance that our products will continue to be reimbursed at current rates or that third-party payers will continue to consider our products cost-effective and provide coverage and reimbursement for our products, in whole or in part.

We cannot be certain that our products will gain commercial acceptance among physicians, patients and third-party payers, even if necessary international and U.S. marketing approvals are maintained. We believe that recommendations and endorsements by physicians will be essential for market acceptance of our products, and we do not know whether these recommendations or endorsements will be obtained. We also believe that surgeons will not use these products unless they determine, based on clinical data and other factors, that the clinical benefits to patients and cost savings achieved through use of these products outweigh their cost. Acceptance among physicians may also depend upon the ability to train surgeons and other potential users of our products and the willingness of such users to learn these relatively new techniques.

If certain single-source suppliers fail to deliver key product components in a timely manner, our manufacturing would be impaired and our product sales could suffer.

We depend on certain single-source suppliers that supply components used in the manufacture of certain of our products. If we need alternative sources for key component parts or materials for any reason, these component parts or materials may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production of certain components or products may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period or on commercially acceptable terms, if at all. Our inability to obtain our key source supplies for the manufacture of our products may require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations.

Our business is subject to economic, political and other risks associated with international sales and operations, including risks arising from currency exchange rate fluctuations.

Because we sell our products in a number of countries, our business is subject to the risks of doing business internationally, including risks associated with U.S. government oversight and enforcement of the Foreign Corrupt Practices Act as well as with the United Kingdom’s Bribery Act and anti–corruption laws in other jurisdictions. We anticipate that sales from international operations will continue to represent a significant portion of our total sales. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in local medical reimbursement policies and programs;

•	changes in foreign regulatory requirements;

•	changes in a specific country’s or region’s political or economic conditions, such as the current financial uncertainties in Europe and changing circumstances in emerging regions;

•	trade protection measures, quotas, embargoes, import or export licensing requirements and duties, tariffs or surcharges;

•	potentially negative impact of tax laws, including tax costs associated with the repatriation of cash;

•	difficulty in staffing and managing global operations;

•	cultural, exchange rate or other local factors affecting financial terms with customers;

•	local economic and financial conditions affecting the collectability of receivables, including receivables from sovereign entities;

•	economic and political instability and local economic and political conditions;

•	differing labor regulations; and

•	differing protection of intellectual property.

Substantially all of our sales outside of the U.S. are denominated in local currencies. Measured in local currency, a substantial portion of our international sales was generated in the E.U. The U.S. dollar value of our international sales varies with currency exchange rate fluctuations. Decreases in the value of the U.S. dollar to the Euro have the effect of increasing our reported revenues even when the volume of international sales has remained constant. Increases in the value of the U.S. dollar relative to the Euro, as well as other currencies, have the opposite effect and, if significant, could have a material adverse effect on our reported revenues and results of operations.

The United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act, and similar laws in other jurisdictions contain prohibitions against bribery and other illegal payments or for the failure to have procedures in place that prevent such payments. Recent years have seen an increasing number of investigations and other enforcement activities under these laws. Although we have compliance programs in place with respect to these laws, no assurance can be given that a violation will not be found, and if found, the resulting penalties could adversely affect us and our business.

Future legislation or regulatory changes to, or consolidation in, the health care system may affect our ability to sell our products profitably.

There have been, and we expect there will continue to be, a number of legislative and regulatory proposals to change the health care system, and some could involve changes that could significantly affect our business. For example, the 2010 health reform law was intended to increase the number of individuals covered by health insurance, impose reimbursement provisions intended to restrict the growth in Medicare and Medicaid spending and encourage development of health care delivery programs and models intended to tie payments to quality and care delivery innovations. Included in the health reform law was a 2.3% excise tax on United States sales of a wide range of medical devices. The excise tax will become effective in 2013 and the Internal Revenue Service (“IRS”) issued proposed rules regarding implementation of the excise tax in February 2012. We expect the excise tax to increase our operating expenses.

Although some provisions of the health reform legislation have been implemented, many of the legislative changes contained within the health reform legislation will not be effective or implemented until future years. In addition, the Supreme Court will hear arguments related to the constitutionality of portions of the health reform law later this year and the outcome of the case could result in repeal of all or portions of the law. Therefore, the impact of health reform on our business is currently uncertain. Apart from the 2010 health reform law, efforts by governmental and third-party payers to reduce healthcare costs or the announcement of legislative proposals or reforms to implement government controls could cause a reduction in sales or in the selling price of our products, which could seriously harm our business.

Additionally, initiatives to reduce the cost of health care have resulted in a consolidation trend in the health care industry, including hospitals. This in turn has resulted in greater pricing pressures and the exclusion of certain suppliers from certain market segments as consolidated groups such as group purchasing organizations, independent delivery networks and large single accounts continue to consolidate purchasing decisions for some of our hospital customers. We expect that market demand, government regulation, and third-party reimbursement policies will continue to change the worldwide health care industry, resulting in further business consolidations and alliances among our customers and competitors, which may reduce competition, exert further downward pressure on the prices of our products and may adversely impact our business, financial condition or results of operations.

If we are unable to license new technologies, or our existing license agreements are terminated, our ability to maintain our competitive advantage in our existing products and to develop future products may be adversely affected.

We have entered into, and we expect that we will continue to enter into, licensing agreements with third parties to give us access to technologies that we may use to develop products, or that we may use to gain access to new products for us to further develop, market and sell through our commercial sales organizations. The technologies governed by these license agreements may be critical to our ability to maintain our competitive advantage in our existing products and to develop future products.

Pursuant to terms of our existing license agreements, licensors have the right under certain specified circumstances to terminate their respective licenses. Events that may allow licensors to exercise these termination provisions include:

•	sub-licensing without the licensor’s consent;

•	a transaction which results in a change of control of us;

•	our failure to use the required level of diligence to develop, market and sell products based on the licensed technology;

•	our failure to maintain adequate levels of insurance with respect to the licensed technologies;

•	our bankruptcy; or

•	other acts or omissions that may constitute a breach by us of our license agreement.

In addition, any failure to continue to have access to these technologies may materially adversely affect the benefits that we currently derive from our collaboration and partnership arrangements and may adversely affect our results and operations.

We may depend on certain strategic partners for the development, regulatory approval, testing, manufacturing and potential commercialization of our products.

We have entered into various arrangements with corporate and academic partners, licensors, licensees and others for the research, development, clinical testing, regulatory approval, manufacturing, marketing and commercialization of our product candidates. For instance, we have partnered with BSC and Cook to develop and market paclitaxel-eluting coronary and peripheral stents. Strategic partners, both existing (particularly BSC) and those that we may collaborate with in the future, are or may be essential to the development of our technology and potential revenue and we have little control over or access to information regarding our partners’ activities with respect to our products.

Our strategic partners may fail to successfully develop or commercialize our technology to which they have rights for a number of reasons, including:

•	failure of a strategic collaborator to continue, or delays in, its funding, research, development and commercialization activities;

•	the pursuit or development by a strategic collaborator of alternative technologies, either on its own or with others, including our competitors, as a means for developing treatments for the diseases targeted by our programs;

•	the preclusion of a strategic collaborator from developing or commercializing any product, through, for example, litigation or other legal action; and

•	the failure of a strategic collaborator to make required milestone payments, meet contractual milestone obligations or exercise options which may result in our terminating applicable licensing arrangements.

We may not be able to protect our intellectual property or obtain necessary intellectual property rights from third parties, which could adversely affect our business.

Our success depends, in part, on ensuring that our intellectual property rights are covered by valid and enforceable patents or effectively maintained as trade secrets and on our ability to detect violations of our intellectual property rights and enforce such rights against others.

The validity of our patent claims depends, in part, on whether pre-existing public information described or rendered obvious our inventions as of the filing date of our patent applications. We may not have identified all prior art, such as U.S. and foreign patents, published applications or published scientific literature that could adversely affect the validity of our issued patents or the patentability of our pending patent applications. For example, patent applications in the U.S. are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent and Trademark Office (the “USPTO”) for the entire time prior to their issuance as a U.S. patent. Patent applications filed in countries outside the U.S. are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in scientific or patent literature often lags behind actual discoveries. Therefore, we cannot be certain that we were the first to invent, or the first to file patent applications related to, our technology. In the event that a third party has also filed a U.S. patent application covering a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the USPTO to determine priority of invention in the U.S. It is possible that we may be unsuccessful in the interference, resulting in a loss of some portion or all of our U.S. patent positions. The laws in some foreign jurisdictions do not protect intellectual property rights to the same extent as in the U.S., and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. If we encounter such difficulties or we are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.

We frequently seek patents to protect our intellectual property. It should be recognized that we may not be able to obtain patent protection for key elements of our technology, as the patent positions of medical device, pharmaceutical and biotechnology companies are uncertain and involve complex legal and factual questions for which important legal issues are largely unresolved. For example, no consistent policy has emerged regarding the scope of health-related patent claims that are granted by the USPTO or enforced by the U.S. federal courts. Rights under any of our issued patents may not provide commercially meaningful protection for our products or afford us a commercial advantage against our competitors or their competitive products or processes. In addition, even if a patent is issued, the coverage claimed in a patent application may be significantly reduced in the patent as granted.

There can be no assurance that:

•	patent applications will result in the issuance of patents;

•	additional proprietary products developed will be patentable;

•	licenses we have obtained from third parties that we use in connection with our technology will not be terminated;

•	patents issued will provide adequate protection or any competitive advantages;

•	patents will not be successfully challenged by any third parties; or

•	the patents of others will not impede our or our collaborators’ ability to commercialize our technology.

For example, the drug paclitaxel is itself not covered by composition of matter patents. Therefore, although we have developed and are developing an intellectual property portfolio around the use of paclitaxel for intended commercial applications, others may be able to engage in off-label use of paclitaxel for the same indications, causing us to lose potential revenue. Furthermore, others may independently develop similar products or technologies or, if patents are issued to us, design around any patented technology developed by us, which could affect our potential to generate revenues and harm our results of operations.

Patent protection for our technology may not be available based on prior art. The publication of discoveries in scientific or patent literature often lags behind actual discoveries. As a consequence, there may be uncertainty as to whether we or a third party were the first creator of inventions covered by issued patents or pending patent applications or that we or a third party were the first to file patent applications for such inventions. Moreover, we might have to participate in interference proceedings declared by the USPTO, or other proceedings outside the U.S., including oppositions, to determine priority of invention or patentability, which could result in substantial cost to us even if the outcome were favorable. An unfavorable outcome in an interference or opposition proceeding could preclude us, our collaborators and our licensees from making, using or selling products using the technology or require us to obtain license rights from prevailing third parties. We do not know whether any prevailing party would offer us a license on commercially acceptable terms, if at all. We may also be forced to pay damages or royalties for our past use of such intellectual property rights, as well as royalties for any continued usage.

As part of our patent strategy, we have filed a variety of patent applications internationally. Oppositions have been filed against various granted patents that we either own or license and which are related to certain of our technologies. See the sections entitled “—Legal Proceedings” in our quarterly and annual reports, as updated by our current reports incorporated herein by reference. See “Incorporation of Certain Documents by Reference”.

Our future success and competitive position depend in part on our ability to obtain and maintain certain proprietary intellectual property rights used in our approved products and principal product candidates. Any such success depends in part on effectively instituting claims against others who we believe are infringing our rights and by effectively defending claims of intellectual property infringement brought by our competitors and others. The stent-related markets have experienced rapid technological change and obsolescence in the recent past, and our competitors have strong incentives to attempt to stop or delay us from introducing new products and technologies. See “—We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.”

We do not know whether the patents that we have obtained or licensed, or may be able to obtain or license in the future, would be held valid or enforceable by a court or whether a competitor’s technology or product would be found to infringe such patents. Further, we have no assurance that third parties will not properly or improperly modify or terminate any license they have granted to us.

We have obtained licenses from third parties with respect to their intellectual property that we use in connection with certain aspects of our technology or products. However, we may need to obtain additional licenses for the development of our current or future products. Licenses may not be available on satisfactory terms or at all. If available, these licenses may obligate us to exercise diligence in bringing our technology to market and may obligate us to make minimum guarantee or milestone payments. This diligence and these milestone payments may be costly and could adversely affect our business. We may also be obligated to make royalty payments on the sales, if any, of products resulting from licensed technology and may be responsible for the costs of filing and prosecuting patent applications. These costs could affect our results of operations and decrease our earnings.

Certain of our key technologies include trade secrets and know-how that may not be protected by patents. There can be no assurance that we will be able to protect our trade secrets. To help protect our rights, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that all employees, consultants, advisors and collaborators have signed such agreements, or that these agreements will adequately protect our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Furthermore, we may not have adequate remedies for any such breach. Any disclosure of confidential data into the public domain or to third parties could allow our competitors to learn our trade secrets and use the information in competition against us.

Our ability to operate could be hindered by the proprietary rights of others.

A number of medical device, pharmaceutical and biotechnology companies as well as research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, applications or patents may conflict with or adversely affect our technologies or intellectual property rights, including those that we license from others. We are aware of other parties holding intellectual property rights that may represent prior art or other potentially conflicting intellectual property. Any conflicts with the intellectual property of others could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our current or future patent applications altogether.

If patents that cover our activities are issued to other persons or companies, we could be charged with infringement. In the event that other parties’ patents cover any portion of our activities, we may be forced to develop alternatives or negotiate a license for such technology. We do not know whether we would be successful in either developing alternative technologies or acquiring licenses upon reasonable terms, if at all. Obtaining any such licenses could require the expenditure of substantial time and other resources and could harm our business and decrease our earnings. If we do not obtain such licenses, we could encounter delays in the introduction of our products or could find that the development, manufacture or sale of products requiring such licenses is prohibited.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

In connection with maintaining the value of our various intellectual property and exclusivity rights, we regularly evaluate the activities of others worldwide. Our success will depend, in part, on our ability to obtain patents, or licenses to patents, maintain trade secret protection and enforce our rights against others. Should it become necessary to protect those rights, we intend to pursue all cost-efficient strategies, including, when appropriate, negotiation or litigation in any relevant jurisdiction. For a summary of certain of our current legal proceedings, including proceedings in respect of patent infringement and intellectual property matters, see the sections entitled “— Legal Proceedings” in our quarterly and annual reports, as updated by our current reports incorporated by reference herein.

We intend to pursue and to defend vigorously any and all actions of third parties related to our material patents and technology. Any failure to obtain and protect intellectual property could adversely affect our business and our ability to operate could be hindered by the proprietary rights of others.

Our involvement in intellectual property litigation could result in significant expense, adversely affecting the development of product candidates or sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources, and intellectual property litigation may be used against us as a means of gaining a competitive advantage. Competing parties frequently file multiple suits to leverage patent portfolios across product lines, technologies and geographies and to balance risk and exposure between the parties. Uncertainties resulting from the initiation and continuation of any litigation could affect our ability to continue our operations. In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

•	pay substantial damages or back royalties;

•	cease the development, manufacture, use or sale of product candidates or products that infringe upon the intellectual property of others;

•	expend significant resources to design around a patent or to develop or acquire non-infringing intellectual property;

•	discontinue processes incorporating infringing technology; or

•	obtain licenses to the infringed intellectual property.

We cannot assure you that we will be successful in developing or acquiring non-infringing intellectual property or that necessary licenses will be available upon reasonable terms, if at all. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could adversely affect our business and financial results. If we cannot develop or acquire such intellectual property or obtain such licenses, we could encounter delays in any introduction of products or could find that the development, manufacture or sale of products requiring such licenses could be prohibited.

If third parties file patent applications, or are issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings with the USPTO, or other proceedings outside the United States, including oppositions, to determine priority of invention or patentability, which could result in substantial cost to us even if the eventual outcome were favorable.

We must receive regulatory approval for each of our product candidates before they can be sold commercially in Canada, the U. S. or internationally, which can take significant time and be very costly.

The development, manufacture and sale of medical devices and human therapeutic products in Canada, the U.S. and internationally is governed by a variety of statutes and regulations. These laws require, among other things:

•	regulatory approval of manufacturing facilities and practices;

•	adequate and well-controlled research and testing of products in pre-clinical and clinical trials;

•	review and approval of submissions containing manufacturing, pre-clinical and clinical data in order to obtain marketing approval based on establishing the safety and efficacy of the product for each use sought, including adherence to current cGMPs during production and storage; and

•	control of marketing activities, including advertising and labeling.

The product candidates currently under development by us or our collaborators will require significant research, development, pre-clinical and clinical testing, pre-market review and approval, and investment of significant funds prior to their commercialization. In many instances, we are dependent on our collaborators for regulatory approval and compliance, and have little or no control over these matters. The process of completing clinical testing and obtaining such approvals is likely to take many years and require the expenditure of substantial resources, and we do not know whether any clinical studies by us or our collaborators will be successful, whether regulatory approvals will be received, or whether regulatory approvals will be obtained in a timely manner. Despite the time and resources expended by us, regulatory approval is never guaranteed. Even if regulatory approval is obtained, regulatory agencies may limit the approval to certain diseases, conditions or categories of patients who can use them.

If any of our development programs are not successfully completed in a timely fashion, required regulatory approvals are not obtained in a timely fashion, or products for which approvals are obtained are not commercially successful, it could seriously harm our business.

If our process related to product development does not result in an approved and commercially successful product, our business could be adversely affected.

We focus our product development activities on areas in which we have particular strengths. The outcome of any development program is highly uncertain, notwithstanding how promising a particular program may seem. Success in pre-clinical and early-stage clinical trials may not necessarily translate into success in large-scale clinical trials. Further, clinical trials are expensive and may require increased investment for which we do not have adequate funding or for which we are not able to access adequate funding.

In addition, we will need to obtain and maintain regulatory approval in order to market new products. Notwithstanding the outcome of clinical trials for new products, regulatory approval may not be achieved. The results of clinical trials are susceptible to varying interpretations that may delay, limit or prevent approval or result in the need for post-marketing studies. In addition, changes in regulatory policy for product approval during the period of product development and review by regulators of a new application may cause delays or rejection. Even if we receive regulatory approval, this approval may include limitations on the indications for which we can market the product. There is no guarantee that we will be able to satisfy the applicable regulatory requirements, and we may suffer a significant variation from planned revenue as a result.

Compulsory licensing and/or generic competition may affect our business in certain countries.

In a number of countries, governmental authorities have the right to grant licenses to others to use a pharmaceutical or medical device company’s patents or other intellectual property without the consent of the owner of the patent or other intellectual property. Governmental authorities could use this right to grant licenses under our patents or other intellectual property to others or could require us to grant licenses under our patents or other intellectual property to others, thereby allowing our competitors to manufacture and sell their own versions of our products. In other circumstances, governmental authorities could use this right to require us or our licensees to reduce the prices of our products. In all of these situations, our sales or the sales of our licensee(s), and the results of our operations, in these countries could be adversely affected.

We are subject to litigation that could strain our resources and distract management.

From time to time, we are involved in a variety of claims, lawsuits and other disputes. These suits may concern issues including product liability, contract disputes, employee-related matters, intellectual property and personal injury matters. It is not feasible to predict the outcome of all pending suits and claims, and the ultimate resolution of these matters as well as future lawsuits could have a material adverse effect on our business, financial condition, results of operations or cash flows or reputation.

For a summary of certain of our current legal proceedings, see the sections entitled “— Legal Proceedings” in our quarterly and annual reports, as updated by our current reports incorporated by reference herein. See “Incorporation of Certain Documents by Reference”

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no such claims against us are currently pending, we may be subject to claims that these employees or we have used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain product candidates, which could severely harm our business.

We may incur significant costs complying with environmental laws and regulations.

Our research and development processes and manufacturing operations involve the use of hazardous materials. In the countries in which we operate or sell our products, we are subject to federal, state, provincial, local and other laws and regulations that govern the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident or the discovery of pre-existing contamination at one or more of our facilities, we could be held liable for any damages that result, and any such liability could exceed our resources. In addition, our manufacturing facilities may become subject to new or increased legislation or regulation as a result of climate control initiatives. We may not be specifically insured with respect to these liabilities, and we do not know whether we will be required to incur significant costs to comply with environmental laws and regulations in the future, or whether our operations, business or assets will be harmed by current or future environmental laws or regulations.

If we are unable to fully comply with federal and state “fraud and abuse laws”, we could face substantial penalties, which may adversely affect our business, financial condition and results of operations.

We are subject to various laws pertaining to health care fraud and abuse, including the U.S. Anti-Kickback Statute, physician self-referral laws (the “Stark Law”), the U.S. False Claims Act, HIPAA (as amended by HITECH), the U.S. False Statements Statute, the Physician Payment Sunshine Act, and state law equivalents to these U.S. federal laws, which may not be limited to government-reimbursed items and may not contain identical exceptions. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, civil and criminal penalties, damages, fines, exclusion from participation in U.S. federal and state health care programs, including Medicare and Medicaid, and the curtailment or restructuring of operations. Any action against us for violation of these laws could have a significant impact on our business. In addition, we are subject to the U.S. Foreign Corrupt Practices Act. Any action against us for violation by us or our agents or distributors of this act could have a significant impact on our business.

Acquisition of companies or technologies may result in disruptions to our business.

As part of our business strategy, we may acquire additional assets, products or businesses principally relating to or complementary to our current operations. Any acquisitions or mergers by us will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things, higher than anticipated acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the companies and the loss of key employees and customers as a result of changes in management.

In addition, geographic distances may make integration of acquired businesses more difficult. We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

If significant acquisitions are made for cash consideration, we may be required to use a substantial portion of our available cash, cash equivalents and short-term investments. Future acquisitions by us may cause large one-time expenses or create goodwill or other intangible assets that could result in significant asset impairment charges in the future. Acquisition financing may not be available on acceptable terms, if at all.

If we fail to hire and retain key management and technical personnel, we may be unable to successfully implement our business plan.

We are highly dependent on our senior management and technical personnel. The competition for qualified personnel in the health care field is intense, and we rely heavily on our ability to attract and retain qualified managerial and technical personnel. Our ability to manage growth effectively will require continued implementation and improvement of our management systems and the ability to recruit and train new employees. We may not be able to successfully attract and retain skilled and experienced personnel, which could harm our ability to develop our product candidates and generate revenues.

Risks Relating to Our Indebtedness, Organization and Financial Position

We may not be able to service our debt or obtain future financing and we may be limited operationally.

We may incur additional debt from time to time to finance our operations, capital expenditures or for other purposes if we comply with the restrictions in the New Notes Indenture, the Existing Notes Indenture and the Credit Facility.

The debt that we carry may have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or additional financing may not be available on favorable terms;

•	we may be required to use a portion of our operating cash flow to pay the interest or principal on our debt. These payments reduce the funds that would otherwise be available for our operations and future business opportunities;

•	a substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to further modify our operations; and

•	we may be more vulnerable to a downturn in our business or the economy generally.

If we cannot service our debt, we will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We can give no assurance that we can do any of these things on satisfactory terms or at all.

Our obligation to pay cash interest on our notes has had, and may continue to have, an adverse effect on our liquidity.

We are obligated to make periodic cash interest payments on our outstanding indebtedness, including the Existing Notes and the New Notes, when issued. As a result of these required cash interest payments, combined with the significant decline in royalty payments we receive from BSC, we have had significant liquidity issues, which led to our need to restructure a significant portion of our indebtedness through a recapitalization transaction as concluded in May 2011. If our cash flows are worse than expected, we may be unable to access additional sources of liquidity to fund our cash needs, which could further adversely affect our financial condition or results of operations and our ability to make payments on our debt.

We may not be able to obtain financing or execute other strategic alternatives to meet requirements upon maturity of our existing debt.

Following the Exchange Offer, we will have a material amount of outstanding indebtedness that matures in 2013 and 2016. As a result, we may need to seek new financing, or other strategic alternatives such as a disposition of part or all of our business, that would allow us to meet our obligations to repay or refinance our outstanding indebtedness. There can be no assurance that we will be able to achieve any transaction or obtain new financing to meet our obligations on favorable terms, if at all. If we are unable to raise new or additional financing or conclude other strategic activities, and as a result we are not able to meet our financial obligations, we may be forced to pursue alternatives to restructure our outstanding indebtedness, including but not limited to extending the maturity on our existing indebtedness, restructuring other terms of our existing indebtedness or seeking protection from our creditors through formal bankruptcy proceedings. If such actions become necessary, they may be costly, and would likely adversely impact our business, operations, liquidity and capital resources, and may also severely limit or eliminate any amounts that may be ultimately received by our outstanding creditors in service of our obligations thereto.

We have effected reductions in our operating costs and, as a result, our ability to cut costs further and sustain our business initiatives may be limited.

Beginning in late 2008 and continuing into 2012, we have implemented various initiatives to reduce operating costs across all functions of the Company and focus our business efforts on our most promising near-term product opportunities. As a result of these cost-cutting initiatives, we may have a more limited ability to further reduce costs to increase our liquidity should such measures become necessary. Any further reductions may have a materially negative impact on our business.

Restrictive covenants in our existing and future credit agreements may adversely affect us.

We must comply with operating and financing restrictions in our Credit Facility; which was entered into on May 12, 2011 and provides us with up to $28 million of revolving aggregate principal borrowings; and the indentures governing our other outstanding indebtedness. The Credit Facility is subject to a borrowing base, certain reserves and other conditions. These restrictions affect, and in many respects limit or prohibit, our ability to:

•	incur additional indebtedness;

•	make any distributions, declare or pay any dividends on or acquire any of our capital stock;

•	incur liens;

•	make investments, including joint venture investments;

•	sell assets;

•	repurchase certain debt; and

•	merge or consolidate with or into other companies or sell substantially all of our assets.

We may also have similar restrictions with any future debt.

Our Credit Facility requires us to make mandatory payments upon the occurrence of certain events, including the sale of assets, in each case subject to certain limitations and conditions. Our Credit Facility also contains financial covenants, including maintaining certain levels of EBITDA and interest coverage ratios. These restrictions could limit our ability to plan for or react to market conditions or to meet extraordinary capital needs or otherwise could restrict our activities. These restrictions could also adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that would be in our interest.

Global credit and financial market conditions may exacerbate certain risks affecting our business.

Significantly challenging global credit and financial market conditions may make obtaining additional financing for our business difficult or impossible, or may make it more difficult to pursue a refinancing, restructuring or other transaction with respect to our existing indebtedness.

In addition, the tightening of global credit may lead to a disruption in the performance of our third-party contractors, suppliers or partners. We rely on third parties for several important aspects of our business, including but not limited to royalty revenue, portions of our product manufacturing and raw materials. If such third parties are unable to satisfy their commitments to us, our business would be adversely affected.

Certain of our products are used in elective medical procedures which are not covered by insurance. Adverse changes in the economy or other conditions or events have had and may continue to have an adverse effect on consumer spending and may reduce the demand for these procedures. Any such changes, conditions or events could have an adverse effect on our sales and results of operations.

We and our subsidiaries are permitted to incur substantially more debt, which could further exacerbate the risks associated with our leverage.

The respective terms of the indenture governing our outstanding indebtedness under certain conditions expressly permit, or are anticipated to permit, as applicable, the incurrence of additional amounts of debt for specified purposes. Moreover the terms governing our outstanding indebtedness do not impose any limitation on our incurrence of liabilities that are not defined as “Indebtedness” under such indentures or facility (such as trade payables).

We are subject to risks associated with doing business globally.

As a medical device company with significant operations in the U.S., E.U., Canada and other countries, we are subject to political, economic, operational, legal, regulatory and other risks that are inherent in conducting business globally. These risks include foreign exchange fluctuations, exchange controls, capital controls, new laws or regulations or changes in the interpretation or enforcement of existing laws or regulations, political instability, macroeconomic changes, including recessions and inflationary or deflationary pressures, increases in prevailing interest rates by central banks or financial services companies, economic uncertainty, which may reduce the demand for our products or reduce the prices that our customers are willing to pay for our products, import or export restrictions, tariff increases, price controls, nationalization and expropriation, changes in taxation, diminished or insufficient protection of intellectual property, lack of access to impartial court systems, violations of law, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, disruption or destruction of operations or changes to the Company’s business position, regardless of cause, including war, terrorism, riot, civil insurrection, social unrest, strikes and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease. The impact of any of these developments, either individually or cumulatively, could have a material adverse effect on our business, financial condition and results of operations.

We may incur losses associated with foreign currency fluctuations.

We report our operating results and financial position in U.S. dollars in order to more accurately represent the currency of the economic environment in which we operate.

Our operations are in some instances conducted in currencies other than the U.S. dollar, and fluctuations in the value of foreign currencies relative to the U.S. dollar could cause us to incur currency exchange losses. In addition to the U.S. dollar, we currently conduct operations in Canadian dollars, Euros, Swiss francs, Danish kroner, Swedish kroner, Norwegian kroner and U.K. pounds sterling. Exchange rate fluctuations may reduce our future operating results and comprehensive income. For a description of the effects of exchange rate fluctuations on our results, see the section “Quantitative and Qualitative Disclosures about Market Risk” under Item 7.A in our annual report, incorporated by reference herein. See “Incorporation of Certain Documents by Reference”.

We have not entered into any forward currency contracts or other financial derivatives to hedge foreign exchange risk, and therefore we are subject to foreign currency transaction and translation gains and losses. We purchase goods and services in U.S. and Canadian dollars, Euros, Swiss francs, Danish kroner, and U.K. pounds sterling, and earn a significant portion of our license and milestone revenues in U.S. dollars. We primarily manage our foreign exchange risk by satisfying foreign-denominated expenditures with cash flows or assets denominated in the same currency.

U. S. investors may not be able to obtain enforcement of civil liabilities against us.

We were formed under the laws of British Columbia, Canada. A substantial portion of our assets are located outside the U.S. As a result, it may be impossible for U.S. investors to affect service of process within the U.S. upon us or these persons or to enforce against us or these persons any judgments in civil and commercial matters, including judgments under U.S. federal or state securities laws. In addition, judgments of U.S. courts will not necessarily be recognized by courts in non-U.S. jurisdictions. Accordingly, even if a favorable judgment is obtained in a U.S. court, a party may be required to re-litigate a claim in other jurisdictions. In addition, in certain jurisdictions in which certain of our subsidiaries are organized, it is questionable whether a court would accept jurisdiction and impose civil liability if proceedings were commenced in an original action predicated only upon U.S. federal securities laws.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offer. The issuance of the New Notes pursuant to the terms of the Exchange Offer will not result in any change in the principal amount of our indebtedness.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and select capitalization as of March 31, 2012 (i) on a historical, unaudited basis and (ii) on an as-adjusted basis, giving effect to the impact of the Exchange Offer (but not taking into account legal fees, deferred financing costs and other expenses). The historical unaudited information has been derived from our unaudited consolidated financial statements for the period ended March 31, 2012, which are incorporated by reference into this Offering Memorandum and which, in the opinion of management, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such period. The adjusted figures do not purport to represent the actual financial impact that will result from the consummation of the Exchange Offer. For purposes of the table below, we have assumed (i) the valid tender of $200 million in aggregate principal amount of Existing Notes for New Notes (along with the valid delivery of the related Consents) prior to the Early Tender Time pursuant to the terms described in this Offering Memorandum.

The select actual and as-adjusted financial data presented below is limited and should be read in conjunction with the sections entitled “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the SEC, which are incorporated by reference herein. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information”.

The historical financial information presented in our consolidated financial statements incorporated by reference in this Offering Memorandum do not illustrate the effects of the events or conditions occurring after March 31, 2012 and for future periods and may not be indicative of our current or future financial position, results of operations and cash flows. As a result, you are cautioned that there are certain limitations to the usefulness of the historical financial information in evaluating our current and future financial condition, results of operations and cash flows and therefore the historical financial information presented may not be indicative of our future performance.

	As of March 31, 2012
	Actual	As Adjusted
	(Unaudited, dollars in thousands, except for share data)
Cash and cash equivalents(1)	$35,073	$35,073

Select Debt:
Credit Facility (2)	—	—
Existing Notes	$325,000	$125,000
New Notes	—	$204,000

Total debt	$325,000	$328,600

Total stockholders’ equity	$144,448	$144,448

Total capitalization	$473,448	$477,448

(1)	As of June 22, 2012, there was approximately $57.2 million of cash and cash equivalents.
(2)	As of June 22, 2012, there were a nominal amount of borrowings outstanding under the credit agreement, dated as of May 12, 2011, by and among Angiotech, its subsidiaries party thereto, the lenders party thereto and Wells Fargo Capital Finance, LLC (“Wells Fargo”), as arranger and administrative agent (as amended on July 14, 2011 and March 12, 2012, the “Credit Facility”). As of June 22, 2012, there were $2.7 million of letters of credit outstanding under the Credit Facility.

THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

Purpose and Background of the Exchange Offer and the Consent Solicitation

The purpose of the Exchange Offer and the Consent Solicitation is to exchange the New Notes for up to $200 million in aggregate principal amount (as such amount may be amended from time to time, the “Maximum Principal Exchange Amount”) of Existing Notes and to amend the Existing Notes Indenture to provide for, among other things, the New Notes and the Existing Notes to vote together as a single class on certain matters.

Our Position Regarding the Exchange Offer and the Consent Solicitation

Neither we nor any of our affiliates make any recommendation to any holder regarding whether to tender or refrain from tendering any or all of such holder’s Existing Notes, or whether to deliver or refrain from delivering any Consents with respect thereto, and neither we nor any of our affiliates has authorized any person to make any such recommendation. Holders are urged to carefully evaluate all information in the Offer Documents, consult their own investment and tax advisors and make their own decisions about whether to tender Existing Notes (and deliver Consents), and, if they wish to tender Existing Notes (and deliver Consents), the principal amount of Existing Notes to tender.

Principal Terms of the Exchange Offer and the Consent Solicitation

We are offering to exchange up to the Maximum Principal Exchange Amount of Existing Notes that are validly tender and not validly withdrawn before the Early Tender Time for an equivalent principal amount of New Notes, all in accordance with the terms and subject to the conditions set forth in the Offer Documents. If more than the Maximum Principal Exchange Amount of Existing Notes is validly tendered prior to the Expiration Time, the Company intends to exchange such Existing Notes on a pro rata basis, based on principal amount tendered and regardless of when such Existing Notes were tendered, up to the Maximum Principal Exchange Amount. In that case, the principal amount of each tendering Holder’s Existing Notes accepted for exchange (including any of such Holder’s Existing Notes accepted for exchange on the Early Tender Time) shall equal the total principal amount of Existing Notes validly tendered (and not validly withdrawn) by such Holder multiplied by a fraction, the numerator of which is the Maximum Principal Exchange Amount and the denominator of which is equal to the aggregate principal amount of all Existing Notes validly tendered (and not validly withdrawn) in the Exchange Offer. After application of the pro rata calculation, the Company will round the principal amount of the prorated Existing Notes of each Holder down to the nearest integral multiple of $1,000. In the event that Existing Notes tendered are not exchanged due to proration, they will be promptly returned or credited to the Holder’s account.

Certain significant shareholders of the Company also hold a portion of the Existing Notes. If such shareholders choose to tender their Existing Notes in the Exchange Offer, they will hold the New Notes upon the closing of the Exchange Offer.

Holders that validly tender (and do not withdraw) their Existing Notes and deliver their Consents prior to the Early Tender Time will be entitled to receive the New Notes awith a principal amount constituting a 2% premium (the “Early Tender Premium”) to the principal amount of the Existing Notes so exchanged, such that each $1,000 of Existing Notes so accepted for exchange shall be exchanged for $1,020.00 of New Notes rounded down to the nearest integral multiple of $1,000. If the conditions to the Exchange Offer are satisfied or otherwise waived by the Company, the Company expects to accept such Existing Notes and exchange them for New Notes on a date promptly following Expiration Time, subject to proration. Holders that validly tender their Existing Notes after the Early Tender Time and prior to the Expiration Time will be entitled to receive the New Notes with a principal amount equal to the principal amount of any Existing Notes so accepted for exchange, and will not be entitled to the Early Tender Premium. The Exchange Offer is conditioned upon, among other things, at least $190 million of the aggregate principal amount of outstanding Existing Notes being tendered for exchange (see “The Exchange Offer and the Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation”). Existing Notes may be tendered only in integral multiples of $1,000.

Any Existing Notes tendered before the Early Tender Time may be validly withdrawn and the related Consents validly revoked at, or at any time prior to, the Early Tender Time, but not thereafter (unless acceptance of such withdrawal or revocation is required by applicable law), by following the procedures described herein. See “The Exchange Offer and the Consent Solicitation—Withdrawal Rights.” In the event that the Exchange Offer is terminated without any Existing Notes being exchanged for New Notes, any Existing Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. If the Exchange Offer is terminated or withdrawn, or the Existing Notes are not accepted for exchange for any reason, the Existing Notes Indenture will remain in effect in its present form, unless and until amended in accordance with its terms as presently in effect

For each Existing Note tendered to us pursuant to the Exchange Offer, we will issue to the holder of such Existing Note a New Note having a principal amount at maturity equal to that of the surrendered Existing Note, subject to the Early Tender Premium. Interest on each New Note will accrue from the original issue date of such New Note. Angiotech may, at its option, pay in cash to each holder of an Existing Note that is tendered pursuant to the Exchange Offer its accrued and unpaid interest due on such Existing Note up to, but not including, the original issue date of the New Note surrendered in exchange therefor (the “Existing Note Accrued Interest”). If Angiotech elects not to pay the Existing Note Accrued Interest on an Existing Note in cash prior to the consummation of the Exchange Offer, then under the terms of the New Notes, on the first interest payment date under a New Note, in addition to interest payable on the New Notes, Angiotech will have an obligation to pay the Existing Note Accrued Interest to the holder of such New Note.

In conjunction with the Exchange Offer, we are soliciting, on the terms and subject to the conditions set forth in the Offer Documents, Consents by which holders of Existing Notes consent to the Proposed Amendments to the Existing Notes Indenture to provide for, among other modifications, the New Notes and the Existing Notes to vote together as a single class on certain matters. Each holder of Existing Notes that delivers a Consent will, upon receipt of the New Notes pursuant to the Exchange Offer, be deemed to have released and waived any and all claims it may have arising from any non-compliance by us with respect to the Existing Notes that were exchanged pursuant to the Exchange Offer or the Existing Notes Indenture as it relates to such Existing Notes.

Any holder that tenders Existing Notes pursuant to the Exchange Offer must also deliver a Consent. Holders may not deliver Consents without tendering Existing Notes. Holders that validly tender and do not withdraw their Existing Notes pursuant to the Exchange Offer will be deemed to have validly delivered their Consents by such tender. A holder may not revoke a Consent without withdrawing the previously tendered Existing Notes to which such Consent relates. If a holder’s Existing Notes are not validly tendered or are validly tendered but validly withdrawn and not validly re-tendered prior to the Expiration Time, such holder will not be eligible to receive New Notes in respect of such Existing Notes, even though the Proposed Amendments may become effective and operative as to any of such holder’s Existing Notes that are not exchanged in the Exchange Offer.

In the Consent Solicitation, we are seeking Consents to the Proposed Amendments as a single proposal. Accordingly, any Consents purporting to consent to the Proposed Amendments only in part will constitute a valid delivery of a Consent as to all of the Proposed Amendments.

It is expected that the Company, the Existing Note Guarantors and the Trustee will execute a supplemental indenture effecting the Proposed Amendments concurrently with the closing of the Exchange Offer. If the Proposed Amendments become operative, Existing Notes that are not exchanged pursuant to the Exchange Offer will remain outstanding and be subject to the terms of the Existing Notes Indenture as modified by the Proposed Amendments. Adoption of the Proposed Amendments and consummation of the Exchange Offer may have adverse consequences for holders of Existing Notes that remain outstanding following the Exchange Offer.

As of the date of this Offering Memorandum, $325 million in aggregate principal amount of the Existing Notes was outstanding. Solely for reasons of administration, we have fixed the close of business on June 30, 2012 as the record date for purposes of determining the persons to whom the Offer Documents will be initially mailed. Only a holder of the Existing Notes, or the holder’s legal representative or attorney-in-fact, whose ownership is reflected in the records of Deutsche Bank National Trust Company, as registrar, may participate in the Exchange Offer. There will be no fixed record date for determining the eligible holders of the Existing Notes who are entitled to participate in the Exchange Offer.

We will be deemed to have accepted validly tendered Existing Notes when, as and if we give oral or written notice of our acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Existing Notes and for purposes of receiving the New Notes from us. If any tendered Existing Notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted Existing Notes will be returned, without expense, to the tendering holder or, if applicable, will be credited by book-entry transfer to the DTC account specified by such holder in its Letter of Transmittal, in each case as promptly as practicable after the Expiration Time.

Holders of Existing Notes do not have appraisal or dissenters’ rights under applicable law or the Existing Notes Indenture as a result of the Exchange Offer.

The Exchange Offer and the New Notes being offered pursuant to the Exchange Offer are exempt from the registration requirements of the Securities Act by virtue of the exemption from such registration contained in Section 3(a)(9) of the Securities Act and the state securities law requirements provided by Section 18(b)(4)(C) of the Securities Act. Additionally, the New Notes being offered hereby are exempt from the prospectus requirements of applicable Canadian securities laws. As a consequence, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of rescission or damages, will not be available in respect of such New Notes. The New Notes issued in connection with the Exchange Offer will generally not be “freely tradeable” under applicable securities laws of the provinces of Canada.

Holders who validly tender their Existing Notes pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, provided that the instructions in the Letter of Transmittal are followed, transfer taxes with respect to the exchange of Existing Notes under the Exchange Offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the Exchange Offer. See “—Fees and Expenses”, below, for more information about the costs of the Exchange Offer.

Expiration Time; Early Tender Time; Extensions; Amendments and Termination

The Exchange Offer and the Consent Solicitation will expire at 11:59 p.m., New York City time, on July 31, 2012 (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”). The deadline for Holders to tender in order to be entitled to receive the Early Tender Premium (and to withdraw Notes tendered in the Tender Offer) is 11:59 p.m., New York City time, on July 17, 2012 unless extended or earlier terminated by the Company. In the event the Company extends the Exchange Offer or the deadline for receiving the Early Tender Premium (and withdrawing tendered Existing Notes), the terms “Expiration Date” or “Early Tender Time,” as the case may be, shall mean such time and date as so extended. We reserve the right to extend the Exchange Offer or the Early Tender Time for such period or periods as we may determine, in our sole discretion, from time to time, by giving written or oral notice to the Exchange Agent and by making public disclosure by press release by 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Time or Early Tender Time, as the case may be. During any extension of the Exchange Offer and the Consent Solicitation, all Existing Notes previously tendered will remain subject to the Exchange Offer and the Consent Solicitation. The exchange date will occur promptly after the Expiration Time.

To the extent we are legally permitted to do so, we reserve the absolute right, in our sole discretion, subject to Rule 14e-1 under the Exchange Act, to:

•	extend or terminate the Exchange Offer or the Consent Solicitation;

•	waive any condition to completion of the Exchange Offer or the Consent Solicitation; and

•	amend any terms of either the Exchange Offer or the Consent Solicitation.

Any amendment or termination of the Exchange Offer will be followed as promptly as practicable by a public announcement of such amendment or termination. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem appropriate.

Any waiver or amendment applicable to the Exchange Offer will apply to all Existing Notes tendered, regardless of when or in what order those Existing Notes were tendered.

Conditions of the Exchange Offer and the Consent Solicitation

We are not required to accept or exchange, or to issue New Notes in exchange for, any outstanding Existing Notes. We may, at our option, terminate or extend the Exchange Offer by oral or written notice to the Exchange Agent and by timely public announcement communicated in accordance with applicable law or regulation, for any reason or no reason, including, without limitation, if:

•	any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been adopted or otherwise enacted that, in our judgment, might materially impair our ability to proceed with the Exchange Offer;

•	an action or proceeding has been instituted in any court or by any government agency that, in our judgment, might materially impair our ability to proceed with the Exchange Offer;

•	there has occurred a material adverse development in any existing action or proceeding that might materially impair our ability to proceed with the Exchange Offer; or

•	a material adverse change shall have occurred in our business, condition, operations or prospects.

The consummation of the Exchange Offer and the Consent Solicitation are also conditioned upon the satisfaction or waiver, by us of the following:

•	the valid tender (and non-withdrawal) of at least $190 million of the aggregate principal amount of outstanding Existing Notes prior to the Early Tender Time; and

•	the Supplemental Indenture, which will implement the Proposed Amendments upon receipt of the Required Consents, shall have been executed and delivered and shall be effective concurrently with the closing of the Exchange Offer;

Additionally, notwithstanding any other provision of the Exchange Offer and the Consent Solicitation, and in addition to, and not in limitation of, our rights to terminate, extend and/or amend the Exchange Offer and the Consent Solicitation set forth above:

(i)	we will not be required to accept for exchange, or to exchange, any Existing Notes to the extent that such Existing Notes are not validly tendered pursuant to the Offer Documents or the Exchange Offer is not consummated;

(ii)	we may delay the acceptance for exchange of any tendered Existing Notes;

(iii)	we may terminate the Exchange Offer and the Consent Solicitation if:

(A)	there has been instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	makes illegal, or otherwise directly or indirectly materially restrains or prohibits the making of the Exchange Offer and the Consent Solicitation or the acceptance for exchange of the Existing Notes pursuant to the Exchange Offer and the Consent Solicitation; or

•	in the Company’s reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), assets, income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries.

(B)	the Trustee shall have objected in any respect to, or taken action that could, in the reasonable judgment of the Company, adversely affect the consummation of the Exchange Offer or the Consent Solicitation or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Exchange Offer and the Consent Solicitation or the acceptance for exchange of the Existing Notes and the Consents;

(C)	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., whether or not mandatory;

•	the commencement or escalation of a war, armed hostilities or other international or national calamity including, but not limited to, an act of terrorism, directly or indirectly involving the U.S.;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company’s reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the U.S.;

•	any significant increase in the interest rate, distribution rate or other significant change in the terms for debt security offerings in the U.S., or any changes in the general political, market, economic or financial conditions in the U.S. or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or on the trading in the Existing Notes, or the proposed financing for the Exchange Offer and the Consent Solicitation, or on the benefits of the Exchange Offer and the Consent Solicitation to us;

•	in the case of any of the foregoing existing at the time of commencement of the Exchange Offer and the Consent Solicitation, in the Company’s reasonable judgment, a material acceleration or worsening thereof; or

•	any change or changes have occurred in our or our subsidiaries’ business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in the Company’s reasonable judgment, has or will have a material adverse effect on us or our subsidiaries, taken as a whole, or the benefits of the Exchange Offer and the Consent Solicitation to us.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such conditions, including any action or inaction by us. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right. We reserve the right, subject to applicable law, in our sole discretion, to waive any of the conditions, in whole or in part, at any time and from time to time, provided, however, that we may not effect the Proposed Amendments if we do not receive the Required Consent.

Our failure at any time to assert any of the foregoing conditions will not be deemed a waiver of our right to assert such conditions, and our right to assert a condition is an ongoing right which we may assert at any time and from time to time. Our determination concerning the fulfillment or non-fulfillment of any of the above conditions will be final and binding upon all persons.

Acceptance of Existing Notes for Exchange; Acceptance of Consents

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Existing Notes validly tendered and not validly withdrawn and the issuance of the New Notes will be made on the exchange date. For purposes of the Exchange Offer, the exchange date shall be the date we accept for exchange validly tendered Existing Notes when, as and if we have given written notice thereof to the Exchange Agent, and such date shall occur promptly following the Expiration Time. The tender of Existing Notes pursuant to the Exchange Offer before the Expiration Time and in accordance with the procedures described below will constitute the delivery of a Consent with respect to the Existing Notes tendered. Holders may not deliver Consents without validly tendering their related Existing Notes pursuant to the Exchange Offer.

The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving New Notes from us and causing the Existing Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes to be issued in exchange for accepted Existing Notes will be made by the Exchange Agent promptly after acceptance of the tendered Existing Notes. Existing Notes not accepted for exchange by us (including as a result of proration) will be returned without expense to the tendering holders (or in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent’s account at the book-entry transfer facility pursuant to the procedures described below, such non-exchanged Existing Notes will be credited to an account maintained with such book-entry transfer facility) promptly following the Expiration Time or, if we terminate the Exchange Offer prior to the Expiration Time, promptly after the Exchange Offer is so terminated.

Withdrawal Rights

Existing Notes and related Consents validly tendered prior to the Early Tender Time may be validly withdrawn at any time prior to the Early Tender Time (by following the procedures set forth below), but not thereafter unless the Exchange Offer is terminated without any Existing Notes being exchanged thereunder. Tenders of Existing Notes may not be withdrawn after the Early Tender Time except to the extent required by applicable law or as provided herein. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Offering Memorandum. Any such notice of withdrawal must specify:

•	the person named in the Letter of Transmittal as having tendered the Existing Notes to be withdrawn;

•	the certificate numbers of the Existing Notes to be withdrawn;

•	the principal amount of the Existing Notes to be withdrawn (which must be an authorized denomination);

•	a statement that such holder is withdrawing its election to have such Existing Notes exchanged;

•	a statement that such holder is withdrawing its Consents to the Proposed Amendments; and

•	the name of the registered holder of such Existing Notes.

A valid withdrawal must be signed by the registered holder of the Existing Note in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Existing Notes being withdrawn.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Existing Notes and related Consents so withdrawn will be considered not to have been validly tendered for exchange or delivered for acceptance, as applicable, for purposes of the Exchange Offer. New Notes will not be issued in exchange for such withdrawn Existing Notes unless the Existing Notes so withdrawn are validly re-tendered prior to the Early Tender Time. Validly withdrawn Existing Notes may be re-tendered and related Consents may be re-delivered by following the procedures described in the section captioned “Procedures for Tendering Existing Notes and Delivering Consents”.

The Existing Notes are debt obligations of the Company and are governed by the Existing Notes Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Exchange Offer.

Exchange Agent

Deutsche Bank National Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover of this Offering Memorandum. Delivery to an address other than the one set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Fees and Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer and Consents. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by us.

Canadian Federal and U.S. Federal Income Tax Considerations

For a discussion of certain material Canadian federal income tax considerations for holders of the Existing Notes, see “Certain Material Canadian Federal Income Tax Considerations”.

For a discussion of certain material U.S. federal income tax considerations for holders of the Existing Notes, see “Certain Material U.S. Federal Income Tax Considerations”.

Interests of Directors and Executive Officers

To our knowledge, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any of the Existing Notes or will be tendering any Existing Notes pursuant to the Exchange Offer. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Existing Notes during the 60 days prior to the date of this Offering Memorandum.

Canadian Securities Regulation Considerations

Resale Restrictions

The distribution of the New Notes in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the New Notes in Canada must be made in accordance with applicable Canadian securities laws which may require resales to be made in accordance with prospectus and dealer registration requirements or exemptions from the prospectus and dealer registration requirements. These resale restrictions may in some circumstances apply to resales of the New Notes outside of Canada, although provided that certain conditions are met (including that the Company is not a reporting issuer in Canada and that residents of

Canada do not constitute more than 10% of the holders of the New Notes or own more than 10% of the outstanding principal amount of the New Notes) such resales are generally not prohibited under Canadian securities legisaltion. Canadian Holders are advised to seek legal advice prior to any resale of the New Notes.

The Company is not a “reporting issuer”, as such term is defined under applicable Canadian securities laws, in any province or territory of Canada. Canadian Holders are advised that the Company is not required to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the New Notes to the public in any province or territory of Canada. Canadian Holders are further advised that the Company does not intend to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the New Notes to the public in any province or territory of Canada.

Representations of Canadian Holders

Each Canadian Holder who exchanges Existing Notes for New Notes will be deemed to have represented to the Company that:

(a)	the offer and sale of the New Notes was made exclusively through this Offering Memorandum and was not made through an advertisement of the New Notes in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada;

(b)	the Holder has reviewed and acknowledges the resale restrictions referred to above;

(c)	where required by law, the Holder is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable securities laws of the province in which such Holder is resident, for its own account and not as agent for the benefit of another person;

(d)	such Holder, or any ultimate purchaser for which such Holder is acting as agent, is entitled under applicable Canadian securities laws to purchase the New Notes without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing, is an “accredited investor” as defined in section 1.1 of National Instrument 45-106;

(e)	such Holder is not a person created or used solely to purchase or hold the New Notes as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106;

(f)	where required by applicable securities laws, regulations or rules, the Holder will execute, deliver and file such reports, undertakings and other documents relating to the purchase of the New Notes by the Holder as may be required by such laws, regulations and rules, or assist the Company and the underwriters, as applicable, in obtaining and filing such reports undertakings and other documents;

(g)	such Holder acknowledges that the distribution of the New Notes in Canada is being made on a private placement basis only and that the such purchaser will not receive a prospectus that has been prepared in accordance with Canadian securities laws and filed with any securities regulatory authority in Canada;

(h)	such Holder acknowledges that any New Notes subscribed for are restricted securities in Canada and any resale of such New Notes must be made in accordance with applicable Canadian securities laws, which may require such resale to be made in accordance with prospectus and registration requirements or exemptions from the prospectus and registration requirements and that such resale restrictions may apply to resales of the New Notes outside of Canada; and

(i)	such Holder acknowledges that such Holder should consult its own legal, financial and tax advisers with respect to the tax consequences of an investment in the New Notes in its particular circumstances and with respect to the eligibility of the New Notes for investment by such Holder under relevant Canadian legislation and regulations, and that such Holder has not relied on the Company or the contents of the subscription documents, or any related offering materials authorized and approved by the Company, for distribution to the such purchaser for any legal, financial or tax advice.

Representations of Ontario Holders

In addition, each resident of Ontario who purchases the New Notes will be deemed to have represented to the Company that such purchaser:

(a)	has been notified by the Company:

(i)	that the Company may be required to provide certain personal information (“personal information”) pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the number and value of any New Notes purchased), which Form 45-106F1 may be required to be filed by the Company under NI 45-106;

(ii)	that such personal information may be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106;

(iii)	that such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario;

(iv)	that such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and

(v)	that the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684; and

(b)	has authorized the indirect collection of the personal information by the OSC.

Further, the Holder acknowledges that its name, address, telephone number and other specified information, including the number of New Notes it has purchased and the aggregate purchase price paid by the Holder, may be disclosed to other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian laws. By purchasing New Notes, the Holder consents to the disclosure of such information.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian provinces provides purchasers of securities pursuant to and offering memorandum (such as this Offering Memorandum) with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum and any amendment to it contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario

Section 130.1 of the Securities Act (Ontario) provides that every purchaser of securities pursuant to an offering memorandum (such as this Offering Memorandum) shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser who purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that:

(a)	if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

(b)	the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

(c)	the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:

(a)	in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

(b)	in the case of an action for damages, the earlier of:

(i)	180 days after the date that the purchaser first had knowledge of the facts giving rise to the cause of action; or

(ii)	three years after the date of the transaction that gave rise to the cause of action.

This Offering Memorandum is being delivered in reliance on the exemption from the prospectus requirements contained under section 2.3 of NI 45-106 (the “accredited investor exemption”). The rights referred to in section 130.1 of the Securities Act (Ontario) do not apply in respect of an offering memorandum (such as this Offering Memorandum) delivered to a prospective purchaser in connection with a distribution made in reliance on the accredited investor exemption if the prospective purchaser is:

(a)	a Canadian financial institution or a Schedule III bank (each as defined in NI 45-106);

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

(c)	a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

Saskatchewan

Section 138 of The Securities Act, 1988 (Saskatchewan), as amended (the “Saskatchewan Act”) provides that where an offering memorandum (such as this Offering Memorandum) or any amendment to it is sent or delivered to a purchaser and it contains a misrepresentation (as defined in the Saskatchewan Act), a purchaser who purchases a security covered by the offering memorandum or any amendment to it is deemed to have relied upon that misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for rescission against the issuer or a selling security holder on whose behalf the distribution is made or has a right of action for damages against:

(a)	the issuer or a selling security holder on whose behalf the distribution is made;

(b)	every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment to it was sent or delivered;

(c)	every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them;

(d)	every person who or company that, in addition to the persons or companies mentioned in (a) to (c) above, signed the offering memorandum or the amendment to the offering memorandum; and

(e)	every person who or company that sells securities on behalf of the issuer or selling security holder under the offering memorandum or amendment to the offering memorandum.

Such rights of rescission and damages are subject to certain limitations including the following:

(a)	if the purchaser elects to exercise its right of rescission against the issuer or selling security holder, it shall have no right of action for damages against that party;

(b)	in an action for damages, a defendant will not be liable for all or any portion of the damages that he, she or it proves do not represent the depreciation in value of the securities resulting from the misrepresentation relied on;

(c)	no person or company, other than the issuer or a selling security holder, will be liable for any part of the offering memorandum or any amendment to it not purporting to be made on the authority of an expert and not purporting to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company failed to conduct a reasonable investigation sufficient to provide reasonable grounds for a belief that there had been no misrepresentation or believed that there had been a misrepresentation;

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered; and

(e)	no person or company is liable in an action for rescission or damages if that person or company proves that the purchaser purchased the securities with knowledge of the misrepresentation.

In addition, no person or company, other than the issuer or selling security holder, will be liable if the person or company proves that:

(a)	the offering memorandum or any amendment to it was sent or delivered without the person’s or company’s knowledge or consent and that, on becoming aware of it being sent or delivered, that person or company gave reasonable general notice that it was so sent or delivered; or

(b)	with respect to any part of the offering memorandum or any amendment to it purporting to be made on the authority of an expert, or purporting to be a copy of, or an extract from, a report, an opinion or a statement of an expert, that person or company had no reasonable grounds to believe and did not believe that there had been a misrepresentation, the part of the offering memorandum or any amendment to it did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Not all defences upon which we or others may rely are described herein. Please refer to the full text of the Saskatchewan Act for a complete listing.

Similar rights of action for damages and rescission are provided in section 138.1 of the Saskatchewan Act in respect of a misrepresentation in advertising and sales literature disseminated in connection with an offering of securities.

Section 138.2 of the Saskatchewan Act also provides that where an individual makes a verbal statement to a prospective purchaser that contains a misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement.

Section 141(1) of the Saskatchewan Act provides a purchaser with the right to void the purchase agreement and to recover all money and other consideration paid by the purchaser for the securities if the securities are sold in contravention of the Saskatchewan Act, the regulations to the Saskatchewan Act or a decision of the Saskatchewan Financial Services Commission.

Section 141(2) of the Saskatchewan Act also provides a right of action for rescission or damages to a purchaser of securities to whom an offering memorandum or any amendment to it was not sent or delivered prior to or at the same time as the purchaser enters into an agreement to purchase the securities, as required by Section 80.1 of the Saskatchewan Act.

The rights of action for damages or rescission under the Saskatchewan Act are in addition to and do not derogate from any other right which a purchaser may have at law.

Section 147 of the Saskatchewan Act provides that no action shall be commenced to enforce any of the foregoing rights more than:

(a)	in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

(b)	in the case of any other action, other than an action for rescission, the earlier of:

(i)	one year after the plaintiff first had knowledge of the facts giving rise to the cause of action; or

(ii)	six years after the date of the transaction that gave rise to the cause of action.

The Saskatchewan Act also provides a purchaser who has received an amended offering memorandum delivered in accordance with subsection 80.1(3) of the Saskatchewan Act has a right to withdraw from the agreement to purchase the securities by delivering a notice to the person who or company that is selling the securities, indicating the purchaser’s intention not to be bound by the purchase agreement, provided such notice is delivered by the purchaser within two business days of receiving the amended offering memorandum.

New Brunswick

Section 150 of the Securities Act (New Brunswick) provides that where an offering memorandum (such as this Offering Memorandum) contains a Misrepresentation, a purchaser who purchases securities shall be deemed to have relied on the Misrepresentation if it was a Misrepresentation at the time of purchase and:

(a)	the purchaser has a right of action for damages against the issuer and any selling security holder(s) on whose behalf the distribution is made, or

(b)	where the purchaser purchased the securities from a person referred to in paragraph (a), the purchaser may elect to exercise a right of rescission against the person, in which case the purchaser shall have no right of action for damages against the person.

This statutory right of action is available to New Brunswick purchasers whether or not such purchaser relied on the Misrepresentation. However, there are various defences available to the issuer and the selling security holder(s). In particular, no person will be liable for a Misrepresentation if such person proves that the purchaser purchased the securities with knowledge of the Misrepresentation when the purchaser purchased the securities. Moreover, in an action for damages, the amount recoverable will not exceed the price at which the securities were offered under the offering memorandum and any defendant will not be liable for all or any part of the damages that the defendant proves do not represent the depreciation in value of the security as a result of the misrepresentation.

If the purchaser intends to rely on the rights described in (a) or (b) above, such purchaser must do so within strict time limitations. The purchaser must commence an its action to cancel the agreement within 180 days after the date of the transaction that gave rise to the cause of action. The purchaser must commence its action for damages within the earlier of:

(a)	one year after the purchaser first had knowledge of the facts giving rise to the cause of action; or

(b)	six years after the date of the transaction that gave rise to the cause of action.

Nova Scotia

The right of action for damages or rescission described herein is conferred by section 138 of the Securities Act (Nova Scotia). Section 138 of the Securities Act (Nova Scotia) provides, in relevant part, that in the event that an offering memorandum (such as this Offering Memorandum), together with any amendment thereto, or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a Misrepresentation, the purchaser will be deemed to have relied upon such Misrepresentation if it was a Misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the issuer and, subject to certain additional defences, every director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum or, alternatively, while still the owner of the securities purchased by the purchaser, may elect instead to exercise a statutory right of rescission against the issuer, in which case the purchaser shall have no right of action for damages against the issuer, directors of the issuer or persons who have signed the offering memorandum, provided that, among other limitations:

(a)	no action shall be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date on which the initial payment was made for the securities;

(b)	no person will be liable if it proves that the purchaser purchased the securities with knowledge of the Misrepresentation;

(c)	in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

(d)	in no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser.

In addition, a person or company, other than the issuer, will not be liable if that person or company proves that:

(a)	the offering memorandum or amendment to the offering memorandum was sent or delivered to the purchaser without the person’s or company’s knowledge or consent and that, on becoming aware of its delivery, the person or company gave reasonable general notice that it was delivered without the person’s or company’s knowledge or consent;

(b)	after delivery of the offering memorandum or amendment to the offering memorandum and before the purchase of the securities by the purchaser, on becoming aware of any Misrepresentation in the offering memorandum or amendment to the offering memorandum the person or company withdrew the person’s or company’s consent to the offering memorandum or amendment to the offering memorandum, and gave reasonable general notice of the withdrawal and the reason for it; or

(c)	with respect to any part of the offering memorandum or amendment to the offering memorandum purporting (i) to be made on the authority of an expert, or (ii) to be a copy of, or an extract from, a report, an opinion or a statement of an expert, the person or company had no reasonable grounds to believe and did not believe that (A) there had been a Misrepresentation, or (B) the relevant part of the offering memorandum or amendment to offering memorandum did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Further, no person or company, other than the issuer, will be liable with respect to any part of the offering memorandum or amendment to the offering memorandum not purporting (a) to be made on the authority of an expert or (b) to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company (i) failed to conduct a reasonable investigation to provide reasonable grounds for a belief that there had been no Misrepresentation or (ii) believed that there had been a Misrepresentation.

If a Misrepresentation is contained in a record incorporated by reference into, or deemed incorporated by reference into, the offering memorandum or amendment to the offering memorandum, the Misrepresentation is deemed to be contained in the offering memorandum or an amendment to the offering memorandum.

Manitoba, Newfoundland and Labrador, PEI, Yukon Territory, Nunavut and the Northwest Territories

In Manitoba, the Securities Act (Manitoba), in Newfoundland and Labrador the Securities Act (Newfoundland and Labrador), in Prince Edward Island the Securities Act (PEI), in Yukon, the Securities Act (Yukon), in Nunavut, the Securities Act (Nunavut) and in the Northwest Territories, the Securities Act (Northwest Territories) provides a statutory right of action for damages or rescission to purchasers resident in Manitoba, Newfoundland, PEI, Yukon, Nunavut and Northwest Territories respectively, in circumstances where this Offering Memorandum or an amendment hereto contains a misrepresentation, which rights are similar, but not identical, to the rights available to Ontario purchasers.

Alberta, British Columbia and Québec

Notwithstanding that the Securities Act (British Columbia), the Securities Act (Alberta), and the Securities Act (Québec) do not provide, or require the Company to provide, to purchasers resident in these jurisdictions any rights of action in circumstances where this Offering Memorandum or an amendment hereto contains a Misrepresentation, the Company hereby grants to such purchasers contractual rights of action that are equivalent to the statutory rights of action set forth above with respect to purchasers resident in Ontario.

The foregoing summary is subject to the express provisions of the securities legislation referred to above and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions. Such provisions may contain limitations and statutory defences on which the Company if any, may rely. The enforceability of these rights may be limited as described herein under section entitled “Enforcement of Legal Rights”.

The rights of action for damages or rescission discussed above are in addition to, and without derogation from, any other right or remedy which purchasers may have at law.

Enforcement of Legal Rights

The Issuer is incorporated under the laws of the State of Washington. All or substantially all of the directors and officers of the Issuer are or may be located outside of Canada and, as a result, it may not be possible for Canadian investors to effect service of process within Canada upon the Issuer or such persons. All or a substantial portion of the assets of the Issuer and such other persons are or may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the Issuer or such persons in Canada or to enforce a judgement obtained in Canadian courts against the Issuer or persons outside of Canada.

PROCEDURES FOR TENDERING EXISTING NOTES AND DELIVERING CONSENTS

General

In order for a holder of Existing Notes to receive New Notes, the holder must validly tender its Existing Notes pursuant to the Exchange Offer and not withdraw those Existing Notes. The tender of Existing Notes pursuant to the Exchange Offer in accordance with the procedures described below will constitute the delivery of a Consent with respect to the Existing Notes tendered. Holders may not deliver Consents without validly tendering their related Existing Notes pursuant to the Exchange Offer.

The method of delivery of Existing Notes, Consents and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message (as defined below) transmitted through ATOP, is at the election and risk of the holder tendering Existing Notes and delivering Consents and the Letter of Transmittal or transmitting an Agent’s Message, and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, we suggest that holders use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Early Tender Time or Expiration Time to permit timely delivery to the Exchange Agent. Tenders of Existing Notes and delivery of Consents pursuant to the Exchange Offer and the Consent Solicitation will be accepted only in denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Tender of Existing Notes; Binding Agreement

The tender of Existing Notes by a holder pursuant to the procedures set forth in the Offer Documents, and the subsequent acceptance of that tender by us, will constitute a binding agreement between that holder and us in accordance with the terms and subject to the conditions set forth in the Offer Documents. Withdrawal rights apply only prior to the Early Tender Time. See “The Exchange Offer and the Consent Solicitation—Withdrawal Rights”.

Delivery of Consents and Tenders of Existing Notes Held in Physical Form

To validly tender, and deliver Consents with respect to, Existing Notes held in physical form, a properly completed Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the holder of such Existing Notes, together with any signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at its address set forth on the back cover of this Offering Memorandum, and certificates representing such Existing Notes must be received by the Exchange Agent at such address prior to the Early Tender Time or Expiration Time. Letters of Transmittal and Existing Notes should be sent only to the Exchange Agent and should not be sent to us.

If the Existing Notes are registered in the name of a person other than the signer of a Letter of Transmittal, then, in order to validly tender such Existing Notes pursuant to the Exchange Offer and deliver Consents pursuant to the Consent Solicitation, the Existing Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of the holder(s) appear(s) on the Existing Notes, with the signature(s) on the Existing Notes or instruments of transfer guaranteed in accordance with the procedures set forth below. If these procedures are followed by a beneficial owner tendering Existing Notes and delivering Consents, prior to the Early Tender Time or Expiration Time the holder(s) of such Existing Notes must sign a valid proxy.

Delivery of Consents and Tenders of Existing Notes Held Through a Custodian

Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Existing Notes and deliver Consents should contact such broker, dealer, commercial bank, trust company or other nominee promptly and instruct such broker, dealer, commercial bank, trust company or other nominee to tender Existing Notes and deliver Consents on such beneficial owner’s behalf. See the instructions to the Letter of Transmittal for documents provided herewith that may be used by a beneficial owner in this process to instruct the broker, dealer, commercial bank, trust company or other nominee to tender Existing Notes.

Delivery of Consents and Tenders of Existing Notes Held Through DTC

To validly tender, and deliver Consents with respect to, Existing Notes that are held through DTC, DTC participants should either (1) properly complete and duly execute the Letter of Transmittal (or a manually signed facsimile thereof), together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal and such other documents to the Exchange Agent, or (2) electronically transmit their acceptance through ATOP (and thereby tender Existing Notes and deliver Consents) for which the Exchange Offer and the Consent Solicitation will be eligible. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Exchange Agent for its acceptance. Delivery of tendered Existing Notes held through DTC must be made to the Exchange Agent pursuant to the Book-Entry Delivery Procedures set forth below.

Except as provided below, unless a Book-Entry Confirmation (as defined below) is received by the Exchange Agent prior to the Early Tender Time or Expiration Time (accompanied by a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, or a properly transmitted Agent’s Message in lieu thereof, and all other required documents), we may, at our option, reject such Consents. In addition, except as provided below, unless a Book-Entry Confirmation is received by the Exchange Agent prior to the Early Tender Time or Expiration Time (accompanied by a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, or a properly transmitted Agent’s Message in lieu thereof, and all other required documents), we may, at our option, reject such tender. Exchange of the New Notes for the Existing Notes will be made only against deposit of the tendered Existing Notes and delivery of any other required documents.

Tender of Existing Notes Held Through Euroclear or Clearstream

To validly tender, and deliver Consents with respect to, Existing Notes that are held through Euroclear or Clearstream, the holder of such Existing Notes must arrange for a direct participant in Euroclear or Clearstream, as the case may be, to deliver the tender of such Existing Notes, which includes Blocking Instructions (as defined below), to Euroclear or Clearstream in accordance with the procedures and deadlines specified by Euroclear or Clearstream. “Blocking Instructions” means:

•	irrevocable instructions to block any attempt to transfer the holder’s Existing Notes before the Early Tender Time or Expiration Time;

•

irrevocable instructions to debit the holder’s account and deliver Consents on or about the Early Tender Time or Expiration Time in respect of all of such holder’s Existing Notes, or in respect of such lesser portion of such holder’s Existing Notes as are accepted for exchange by us, upon receipt of an instruction by the Exchange Agent; and

•

an irrevocable authorization to disclose, to the Exchange Agent, the identity of the participant account holder and account information, subject to the automatic withdrawal of the irrevocable instruction in the event that the Exchange Offer is terminated by us and the holder’s right to withdraw its Existing Notes as set forth in this Offering Memorandum.

The tender of a holder’s Existing Notes, which includes the Blocking Instructions described above, must be delivered and received by Euroclear or Clearstream, in accordance with the respective procedures established by them and before the deadlines established by each of those clearing systems. Holders are responsible for informing themselves of these deadlines and for arranging the due and timely delivery of Blocking Instructions to Euroclear or Clearstream.

Book-Entry Delivery Procedures

The Exchange Agent will establish an account with respect to the Existing Notes at DTC for purposes of the Exchange Offer and the Consent Solicitation within two business days after the date of this Offering Memorandum, and any financial institution that is a participant in DTC may make book-entry delivery of the Existing Notes and Consents by causing DTC to transfer such Existing Notes into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Existing Notes and Consents may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the Letter of Transmittal, or a facsimile of that document, with any required signature guarantees, or an Agent’s Message in lieu thereof, and all other required documents, must, in any case, be transmitted to, and received by, the Exchange Agent at its address set forth on the back cover of this Offering Memorandum prior to the Early Tender Time or Expiration Time. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer of Existing Notes into the Exchange Agent’s account at DTC, as described above, is referred to in this Offering Memorandum as a “Book-Entry Confirmation”.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the Existing Notes and delivering the related Consents and that the DTC participant has received the Letter of Transmittal, that the DTC participant agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the DTC participant.

Holders desiring to tender Existing Notes must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a recognized participant in good standing in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a “Medallion Signature Guarantor”), unless the Existing Notes tendered thereby are tendered:

•

by the holder of those Existing Notes (or by a DTC participant whose name appears on a security position listing as the owner of those Existing Notes) that has not completed either of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the applicable Letter of Transmittal; or

•

for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

If the holder tendering Existing Notes is a person other than the signer of the related Letter of Transmittal, or if Existing Notes not accepted for exchange or Existing Notes not being tendered are to be returned to a person other than the holder, then the signatures on the Letter of Transmittal accompanying the tendered Existing Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Effect of a Letter of Transmittal

Subject to, and effective upon, the acceptance for exchange of Existing Notes validly tendered pursuant to the Exchange Offer, by executing and delivering a Letter of Transmittal, a tendering holder of Existing Notes (1) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all of the Existing Notes tendered thereby and delivers Consents with respect thereto, waives any and all other rights with respect to the Existing Notes and releases and discharges us from any and all claims, if any, such holder may have now, or may have in the future, arising out of, or relating to, such Existing Notes and the Existing Notes Indenture, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to such Existing Notes or to participate in any redemption of such Existing Notes, and (2) irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Exchange Agent also acts as our agent) with respect to any such tendered Existing Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Existing Notes, or transfer ownership of such Existing Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us or upon our order, (ii) present such Existing Notes for transfer on the security register for the Existing Notes and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Existing Notes (except that the Exchange Agent will not have the rights to, or control over, funds from us, except as our agent), for the consideration for any tendered Existing Notes that are exchanged by us, all in accordance with the terms and subject to the conditions set forth in the Offer Documents.

Execution and delivery of the Letter of Transmittal will constitute delivery of a Consent.

Revocation of Consents

Only registered holders of the Existing Notes are entitled to execute Consents. Pursuant to the Existing Notes Indenture, the transfer of Existing Notes on the register for the Existing Notes will not have the effect of revoking any Consent previously given by the registered holder of those Existing Notes and that Consent will remain valid unless revoked by the person in whose name such Existing Notes are registered at the time of revocation. Revocation will be effective only if the Exchange Agent receives the notice of revocation prior to the Expiration Time.

No Guaranteed Delivery

We have not provided for the tender of Existing Notes by guaranteed delivery in connection with the Exchange Offer. Holders must tender their Existing Notes in accordance with the procedures set forth herein.

Mutilated, Lost, Stolen or Destroyed Certificates

If a holder desires to tender Existing Notes pursuant to the Exchange Offer and deliver Consents pursuant to the Consent Solicitation, but the certificates evidencing such Existing Notes have been mutilated, lost, stolen or destroyed, such holder should contact Deutsche Bank National Trust Company, the Trustee for the Existing Notes, to receive information about the procedures for obtaining replacement certificates for Existing Notes.

Other Matters

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Existing Notes and deliveries of Consents will be determined by us, in our sole discretion, and our determination shall be final and binding. Conditional or contingent tenders or Consents will not be considered valid. We reserve the absolute right to reject any or all tenders of Existing Notes or deliveries of Consents determined by us not to be in proper form or, in the case of the Existing Notes, if the acceptance for exchange of such Existing Notes may, in our opinion, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tenders to particular Existing Notes or of delivery as to particular Consents. Our interpretations of the terms and conditions of the Exchange Offer and the Consent Solicitation (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Existing Notes or deliveries of Consents must be cured within such time as we determine, unless waived by us. Tenders of Existing Notes and deliveries of Consents shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. Holders may not deliver Consents without validly tendering their related Existing Notes pursuant to the Exchange Offer. Neither we, the Exchange Agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Existing Notes or deliveries of Consents, or will incur any liability to holders for failure to give any such notice.

THE PROPOSED AMENDMENTS

This section sets forth a brief description of the Proposed Amendments to the Existing Notes Indenture for which Consents are being solicited. Pursuant to the terms of the Existing Notes Indenture, the consent of holders of at least a majority in principal amount of the Existing Notes then outstanding voting as a single class is required to authorize the Proposed Amendments (the “Required Consent”).

Existing Notes Indenture

The Proposed Amendments would make the following modifications to the provisions listed below:

Section Number	Covenant/Provisions

Section 1.01	Definitions (add defined terms to refer to the New Notes and the New Notes Indenture).

Section 4.11	Transactions with Affiliates (amend clause (a)(2)(B) to exempt the exchange of New Notes for Existing Notes pursuant to the Exchange Offer from the requirement to obtain a fairness opinion, to the extent the participation of certain significant shareholders of the Company in the Exchange Offer would constitute an affiliate transaction otherwise subject to such clause).

Section 6.01	Events of Default (amend clause (4) to provide that notice of a default for purposes of such clause may be made by the trustee or holders of at least 25% in aggregate principal amount of the New Notes and Existing Notes then outstanding, voting as a single class).

Section 6.02	Acceleration (amend the second sentence of the first paragraph to provide that acceleration pursuant to such sentence may be declared by the trustee or holders of at least 25% in aggregate principal amount of the New Notes and Existing Notes then outstanding, voting as a single class; and amend the third paragraph to provide that rescission of acceleration pursuant to such paragraph requires the consent of holders of at least a majority in aggregate principal amount of the New Notes and Existing Notes then outstanding, voting as a single class).

Section 6.04	Waivers of Past Defaults (amend the first sentence to provide that waiver of a default or event of default pursuant to such sentence requires the consent of holders of at least a majority in aggregate principal amount of the New Notes and Existing Notes then outstanding, voting as a single class; and amend the proviso to the first sentence to provide that rescission of acceleration requires the consent of holders of at least a majority in aggregate principal amount of the New Notes and Existing Notes then outstanding, voting as a single class).

Section 9.02	With Consent of Holders of Notes (amend the first paragraph to provide that amendment, supplement or waiver of any provision of the Existing Notes Indenture, the Existing Notes or the Existing Notes Guarantees pursuant to such paragraph requires consent of holders of at least a majority in aggregate principal amount of the New Notes and Existing Notes then outstanding, voting as a single class).

In addition, the Proposed Amendments would make other changes to the Existing Notes Indenture of a technical or conforming nature. Corresponding changes will also be made to the forms of the notes.

It is expected that the Company, the Existing Note Guarantors and the Trustee will execute a supplemental indenture giving effect to the Proposed Amendments concurrently with the closing of the Exchange Offer if the Required Consent has been obtained and the Exchange Offer is consummated. The supplemental indenture will become effective upon execution by the parties thereto. The Existing Notes will continue to evidence the same indebtedness following the adoption of the Proposed Amendments. If we terminate or withdraw the Exchange Offer, or the Existing Notes are not accepted by us pursuant to the Exchange Offer, the Proposed Amendments will not become operative.

General

The Proposed Amendments constitute a single proposal, and a Consent by a holder of the Existing Notes is a consent to all of the Proposed Amendments. The valid tender of Existing Notes pursuant to the Exchange Offer will constitute the giving of Consents by such holder to the Proposed Amendments and the waiver of such holder’s right to withdraw its Consents after the Early Tender Time. Following the receipt of the Required Consent with respect to the Proposed Amendments, the consummation of the Exchange Offer and the execution of the supplemental indenture referred to above, the Proposed Amendments will become operative, and the Proposed Amendments will then be binding on all Existing Notes that remain outstanding following the Exchange Offer.

MANAGEMENT

Existing Board of Directors

Our board of directors is currently comprised of five members, all of whom are independent directors. The Board has an Audit Committee and a Corporate Governance, Nominating and Compensation Committee.

There are no family relationships among the directors and executive officers of the Company.

Set forth below are our directors as of the date of this Offering Memorandum.

Name	Position
Donald M. Casey Jr.	Director
Kurt M. Cellar	Director, Co-Chairman
Jeffrey D. Goldberg	Director, Co-Chairman
Bradley S. Karro	Director
Omar Vaishnavi	Director

Executive Officers

Our senior executive officers are appointed by our board of directors. Set forth below are our senior executive officers as of the date of this Offering Memorandum. We expect that some or all of these senior executive officers will maintain their current positions following the implementation of the Exchange Offer.

Name	Position
K. Thomas Bailey	Chief Executive Officer and President
Steven Bryant	Executive Vice President, Sales and Marketing
Victor Diaz	Executive Vice President, Manufacturing, Operations and Supply Chain
Tammy Neske	Chief Business Officer and Corporate Secretary
Jay Dent	Senior Vice President, Finance

The address and telephone number of each director and executive officer is: c/o Angiotech Pharmaceuticals, Inc., 1618 Station Street, Vancouver, BC, Canada, V6A 1B6, (604) 221-7676.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Pursuant to our Audit Committee Charter, all transactions between us and any of our directors, executive officers or other related parties are subject to review by our audit committee. Our audit committee, in its sole discretion, is permitted to consider any factors it deems appropriate in approving any such related party transactions.

Certain Relationships and Related Party Transactions

Other than the transactions described in this Offering Memorandum, since January 1, 2012, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest.

Other than the transactions described in this Offering Memorandum, as of the date of this Offering Memorandum, the Company is not aware of any proceeding or action involving a director, executive officer or nominee that would be adverse to the Company.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

The Credit Facility, as amended on July 14, 2011 and March 12, 2012, provides us with up to $28.0 million in revolving aggregate principal amount (subject to a borrowing base and certain other conditions discussed below). As of March 31, 2012, under the Credit Facility, we had a nominal amount of borrowings outstanding, $2.7 million outstanding under issued letters of credit and $21.6 million of available borrowing capacity.

Borrowings under the Credit Facility are subject to a borrowing base formula based on certain balances of: eligible inventory, accounts receivable, real property, securities and intellectual property, net of applicable reserves. As a result, the amount we are able to borrow at any given time may fluctuate from month to month. Borrowings under the Credit Facility are secured by certain assets held by certain of our subsidiaries (the “Exit Guarantors”). Under the terms of the Credit Facility, our Exit Guarantors irrevocably and unconditionally jointly and severally guarantee: (a) the punctual payment; whether at stated maturity, by acceleration or otherwise; of all borrowings; including principal, interest, expenses or otherwise; when due and payable; and (b) the fulfillment of and compliance with all terms, conditions and covenants under the Credit Facility and all other related loan documents. Our Exit Guarantors also agree to pay any and all expenses that Wells Fargo may incur in enforcing its rights under the guarantee.

Borrowings under the Credit Facility bear interest at a rate equal to, at our option, either (a) the Base Rate (as defined in the Credit Facility to include a floor of 4.0%) plus either 3.25% or 3.50%, depending on the availability we have under the Credit Facility on the date of determination or (b) the LIBOR Rate (as defined in the Credit Facility to include a floor of 2.25%) plus either 3.50% or 3.75%, depending on the availability we have under the Credit Facility on the date of determination. If we were to default on our obligations under the Credit Facility, Wells Fargo also has the option to implement a default rate of an additional 2% above the already applicable interest rate. In addition to interest, we are required to pay an unused line fee of 0.5% per annum in respect to the unutilized commitments.

In addition to certain customary affirmative and negative covenants, including, but not limited to those related to the incurrence of additional indebtedness, asset sales, the incurrence of liens, and the making of certain investments, dividends and distributions, the Credit Facility also requires us to achieve a specified minimum Adjusted EBITDA and fixed charge coverage ratio as well as maintain $15 million in Excess Availability plus Qualified Cash, of which Qualified Cash must be at least $5 million (all as defined under the Credit Facility). In addition, in the event that the aggregate amount of cash and cash equivalents of the parent company and its subsidiaries exceeds $20 million at any time, we are required to immediately prepay any outstanding principal amount of the advances until paid in full in an amount equal to such excess. The Credit Facility contains certain customary events of default including but not limited to those for failure to comply with covenants, commencement of insolvency proceedings and defaults under our other indebtedness. While we are currently in compliance with the covenants specified under the Credit Facility, we cannot guarantee that we will be able to comply with these covenants and related conditions in 2012 and beyond. A breach of these covenants or failure to obtain waivers to cure any further breaches of the covenants and the restrictions set forth under the Credit Facility, may limit our ability to obtain additional advances or result in demands for accelerated repayment, thus further straining our working capital position and ability to continue operations.

Our cash resources and any borrowings available under the Credit Facility, in addition to cash generated from operations or cash available per commitments of certain of our creditors, are used to support our continuing sales and marketing initiatives, working capital requirements, debt servicing requirements, capital expenditure requirements, research and development initiatives and for general corporate purposes.

DESCRIPTION OF NEW NOTES

The New Notes will be issued pursuant to the Exchange Offer and may be issued pursuant to the Private Placement. The New Notes issued in the Exchange Offer will be issued in exchange for Existing Notes issued under the Existing Notes Indenture. The Issuer will issue all of the New Notes pursuant to an indenture (the “New Notes Indenture”) on substantially the same terms as the Existing Notes Indenture, except that:

•	Interest on the New Notes will accrue at a rate per annum equal to 9.0% and the New Notes will mature on December 1, 2016.

•	The Existing Notes were issued by the Parent, and guaranteed by the Issuer and other subsidiaries of the Parent, but the New Notes will be issued by the Issuer, and guaranteed by the Parent and other subsidiaries of the Parent;

•	The New Notes will be redeemable at the option of the Issuer at any time, in whole or in part, at a redemption price equal to the principal amount thereof, plus any accrued and unpaid interest thereon to the applicable redemption date and any outstanding fees, expenses or other amounts owing in respect thereof, provided that all Remaining Existing Notes then outstanding, if any, must be redeemed concurrently under the Existing Notes Indenture;

•	The covenant restricting incurrence of Indebtedness will be modified to prohibit incurrence of Indebtedness based on the Fixed Charge Coverage Ratio and to limit the amount of Permitted Refinancing Indebtedness that can be secured with Permitted Liens, as provided under the headings “—Certain Covenants – Incurrence of the Indebtedness and Issuance of Preferred Stock” and “—Certain Definitions”; and

•	So long as no Default or Event of Default has occurred and is continuing, the Parent may prepay the Remaining Old Notes in whole or in part prior to making any payments of principal on the New Notes.

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions”.

The Issuer will issue the New Notes under the New Notes Indenture among itself, the Guarantors and Deutsche Bank National Trust Company, as trustee. The New Notes issued in the Exchange Offer (the “New Unrestricted Notes”) will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof, and the New Notes, if any, that may be issued in the Private Placement (the “New Restricted Notes”) will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. References to the “New Notes” shall include both the New Restricted Notes, the New Unrestricted Notes and any additional New Notes that may from time to time be issued in accordance with the terms of the Indenture, unless otherwise specified. The terms of the New Notes will include those stated in the New Notes Indenture and those made part of the New Notes Indenture by reference to the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Collateral Documents referred to below under the caption “—Collateral” define the terms of the agreements that are expected to secure the New Notes.

The following description is a summary of the material provisions of the New Notes Indenture and the Collateral Documents and does not restate the agreements in their entirety. We urge you to read the New Notes Indenture and the Collateral Documents because they, and not this description, define your rights as a holder of the New Notes. Copies of the New Notes Indenture and the Collateral Documents will be available as set forth below under “—Additional Information”. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the respective meanings assigned to them in the New Notes Indenture and the Collateral Documents.

The registered holder of a New Note will be treated as the owner of the New Note for all purposes. Only registered holders will have rights under the New Notes Indenture.

Brief Description of the New Notes and the New Note Guarantees

The New Notes

The New Notes will:

•	be senior secured obligations of the Issuer;

•	be secured by second-priority liens and security interests over the assets, property and undertakings of the Parent, the Issuer and certain of their respective subsidiaries that currently or in the future secure the obligations under the Credit Facility, Hedging Obligations and cash management obligations;

•	rank equally in right of payment with all existing and future senior Indebtedness of the Issuer, except to the extent described below with respect to the Remaining Existing Notes;

•	rank senior in right of payment to all existing and future subordinated Indebtedness of the Issuer;

•	be effectively senior to all of the Issuer’s existing and future unsecured Indebtedness to the extent of the value of the Issuer Collateral that currently or in the future secures the New Notes;

•	rank equally in right of payment with the Remaining Existing Notes, except that in connection with an optional redemption of New Notes by the Issuer, all Remaining Existing Notes then outstanding, if any, must be redeemed concurrently under the Existing Notes Indenture;

•	be effectively subordinated to the Issuer’s obligations under the Credit Facility and all future Hedging Obligations and cash management obligations to the extent of the value of the Issuer Collateral that in the future secures the obligations under the Credit Facility, Hedging Obligations and cash management obligations; and

•	be unconditionally guaranteed by the Guarantors.

The New Note Guarantees

Each New Note Guarantee, as to the relevant Guarantor, will:

•	be a senior secured obligation of such Guarantor;

•	be secured by second-priority liens and security interests over the assets, property and undertakings of each Guarantor that currently or in the future secure such Guarantor’s guarantee of the obligations under the Credit Facility, Hedging Obligations and cash management obligations;

•	rank equally in right of payment to all existing and future senior Indebtedness of such Guarantor, except to the extent described below with respect to the Remaining Existing Notes;

•	rank senior in right of payment to any existing and future subordinated Indebtedness of such Guarantor;

•	be effectively senior to all of such Guarantor’s existing and future unsecured Indebtedness to the extent of the Guarantor Collateral that currently or in the future secures such Guarantor’s guarantee of the New Notes;

•	rank equally in right of payment with the Remaining Existing Notes, , except that in connection with an optional redemption of New Notes by the Issuer, all Remaining Existing Notes then outstanding, if any, must be redeemed concurrently under the Existing Notes Indenture; and

•	be effectively subordinated to the obligations of such Guarantor under its guarantee of the existing and future obligations under the Credit Facility, Hedging Obligations and cash management obligations to the extent of the value of the Guarantor Collateral that secures such Guarantor’s guarantee of the obligations under the Credit Facility, Hedging Obligations and cash management obligations.

Upon completion of the Exchange Offer, not all of the Subsidiaries of the Parent (other than the Issuer) will guarantee the New Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Excluding intercompany transactions, the Subsidiaries that will not be Guarantors accounted for approximately $70.5 million or 30%, and $19.6 million or 32%, of our total revenues from continuing operations for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively, and approximately $69.3 million or 11% of our total assets and approximately $14.9 million or 3% of our total liabilities as of March 31, 2012.

As of the date of the New Notes Indenture, all of the Subsidiaries of the Parent (other than the Issuer) will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”, we will be permitted to designate certain Subsidiaries of the Parent as “Unrestricted Subsidiaries.” The Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the New Notes Indenture. The Unrestricted Subsidiaries will not guarantee the New Notes.

Principal, Maturity and Interest

The Issuer will issue up to $204.0 million in aggregate principal amount of New Unrestricted Notes in the Exchange Offer. The Issuer may issue additional New Notes under the New Notes Indenture from time to time after the Exchange Offer, including additional amounts of New Restricted Notes in one or more private placements up to a maximum, including New Notes issued pursuant to the Exchange Offer, of $225 million in aggregate principal amount of New Notes. Any issuance of additional New Notes would be subject to all of the covenants in the New Notes Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”. Except as otherwise expressly provided in the New Notes Indenture, the New Notes and any additional New Notes subsequently issued under the New Notes Indenture will be treated as a single class for all purposes under the New Notes Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuer will issue New Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The New Notes will mature on December 1, 2016.

Interest on the New Notes will accrue at a rate per annum equal to 9.0% (computed on the basis of a 360-day year comprised of twelve 30-day months) and will be payable quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing September 1, 2012. The Issuer will make each interest payment to the holders of record of the New Notes on the immediately preceding February 15, May 15, August 15 and November 15. Interest on each New Note will accrue from the original issue date of such New Note. The Issuer may, at its option, pay in cash to each holder of an Existing Note that is tendered pursuant to the Exchange Offer its accrued and unpaid interest due on such Existing Note up to, but not including, the original issue date of the New Note surrendered in exchange therefor (the “Existing Note Accrued Interest”). If the Issuer elects not to pay the Existing Note Accrued Interest on an Existing Note in cash prior to the consummation of the Exchange Offer, then under the terms of the New Notes, on the first interest payment date under a New Note, in addition to interest payable on the New Notes, the Issuer will have an obligation to pay the Existing Note Accrued Interest to the holder of such New Note.

The interest rate on the New Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application, or the maximum rate permitted by applicable Canadian law.

Interest on overdue principal and interest will accrue at a rate that is 2% per annum in excess of the interest rate otherwise in effect (computed on the basis of a 360-day year comprised of twelve 30-day months) and the Issuer will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Methods of Receiving Payments on the New Notes

If a holder of New Notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium on that holder’s New Notes in accordance with those instructions. All other payments on the New Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Issuer elects to make interest payments by check mailed to the holders of New Notes at their respective addresses set forth in the register of holders.

Paying Agent and Registrar for the New Notes

The Trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the New Notes, and the Parent, the Issuer or any of their respective Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange New Notes in accordance with the provisions of the New Notes Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of New Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any note selected for redemption. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of New Notes to be redeemed.

New Note Guarantees

General

The New Notes will be guaranteed by the Parent and by each Subsidiary of the Parent (other than the Issuer) that provides a guarantee under the Existing Notes Indenture, the Credit Facility or any other Indebtedness (other than specified Permitted Indebtedness) of the Parent, the Issuer and the Restricted Subsidiaries of the Parent. These New Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its New Note Guarantee will be limited to reduce the risk that those obligations would be considered fraudulent conveyances or fraudulent transfers under applicable law. See “Risk Factors—Risks Related to the Collateral Securing the New Notes and New Note Guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or amalgamate or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such amalgamation, consolidation or merger assumes all the obligations of that Guarantor under the New Notes Indenture, its New Note Guarantee and the Collateral Documents pursuant to a supplemental indenture and appropriate Collateral Documents reasonably satisfactory to the Trustee; or

(b)	any Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the New Notes Indenture.

Release of New Note Guarantees

The New Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Parent, the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate the “Asset Sale” provisions of the New Notes Indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Parent, the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate the “Asset Sale” provisions of the New Notes Indenture;

(3)	if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the New Notes Indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the New Notes Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “ Satisfaction and Discharge”.

See “—Repurchase at the Option of Holders—Asset Sales”.

Optional Redemption

After the consummation of the Exchange Offer, the Issuer may redeem all or a part of the New Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount thereof, plus any accrued and unpaid interest thereon to the applicable redemption date and any outstanding fees, expenses or other amounts owing in respect thereof. The Issuer may redeem New Notes only if all Remaining Existing Notes then outstanding, if any, are redeemed concurrently under the Existing Notes Indenture. Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the New Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

Collateral

Assets Pledged as Collateral

Except for the Excluded Assets (as defined below), the New Notes and the New Note Guarantees will be secured, ratably with the Remaining Existing Notes and the Remaining Existing Note Guarantees, by second-priority Liens and security interests in the Collateral, including, without limitation, the following assets: (i) all accounts; (ii) all general intangibles, including intellectual property; (iii) all goods, including inventory and equipment; (iv) all chattel paper, instruments and deposit accounts; (v) all letters of credit and similar instruments; (vi) all supporting obligations and interests in receivables and other Collateral; (vii) all investment properties, including, without limitation, the equity interests of each direct and indirect subsidiary of the Parent and certain cash and other deposits; (viii) all commercial tort claims; (ix) all receivables; (x) all books and records pertaining to the Collateral; and (xi) and all products and proceeds of the foregoing, including insurance proceeds. The real property (including all applicable after-acquired real property) that is to be subject to Mortgages and forms a portion of the Collateral is referred to, individually and collectively, as the “Mortgaged Real Properties” in this Description of New Notes.

Even though the New Notes and New Note Guarantees will be secured, pursuant to the terms of the Collateral Documents and the Intercreditor Agreements (as defined below), the security interests in the Collateral securing the New Notes and the expected terms of the New Note Guarantees will rank junior in priority to the security interests in the Collateral at any time granted to secure the obligations under the Credit Facility and equally in priority with the security interests in the Collateral securing the Remaining Existing Notes and the Remaining Existing Note Guarantees. In addition, the New Notes will not be secured by any of the assets of any Subsidiary of the Parent (other than the Issuer) that is not a Guarantor. See “Risk Factors—Risks Related to the Collateral Securing the New Notes and New Note Guarantees”.

Excluded Assets

The Collateral will be limited to assets that secure our obligations under the Credit Facility. The Collateral will exclude certain items of property (“Excluded Assets”), including, without limitation: (i) Voting Stock of any Controlled Foreign Corporation (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), a “CFC”) solely to the extent that (y) such stock represents more than 65% of the outstanding Voting Stock of such CFC, and (z) hypothecating more than 65% of the total outstanding Voting Stock of such CFC would result in material adverse tax consequences, (ii) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of the Issuer or any Guarantor if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained (provided, that, the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition is unenforceable under any applicable law under any applicable jurisdiction, including, without limitation, Section 9-406, 9-407, 9-408, or 9-409 of the Code, (2) to limit, impair or otherwise affect the holders’ or the New Notes Collateral Agent’s continuing security interests in and liens upon any rights or interests of the Issuer or any Guarantor in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any accounts), or in respect of any such Stock, or (y) any proceeds from the sale, license, lease or other dispositions of any such contract, lease, permit, license, charter, license agreement or Stock, or (3) to apply to the extent that any consent or waiver has been obtained that would permit the security interest or lien notwithstanding the prohibition), and (iii) any trademark or service mark application filed in the United States Patent and Trademark Office on the basis of the Issuer or any Guarantor’s “intent-to-use” such trademark or service mark, unless and until acceptable evidence of use of such trademark or service mark has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051 et seq.), to the extent that granting a security interest in such trademark or service mark application prior to such filing would adversely affect the enforceability or validity of such trademark or service mark application.

Intercreditor Arrangements

The Collateral securing the New Notes and the New Note Guarantees also serves as Collateral to secure the obligations (including reimbursement obligations in respect of letters of credit) of the Issuer and the Guarantors under the Credit Facility on a first-priority basis, and Hedging Obligations and cash management obligations with lenders and affiliates and cash management obligations owed to lenders and affiliates are also secured on a first-priority basis. In addition, the Collateral securing the New Notes and the New Note Guarantees also serves as Collateral to secure the obligations of the Issuer and the Guarantors under the Remaining Existing Notes and the Remaining Existing Note Guarantees. On or prior to the date the New Notes are issued, the Person serving as “Collateral Agent” under the New Notes Indenture (the “New Notes Collateral Agent”) will join the existing intercreditor agreement (the “Existing Intercreditor Agreement”) among the Issuer and the Guarantors, the Person serving as the collateral agent (the “Collateral Agent”), on behalf of itself and the holders, the administrative agent (or analogous titles used therein) under the Credit Facility (the “Administrative Agent”) and the Person serving as the “Collateral Agent” under the Existing Notes Indenture (the “Existing Notes Collateral Agent”) and will enter into a new intercreditor agreement with the Existing Notes Collateral Agent (together, the “Intercreditor Agreements”), defining the rights of lenders and certain other parties (the “Credit Facility Secured Parties”) under the Credit Facility and related agreements and the holders of the Remaining Existing Notes and the New Notes with respect to the Collateral. The Intercreditor Agreements will provide, among other things, that (1) Liens on the Collateral securing the New Notes (and Liens on the Collateral securing the Remaining Existing Notes) will be junior to the Liens in favor of the Administrative Agent securing the Credit Facility obligations or other obligations which take priority above the Liens on the Collateral securing the New Notes and the Liens on the Collateral Securing the Remaining Existing Notes (the “First Priority Lien Obligations”), and consequently, the Credit Facility Secured Parties or holders of other First Priority Lien Obligations would be entitled to receive the proceeds from the disposition of any Collateral prior to the holders of the New Notes and the holders of the Remaining Existing Notes would be entitled to share ratably in any proceeds of Collateral not applied or allocated to the obligations under the Credit Facility, (2) during any insolvency proceedings, the Administrative Agent, the Existing Notes Collateral Agent and the New Notes Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (3) certain procedures for enforcing the second-priority Liens on the Collateral shall be followed. The New Notes Indenture will provide that if Indebtedness is incurred that is, and is permitted to be pursuant to the terms of the New Notes Indenture, secured on a junior priority basis by any Collateral, then the New Notes Collateral Agent, at the request of the Issuer, will agree to enter into the Intercreditor Agreements, with customary terms and provisions, or a supplement to the Intercreditor Agreements, with the representative of the holders of such Indebtedness and the Administrative Agent (if the Administrative Agent so agrees).

Pursuant to the terms of the Intercreditor Agreements, so long as the Credit Facility obligations or other First Priority Lien Obligations are secured, the Administrative Agent (or representative of any other First Priority Lien Obligations) will determine the time and method by which the security interests in the Collateral will be enforced, except as provided in the following paragraph. The New Notes Collateral Agent will not be permitted to enforce the security interests and certain other rights related to the New Notes on the Collateral even if an Event of Default has occurred and the New Notes have been accelerated except (1) in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to the New Notes or any New Note Guarantee, (2) as described in the following paragraphs and (3) in certain other limited situations. After the discharge of the first-priority Liens securing the Credit Facility obligations or other First Priority Lien Obligations, the New Notes Collateral Agent, acting at the instruction of the holders of a majority in principal amount of the New Notes, voting as one class, and in coordination with the Existing Notes Collateral Agent in accordance with the provisions of the New Notes Indenture and a pledge and security agreement entered into among the parties (the “Collateral Documents”), will determine the time and method by which its Lien in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and collateral administration), subject to the ratable interests of the holders of the Remaining Existing Notes, of the Collateral received by it under the Collateral Documents for the ratable benefit of the holders of the New Notes.

The New Notes Collateral Agent will be permitted to exercise rights and remedies with respect to the security interests in the Collateral after the passage of a period of time, to be agreed upon in the Collateral Documents, from the first date on which the New Notes Collateral Agent has either (1) notified the Administrative Agent and the Existing Notes Collateral Agent in writing of the declaration of the existence of any event of default resulting from nonpayment of any amount then due and payable under the New Notes or (2) notified the Administrative Agent and the Existing Notes Collateral Agent in writing of the declaration of the existence of any other event of default under the New Notes and the demand for the repayment of all of the principal amount of the New Notes. However, we expect that the New Notes Collateral Agent will only be permitted to exercise remedies to the extent that the Administrative Agent is not diligently pursuing in good faith the exercise of its enforcement rights and remedies with respect to the Collateral and then, in coordination with the Existing Notes Collateral Agent.

In the event of any sale or other disposition of any Collateral permitted under the terms of the Credit Facility, or consented to by the Administrative Agent, that results in the release of any of the Administrative Agent’s Liens on any Collateral (excluding any sale or other disposition that is expressly prohibited by the New Notes Indenture and the Collateral Documents (as in effect on the original issue date of the New Notes) unless such sale or other disposition is consummated in connection with the exercise of the Administrative Agent’s remedies in respect of Collateral or consummated after the commencement of any insolvency or liquidation proceeding or consummated upon the occurrence or during the existence of an event of default under the Credit Facility), the second-priority Liens on the Collateral would be automatically released to the same extent as the Administrative Agent’s Lien and the New Notes Collateral Agent would be required to take such actions (and will be deemed to have authorized such actions) as necessary to effect such release.

Upon either the occurrence of one or more of the following events (each, a “Trigger Event”), an Event of Default under the First Priority Lien Obligations, the acceleration of all the First Priority Lien Obligations or the receipt by the New Notes Collateral Agent of written notice from the Administrative Agent of its intention to commence to foreclose or take any similar action to realize upon the Collateral (such notice to be provided within five Business Days before any such action is taken), the Existing Notes Collateral Agent, the New Notes Collateral Agent and holders of the New Notes and/or the Existing Notes will have the option, by notice to the representative under the Credit Facility obligations or other relevant First Priority Lien Obligations, to be exercised within 30 days of the Trigger Event, to purchase all (but not less than all) First Priority Lien Obligations in full in cash. Such purchase of the First Priority Lien Obligations would have to be consummated within not less than five and not more than the later of (a) 30 days after receipt by the Administrative Agent of the notice of the election to exercise the purchase option or (b) 30 days after such Trigger Event of its intent to commence enforcement actions.

In the event a bankruptcy proceeding shall be commenced by or against the Issuer or any Guarantor and the Administrative Agent shall desire to permit the Issuer or any Guarantor the use of cash Collateral which constitutes Collateral securing First Priority Lien Obligations or to enter into certain debtor-in-possession financings with a holder of First Priority Lien Obligations (a “DIP Financing”) in such proceeding, the second-priority Liens on the Collateral are expected to, without any further action or consent by the New Notes Collateral Agent, be made junior and subordinated to Liens granted to secure such DIP Financing, provided, that, (1) the DIP Financing will be treated as First Priority Lien Obligations under the Intercreditor Agreements, (2) the aggregate outstanding principal amount of such DIP Financing, together with the aggregate outstanding principal amount of the First Priority Lien Obligations as of such date, will not exceed an amount to be agreed upon in the Intercreditor Agreements, (3) such cash Collateral use or DIP Financing will be on commercially reasonable terms and, if required by applicable law, will be approved by the governmental authority having jurisdiction over such bankruptcy proceeding and (4) such DIP Financing shall not compel the Issuer or any Guarantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the documents for the DIP Financing, except that such DIP Financing may (a) provide that the plan of reorganization require the discharge of First Priority Lien Obligations and (b) require the Issuer or any Guarantor to seek confirmation of a plan acceptable to the Administrative Agent and holders of First Priority Lien Obligations or entities providing the DIP Financing and containing milestones relating to such plan. We expect that to the extent the Liens securing the First Priority Lien Obligations would be subordinated to or pari passu with such DIP Financing, the New Notes Collateral Agent will subordinate their second-priority Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto and to a “carve-out” agreed to by the Administrative Agent or otherwise applicable thereto). In addition, the Intercreditor Agreements may contain customary provisions relating to the granting of adequate protection to the New Notes Collateral Agent.

Holders of the New Notes will be deemed to have agreed and accepted the terms of the Intercreditor Agreements by their acceptance of the New Notes.

Sufficiency of Collateral

The fair market value of the Collateral will be subject to fluctuations from time to time based on factors that include, among others, the ability to sell the Collateral in an orderly sale, general or industry-specific economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time (or at all), in an orderly manner, or for a price sufficient to satisfy the Issuer’s and Guarantors’ obligations under the New Notes and new Note Guarantees. In addition, in the event of a bankruptcy or other insolvency, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Certain Covenants with Respect to the Collateral

The Collateral will be pledged or mortgaged pursuant to the Collateral Documents, which will contain provisions relating to identification of the Collateral and the maintenance of perfected liens therein. The following is a summary of some of the covenants and provisions we expect to be set forth in the Collateral Documents and the New Notes Indenture as they relate to the Collateral, which we anticipate will be substantially identical to the corresponding provisions in the security documents with respect to the Credit Facility.

Maintenance of Collateral

The Collateral Documents and/or the New Notes Indenture, subject to certain exceptions, provide that the Issuer and the Guarantors shall maintain the Collateral in good working order and condition and repair (ordinary wear and tear excepted). The Collateral Documents and/or the New Notes Indenture also provides, subject to certain exceptions, that the Issuer and the Guarantors shall pay all material real estate and other taxes, and shall maintain in full force and effect all material permits and certain insurance coverages.

After-acquired Property

Following the original issue date of the New Notes, if the Issuer or any of the Guarantors acquires any real property that has a fair market value of at least $250,000 (“Qualified After-Acquired Real Property”), then upon such acquisition, the Issuer or the applicable Guarantor shall, at the reasonable request of the New Notes Collateral Agent, execute or deliver to the New Notes Collateral Agent any and all financing statements, future filings, service agreements pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel and all other documents that the New Notes Collateral Agent shall reasonably request in order to create and perfect liens in favor of the New Notes Collateral Agent in such Qualified After-Acquired Real Property. No such documents shall be required to be provided in respect of real property acquired by a CFC if providing such documents would result in adverse tax consequences or costs to the Issuer or the Guarantors in excess of the benefits afforded to the New Notes Collateral Agent thereby.

Further Assurances

The Collateral Documents and the New Notes Indenture will provide that the Issuer and the Guarantors shall, at their sole expense, do all acts which may be reasonably necessary to confirm that the New Notes Collateral Agent holds, for the benefit of the holders of the New Notes and the Trustee, duly created, enforceable and perfected and at least second-priority Liens and security interests in the Collateral (subject to Permitted Liens (as defined below)) to the extent required by the New Notes Indenture, the Collateral Documents and the Intercreditor Agreements.

As necessary, the Issuer and the Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions as the New Notes Collateral Agent may reasonably request, which may be necessary to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, including with respect to after-acquired Collateral, to the extent required thereunder.

Notwithstanding anything contained herein, the Issuer and the Guarantors shall not be required to (1) take any action to create or perfect any Lien under foreign law, unless required to do so under the Credit Facility, (2) from the date hereof through so long as the Credit Facility is in place, take any action to perfect the security interest in any vehicle or other goods subject to a certificate of title issued by any state that does not permit recordings of second liens on its certificate of titles or (3) take any action with respect to obtaining control agreements with respect to deposit accounts and securities accounts, except (i) from the date hereof through so long as the Credit Facility is in existence, to take commercially reasonable efforts to obtain control agreements with respect to those deposit accounts and securities accounts for which control agreements in favor of the Administrative Agent under the Credit Facility are in effect, and (ii) if the Credit Facility is no longer in existence, to take commercially reasonable efforts to obtain control agreements with respect to all deposit accounts except for any deposit account so long as the aggregate amount of funds in such other deposit accounts for which the New Notes Collateral Agent has not received a deposit account control agreement shall not exceed $500,000 in the aggregate as to all such deposit accounts.

Impairment of Security Interest

The Parent and the Issuer will agree not to take or omit to take, nor to permit any of the Restricted Subsidiaries to take or omit to take, any action which would materially adversely affect or impair the Liens in favor of the New Notes Collateral Agent and the holders of New Notes with respect to the Collateral. The Parent and the Issuer will agree not to enter into, nor permit any of the Restricted Subsidiaries to enter into, any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, if such agreement is otherwise prohibited by the New Notes Indenture, the New Notes, the New Note Guarantees, the Collateral Documents or the Intercreditor Agreements. The Parent and the Issuer will, and will cause each other Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as are necessary, or as the Trustee reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents; provided, however, that nothing herein will require the Issuer or any Guarantor to take any actions described in the last paragraph of “—Further Assurances”, above.

Real Estate Mortgages and Filings

The Credit Facility requires certain actions to be taken with respect to material owned real property, including, without limitation, the granting of mortgages, receipt of appraisals and receipt of environmental reports. The Collateral Documents and/or the New Notes Indenture will require, in each jurisdiction where possible, that the Issuer or the applicable Guarantor comply with substantially identical requirements on a second-priority basis.

Negative Pledge

The New Notes Indenture will provide that the Parent, the Issuer and the Restricted Subsidiaries will not further pledge the Collateral as security or otherwise, subject to Permitted Liens.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, but subject in all cases to the terms of the Intercreditor Agreements, the Collateral Documents will provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the New Notes Collateral Agent and, subject to the ratable interest of the holders of the Remaining Existing Notes, the distribution of the net proceeds of any such sale to the holders on a pro rata basis, subject to any prior Liens on the Collateral and the provisions of the Intercreditor Agreements. The Intercreditor Agreements will provide, among other things, that (1) Liens on the Collateral securing the New Notes will be junior to the Liens of the Administrative Agent, and consequently, the Credit Facility Secured Parties (or any holders of other First Priority Lien Obligations), including the lenders or their affiliates under the Credit Facility with whom the Issuer and the Guarantors have incurred certain Hedging Obligations and cash management obligations, will be entitled to receive the proceeds from the disposition of any such Collateral prior to the holders, (2) during any insolvency proceedings, the Administrative Agent, the Existing Notes Collateral Agent and the New Notes Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (3) certain procedures for enforcing the Liens on the Collateral will be followed. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Issuer’s obligations under the New Notes.

Certain Bankruptcy Limitations

Any right of the New Notes Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy or other insolvency laws in the event that a bankruptcy case were to be commenced by or against the Issuer or any Guarantor prior to the New Notes Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under the U.S. Bankruptcy Code, a secured creditor (such as the Trustee) is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor or any other Collateral, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the New Notes could be delayed following commencement of a bankruptcy case, whether or when the New Notes Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral. The U.S. Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the New Notes, the holders would hold secured claims to the extent of the value of the Collateral to which the holders are entitled, and unsecured claims with respect to such shortfall.

In addition, because a portion of the Collateral may in the future consist of pledges of a portion of the Capital Stock of the Parent’s foreign subsidiaries, the validity of those pledges under applicable foreign law, and the ability of the holders to realize upon that Collateral under applicable foreign law, may be limited by such law, which limitations may or may not affect such Liens.

Refinancings of The Credit Facility, the Existing Notes and the New Notes

The obligations under the Credit Facility, the obligations under the Existing Notes and the Existing Notes Indenture and the obligations under the New Notes Indenture and the New Notes may be refinanced or replaced, in whole or in part and in a greater amount subject to compliance with the covenants in the New Notes Indenture, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the Credit Facility or any security document related thereto, under the Existing Notes Indenture, or under the New Notes Indenture or under the Collateral Documents) of, the Administrative Agent, the Existing Notes Collateral Agent, the New Notes Collateral Agent, the holder of any remaining Existing Notes or the holder of any New Notes, all without affecting the Lien priorities provided for in the Intercreditor Agreements; provided, however, that the lenders providing or holders of any such refinancing or replacement indebtedness (or an authorized agent or Trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreements by executing the Intercreditor Agreements or an amendment or supplement to the Intercreditor Agreements agreeing to the terms of the Intercreditor Agreements.

In addition, if at any time in connection with or after the discharge of the Credit Facility obligations, the Issuer or any Guarantor enters into any replacement of the Credit Facility secured by the Collateral on a first-priority basis, then such prior discharge of the Credit Facility obligations shall automatically be deemed not to have occurred for all purposes of the Intercreditor Agreements, the Credit Facility, the Existing Notes Indenture, the New Notes Indenture and the Collateral Documents, and the Obligations under such Credit Facility shall automatically be treated as debt owed to the lenders under the Credit Facility for all purposes of the Intercreditor Agreements, including for purposes of the Lien priorities and rights in respect of the Collateral (or such portion thereof) set forth therein. During the period the Credit Facility is not in existence, the New Notes and the New Note Guarantees will be secured by a first-priority lien in the Collateral, ranking equally in priority with the lien securing the Existing Notes and the Existing Notes Guarantees.

In connection with any refinancing or replacement contemplated by the foregoing paragraph, we expect that the Intercreditor Agreements would be able to be amended at the request and sole expense of the Issuer, and without the consent of the Administrative Agent, the Existing Notes Collateral Agent, the New Notes Collateral Agent, the holder of any remaining Existing Notes or the holder of any New Notes, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness would be in compliance with the Credit Facility and the New Notes Indenture and (b) to establish that Liens on any Collateral securing such refinancing or replacement Indebtedness shall have the same priority (or junior priority) as the Liens on any Collateral securing the Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Release

The Liens on the Collateral will be released with respect to the New Notes and the New Note Guarantees, as applicable:

(1)	in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the New Notes;

(2)	in whole, upon satisfaction and discharge of the New Notes Indenture;

(3)	in whole, upon a legal or covenant defeasance as set forth under the caption “—Legal Defeasance and Covenant Defeasance”;

(4)	in whole or in part, as to any property constituting Collateral that is sold or otherwise disposed of by the Issuer or any of the Guarantors in a transaction permitted by “—Repurchase at the Option of Holders” and by the Collateral Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the New Notes Indenture and the Collateral Documents; or otherwise in accordance with, and as expressly provided for under, the New Notes Indenture or the Intercreditor Agreements;

(5)	in whole as to all Collateral that is owned by a Guarantor that is released from its New Note Guarantee in accordance with the New Notes Indenture; and

(6)	with the consent of holders of 75% in aggregate principal amount of the New Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, New Notes);

provided, that, in the case of any release in whole pursuant to clauses (1) through (3) above, all amounts owing to the Trustee under the New Notes Indenture, the New Notes, the New Note Guarantees, the Collateral Documents and the Intercreditor Agreements have been paid or otherwise provided for to the reasonable satisfaction of the Trustee.

Upon compliance by the Issuer or the Guarantors, as applicable, with the conditions precedent set forth above, the Trustee or the New Notes Collateral Agent shall promptly cause to be released and reconveyed to the Issuer or the Guarantors, as applicable, the released Collateral and, if necessary, the New Notes Collateral Agent shall, at the Issuer’s expense, cause to be filed such documents or instruments (as prepared by the Issuer and provided to the New Notes Collateral Agent) as shall be necessary to provide for the release by the New Notes Collateral Agent of the released Collateral.

Limitations on Stock and Related Collateral

The Capital Stock and other securities owned by the Issuer and any Guarantor will constitute Collateral only to the extent that such Capital Stock and other securities can secure the New Notes or the Guarantees, as applicable, without Rule 3-16 of Regulation S-X under the Securities Act requiring separate financial statements of the Issuer or the applicable Guarantor to be filed with the SEC. In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC of separate financial statements of the Issuer or any Guarantor due to the fact that the Issuer’s or such Guarantor’s Capital Stock and other securities secure the New Notes or the Guarantees, then the Capital Stock and other securities of the Issuer or such Guarantor shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement).

In such event, the New Notes Indenture and Collateral Documents may be amended or modified, without the consent of any holder of New Notes, to the extent necessary to release the second-priority security interests on the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) the Issuer’s or such Guarantor’s Capital Stock and other securities to secure the New Notes or the New Note Guarantees in excess of the amount then pledged without the filing with the SEC of separate financial statements of the Issuer or such Guarantor, then the Capital Stock and other securities of such Guarantor shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the New Notes Indenture and Collateral Documents may be amended or modified, without the consent of any holder of New Notes, to the extent necessary to subject such additional Capital Stock and other securities to the Liens under the New Notes Indenture and Collateral Documents.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of New Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that holder’s New Notes pursuant to a Change of Control Offer on the terms set forth in the New Notes Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of New Notes repurchased, plus accrued and unpaid interest on the New Notes repurchased to the date of purchase, subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 20 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the New Notes Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the New Notes Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the New Notes Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all New Notes or portions of New Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the New Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of New Notes or portions of New Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of New Notes properly tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Facility and the Existing Notes Indenture contain provisions, and agreements governing future Indebtedness or other obligations of the Issuer may also contain provisions, that prohibit certain events that would constitute a Change of Control or require the applicable Indebtedness or other obligations to be repurchased or repaid upon a Change of Control. The exercise by the holders of New Notes of their right to require the Issuer to repurchase the New Notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not. In addition, the Issuer cannot assure you that sufficient funds will be available when necessary to repurchase or repay the obligations under the Credit Facility any remaining Existing Notes, any other Indebtedness, and to make the required repurchases of the New Notes. Any failure by the Issuer to repurchase New Notes as required following a Change of Control Offer would result in a default under the New Notes Indenture. Such a default may, in turn, constitute a default under other existing Indebtedness or other obligations of the Issuer and may constitute a default under future Indebtedness or other obligations as well. In that case, the Issuer’s failure to purchase tendered New Notes would constitute an Event of Default under the New Notes Indenture which could, in turn, constitute a default under the other indebtedness. See “Risk Factors—Risks Relating to the New Notes—We must offer to repurchase the New Notes upon a change of control.” The Issuer’s obligation to make an offer to repurchase the New Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of at least a majority in aggregate principal amount of the New Notes and the Remaining Existing Notes, voting together as a single class. See “—Amendment, Supplement and Waiver”.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the New Notes Indenture are applicable. Except as described above with respect to a Change of Control, the New Notes Indenture does not contain provisions that permit the holders of the New Notes to require that the Issuer repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Notes Indenture applicable to a Change of Control Offer made by the Issuer and purchases all New Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) notice of redemption has been given pursuant to the New Notes Indenture as described above under the caption “—Optional Redemption”, unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Parent and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Issuer to repurchase its New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Parent and its Subsidiaries taken as a whole to another Person or group may be uncertain. Holders of New Notes may have to resort to legal action to resolve such uncertainty.

Asset Sales

The Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Parent, the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Parent, the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a combination of the foregoing. For purposes of this provision (and not for the purpose of the definition of Net Proceeds), each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Parent’s most recent consolidated balance sheet, of the Parent, the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes or any New Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Parent, the Issuer or such Restricted Subsidiary from further liability;

(b)	any securities, New Notes or other obligations received by the Parent, the Issuer or any such Restricted Subsidiary from such transferee that are converted within 90 days of such Asset Sale by the Parent, the Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

(3)	if such Asset Sale involves the transfer of Collateral:

(a)	such Asset Sale complies with the applicable provisions of the Collateral Documents;

(b)	to the extent required by the Collateral Documents, all consideration (including Cash Equivalents) received in such Asset Sale shall be expressly made subject to Liens under the Collateral Documents.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Parent, the Issuer, or the applicable Restricted Subsidiary, as the case may be, may apply such Net Proceeds at its option:

(1)	to repay Indebtedness and other obligations under a Credit Facility that are pari passu or senior in right of payment to the New Notes and to correspondingly reduce commitments with respect thereto;

(2)	to acquire Business Assets or any Capital Stock of a Permitted Business, if, after giving effect to any such acquisition of Capital Stock or Business Assets, such Capital Stock or Business Assets become part of or held or owned by a Guarantor;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Parent, the Issuer or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the New Notes Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant (except for Net Proceeds subject to the fifth paragraph of this “—Asset Sales” section) will constitute “Excess Proceeds.” Within 30 days after any date on which the aggregate amount of Excess Proceeds exceeds $15.0 million, the Parent or the Issuer will make an Asset Sale Offer to all holders of New Notes and all holders of other Indebtedness that is pari passu with the New Notes, containing provisions similar to those set forth in the New Notes Indenture with respect to offers to purchase, or redeem with the proceeds of sales of assets to purchase, the maximum principal amount of New Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent or the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the New Notes Indenture. If the aggregate principal amount of New Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the New Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, in the event that the Net Proceeds from an Asset Sale exceed $75.0 million in the aggregate, in lieu of applying such Net Proceeds as set forth above, within 30 days after the receipt of such Net Proceeds, the Parent or the Issuer shall apply such Net Proceeds to repay Indebtedness and other Obligations under any Credit Facility that is pari passu or senior in right of payment to the New Notes and to correspondingly reduce commitments with respect thereto. Any Net Proceeds subject to this paragraph that are not applied as set forth in the preceding sentence will constitute “Excess Proceeds” solely for purposes of this paragraph. When the aggregate amount of Excess Proceeds subject to this paragraph exceeds $25.0 million, within 20 days thereof, the Parent or the Issuer will make an Asset Sale Offer, to all holders of New Notes and all holders of other Indebtedness that is pari passu with the New Notes, containing provisions similar to those set forth in the New Notes Indenture with respect to offers to purchase, or redeem with the proceeds of sales of assets to purchase, the maximum principal amount of New Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds subject to this paragraph. The offer price in any Asset Sale Offer pursuant to this paragraph will be equal to 101% of the principal amount, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds subject to this paragraph remain after consummation of an Asset Sale Offer, the Parent or the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the New Notes Indenture. If the aggregate principal amount of New Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds subject to this paragraph, the Trustee will select the New Notes and such other pari passu Indebtedness (other than the Remaining Existing Notes) to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds subject to this paragraph will be reset at zero.

The Parent and the Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with each repurchase of New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the New Notes Indenture, the Parent and the Issuer will comply with such applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the New Notes Indenture by virtue of such compliance.

The Credit Facility and the Existing Notes Indenture contain provisions, and future agreements governing Indebtedness or other obligations of the Issuer may also contain provisions, that prohibit certain events that would constitute an Asset Sale or require the applicable Indebtedness or other obligations to be repurchased or repaid in respect of an Asset Sale. The exercise by the holders of New Notes of their right to require the Parent or the Issuer to repurchase the New Notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not. In addition, the Issuer cannot assure you that sufficient funds will be available when necessary to repurchase or repay the obligations under the Credit Facility any remaining Existing Notes, any other Indebtedness, and to make any required repurchases. Any failure by the Parent or the Issuer to purchase tendered New Notes would constitute an Event of Default under the New Notes Indenture which could, in turn, constitute a default under the other indebtedness. Finally, the ability of the Parent and the Issuer to pay cash to the holders of New Notes to satisfy a required repurchase may be limited by the their then existing financial resources.

Selection and Notice

If less than all of the New Notes are to be redeemed at any time, the Trustee will select New Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No New Notes of $2,000 or less may be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of New Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New Notes or a satisfaction and discharge of the New Notes Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of New Notes upon cancellation of the original note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Notes or portions of New Notes called for redemption.

Changes in Covenants when New Notes Rated Investment Grade

If on any date following the date of the New Notes Indenture:

(1)	the New Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P, and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the New Notes, the covenants specifically listed under the following captions in this Offering Memorandum will no longer be applicable to the New Notes:

(1)	“—Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Certain Covenants—Restricted Payments”;

(3)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	“—Certain Covenants—Dividend, Payment and Other Restrictions Affecting Subsidiaries”;

(5)	“—Certain Covenants—Transactions with Affiliates”;

(6)	“—Certain Covenants—Limitation on Sale and Leaseback Transactions”; and

(7)	clause (4) of the covenant listed under “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of Assets”.

We cannot assure you that the New Notes will ever achieve or maintain an investment grade rating.

Certain Covenants

Restricted Payments

The Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Parent’s, the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Issuer, the Parent or any of the Restricted Subsidiaries) or to the direct or indirect holders of the Parent’s, the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent and other than dividends or distributions payable to the Issuer or a Guarantor);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving the Issuer) any Equity Interests of the Issuer, the Parent or any other direct or indirect parent of the Issuer;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the New Notes or to any New Note Guarantee (excluding any intercompany Indebtedness between or among the Parent, the Issuer or any of the Restricted Subsidiaries), except a payment of interest thereon or principal at the Stated Maturity related to such payment of interest or principal; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent, the Issuer and the Restricted Subsidiaries since the date of the New Notes Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the beginning of the fiscal quarter ended March 31, 2012 to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net cash proceeds received by the Parent or the Issuer since the date of the New Notes Indenture as a contribution to its common equity capital or in the case of the Parent, from the issue or sale of Equity Interests of the Parent (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Parent that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Parent); plus

(c)	to the extent that any Restricted Investment that was made after the date of the New Notes Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)

to the extent that any Unrestricted Subsidiary designated as such after the date of the New Notes Indenture is redesignated as a Restricted Subsidiary after the date of the New Notes Indenture, the lesser of (i) the Fair Market Value of the Parent’s (direct or indirect) Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the New Notes Indenture; plus

(e)	50% of any dividends received by the Parent, the Issuer or a Wholly-Owned Restricted Subsidiary of the Parent that is a Guarantor after the date of the New Notes Indenture from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Parent for such period.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or the giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the New Notes Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests of the Parent or the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided, that, the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the New Notes or to any New Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by the Issuer or a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent, the Issuer or any of the Restricted Subsidiaries held by any current or former officer, director or employee of the Parent, the Issuer or any of the Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that, the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Parent, the Issuer or any of the Restricted Subsidiaries issued on or after the date of the New Notes Indenture in accordance with the Fixed Charge Coverage Ratio Test; and

(8)	other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the New Notes Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent, the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Parent, whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and neither the Parent nor the Issuer will issue any Disqualified Stock or will permit any of the Restricted Subsidiaries to issue any shares of preferred stock.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Issuer and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and the Guarantors thereunder) not to exceed $50.0 million, provided, that, not more than $25.0 million of such Indebtedness at any one time outstanding under this clause (1) shall be term indebtedness;

(2)	the incurrence by the Parent, the Issuer and the Restricted Subsidiaries of the Existing Indebtedness (including Indebtedness arising under the Remaining Existing Notes and the Remaining Existing Notes Guarantees);

(3)	the incurrence by the Issuer and the Guarantors of Indebtedness represented by the New Notes and the related New Note Guarantees to be issued on the date of the New Notes Indenture;

(4)	the incurrence by the Parent, the Issuer or any of the Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Parent, the Issuer or any of the Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5)	Indebtedness of a Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Parent, the Issuer or a Restricted Subsidiary (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by the Parent, the Issuer or a Restricted Subsidiary); provided, however, that for any such Indebtedness outstanding at any time under this clause (5), on the date that such Subsidiary is acquired by the Parent, the Issuer or a Restricted Subsidiary, the Parent or the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (5);

(6)	the incurrence by the Parent, the Issuer or any of the Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the New Notes Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (6) or (13) of this paragraph;

(7)	the incurrence by the Parent, the Issuer or any of the Restricted Subsidiaries of intercompany Indebtedness between or among the Parent, the Issuer and any of the Parent’s Wholly-Owned Restricted Subsidiaries; provided, however, that:

(a)	if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuer, or the New Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent, the Issuer or a Wholly-Owned Restricted Subsidiary of the Parent and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Parent, the Issuer or a Wholly-Owned Restricted Subsidiary of the Parent, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent, the Issuer, or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the issuance by any of the Restricted Subsidiaries to the Parent, the Issuer, or to any Wholly-Owned Restricted Subsidiary of the Parent of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Parent, the Issuer or a Wholly-Owned Restricted Subsidiary of the Parent; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Parent, the Issuer or a Wholly-Owned Restricted Subsidiary of the Parent, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)	the incurrence by the Parent, the Issuer or any of the Restricted Subsidiaries of Hedging Obligations and cash management obligations in the ordinary course of business;

(10)	the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Parent, the Issuer or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided, that, if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11)	the incurrence by the Parent, the Issuer or any of the Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance and surety bonds in the ordinary course of business;

(12)	the incurrence by the Parent, the Issuer or any of the Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days; and

(13)	the incurrence by the Issuer and/or the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $35.0 million.

The Parent and the Issuer will not incur, and will not permit any other Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Parent, the Issuer or such other Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the New Notes and/or the applicable New Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Parent, the Issuer or any other Guarantor solely by virtue of being unsecured or by virtue of holders of secured Indebtedness having entered into inter-creditor agreements giving one or more of such holders priority over the other holders in the Collateral held by them or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the New Notes Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Parent, the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend Payment and Other Restrictions Affecting Subsidiaries

The Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Parent, the Issuer or any of the Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Parent, the Issuer or any of the Restricted Subsidiaries;

(2)	make loans or advances to the Parent, the Issuer or any of the Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Parent, the Issuer or any of the Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness in effect on the date of the New Notes Indenture and any amendments, restatements, modifications, renewals, supplements, refundings,

replacements or refinancings of those agreements; provided, that, the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the New Notes Indenture;

(2)	the New Notes Indenture, the New Notes, the New Note Guarantees and the Collateral Documents;

(3)	any applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Parent, the Issuer or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the New Notes Indenture to be incurred;

(5)	non-assignment or change in control provisions in contracts and licenses entered into in the ordinary course of business;

(6)	the license of any intellectual property of the Parent, the Issuer or any of the Restricted Subsidiaries;

(7)	the release, waiver or novation of contractual, indemnification or other legal rights;

(8)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(9)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(10)	Permitted Refinancing Indebtedness; provided, that, the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(11)	Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(12)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Parent’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(13)	restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Amalgamation, Consolidation or Sale of Assets

The Parent and the Issuer will not, directly or indirectly: (i) amalgamate, consolidate or merge with or into another Person (whether or not the Parent or, as the case may be, the Issuer is the surviving Person); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Parent and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Parent or, as the case may be, the Issuer, is the surviving corporation; or (b) the Person formed by or surviving any such amalgamation, consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States, the District of Columbia, Canada or any province or territory of Canada;

(2)	the Person formed by or surviving any such amalgamation, consolidation or merger (if other than the Issuer or, as the case may be, the Parent) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Issuer under the New Notes, the New Notes Indenture and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Parent or, as the case may be, the Issuer, or the Person formed by or surviving any such amalgamation, consolidation or merger (if other than the Parent) or to which such sale, assignment, transfer, conveyance or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio Test.

In addition, the Issuer and the Parent will not, directly or indirectly, lease all or substantially all of the properties and assets of the Parent, the Issuer and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Amalgamation, Consolidation or Sale of Assets” covenant will not apply to:

(1)	an amalgamation or merger of the Issuer or, as the case may be, the Parent, with an Affiliate solely for the purpose of reincorporating the Issuer or, as the case may be, the Parent, in another jurisdiction; or

(2)	any amalgamation, consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and any Guarantor.

Transactions with Affiliates

The Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contact, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Parent, the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent, the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	the Issuer delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Parent set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Parent; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Parent, the Issuer or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement, consulting agreement, severance agreement, insurance policy or any similar arrangement entered into by the Parent, the Issuer or any of the Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto, and, with respect to consulting agreements only, the terms of which have been approved by the audit committee of the Board of Directors of the Parent;

(2)	transactions between or among the Parent, the Issuer and/or the Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Parent solely because the Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Parent;

(5)	any transaction pursuant to any contract in existence on the date of the original issuance of the New Notes;

(6)	any issuance of Equity Interests (other than Disqualified Stock) of the Parent to Affiliates of the Parent; and

(7)	Restricted Payments that do not violate the provisions of the New Notes Indenture described above under the caption “—Restricted Payments”.

Business Activities

The Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Parent, the Issuer and the Restricted Subsidiaries taken as a whole.

Additional New Note Guarantees

If any Restricted Subsidiary which is not a Guarantor guarantees any other Indebtedness of the Parent, the Issuer or any of the Restricted Subsidiaries, including Indebtedness under the Existing Notes Indenture or Credit Facilities, then that Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the Trustee within 10 Business Days of the date on which it guarantees such other Indebtedness.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent or the Issuer and the Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments”. If, at any time, any Unrestricted

Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the New Notes Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, the Issuer will be in default of such covenant. The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that, such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (ii) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

The Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, that, the Issuer or any Guarantor may enter into a sale and leaseback transaction if:

(1)	the Issuer or that Guarantor, as applicable, could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio Test and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”;

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Parent and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Parent, the Issuer or such Guarantor applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”.

Payments for Consent

The Parent and the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the New Notes Indenture or the New Notes, unless such consideration is offered to be paid and is paid to all holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Subject to the last paragraph of this section, whether or not required by the rules and regulations of the SEC, so long as any New Notes are outstanding, the Issuer will furnish to the holders of New Notes or cause the Trustee to furnish to the holders of New Notes, within the time periods specified in the SEC’s rules and regulations, all reports that would be required to be filed with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act or any successor provision thereto if the Parent were subject thereto.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report will include a report on the Parent’s consolidated financial statements by the Parent’s certified independent accountants. In addition, the Parent will file a copy of each of the reports referred to in the paragraph above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, the Parent is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Parent will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Parent and the Issuer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Parent’s filings for any reason, the Parent will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Parent were required to file those reports with the SEC.

If the Parent or the Issuer has designated any of the Subsidiaries of the Parent as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Parent.

In addition, the Issuer and the Guarantors agree that, for so long as any New Notes remain outstanding, if at any time the Parent is not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of New Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the New Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the New Notes;

(3)	failure by the Parent, the Issuer or any of the Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control”, “—Repurchase at the Option of Holders—Asset Sales”, “—Certain Covenants—Restricted Payments”, “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, or “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of Assets”;

(4)	failure by the Parent, the Issuer or any of the Restricted Subsidiaries for 60 days after notice to the Issuer by the Trustee or the holders of at least 25% in aggregate principal amount of the New Notes and Existing Notes then outstanding voting as a single class to comply with any agreements in the New Notes Indenture other than those listed in the preceding clauses (1)—(3);

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent, the Issuer or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Parent, the Issuer or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the New Notes Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(1)	failure by the Parent, the Issuer or any of the Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(2)	(i) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the New Notes Indenture or the Collateral Documents) with respect to Collateral having a Fair Market Value in excess of $10.0 million, or an assertion by the Parent, the Issuer or any of the Restricted Subsidiaries that any Collateral having a Fair Market Value in excess of $10.0 million is not subject to a valid, perfected security interest (except as permitted by the terms of the New Notes Indenture or the Collateral Documents); or (ii) the repudiation by the Parent, the Issuer or any of the Restricted Subsidiaries of any of their material obligations under any Collateral Document;

(3)	except as permitted by the New Notes Indenture, any New Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its New Note Guarantee; and

(4)	certain events of bankruptcy or insolvency described in the New Notes Indenture with respect to the Parent, the Issuer or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Parent, the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding New Notes and Remaining Existing Notes voting together as a single class may declare all of the New Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the New Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

Subject to the provisions of the New Notes Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the New Notes Indenture at the request or direction of any holders of New Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or interest, if any, when due, no holder of a note may pursue any remedy with respect to the New Notes Indenture or the New Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding New Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding New Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding New Notes by notice to the Trustee may, on behalf of the holders of all of the New Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the New Notes Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the New Notes.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the New Notes Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the New Notes, the New Notes Indenture, the New Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of the Board of Directors of the Parent evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding New Notes and all obligations of the Guarantors discharged with respect to their New Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding New Notes to receive payments in respect of the principal of, or interest or premium on, such New Notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the New Notes Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the New Notes Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the New Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding New Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the New Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of:

(a)	U.S. counsel reasonably acceptable to the Trustee confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the New Notes Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding New Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and

(b)	Canadian counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding New Notes will not recognize gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Legal Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of:

(a)	U.S. counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding New Notes will not recognize gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(b)	Canadian counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding New Notes will not recognize gain or loss for Canadian federal, provincial or territorial income tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal, provincial or territorial income tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the New Notes Indenture) to which the Parent, the Issuer or any of the other Subsidiaries of Parent is a party or by which the Parent, the Issuer or any of the other Subsidiaries of Parent is bound;

(6)	the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of New Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7)	the Issuer must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the New Notes Indenture, the New Notes or the New Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the New Notes and the Remaining Existing Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the New Notes or Remaining Existing Notes), voting together as a single class and any existing Default or Event of Default or compliance with any provision of the New Notes Indenture, the New Notes or the New Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding New Notes and Remaining Existing Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the New Notes or Remaining Existing Notes), voting together as a single class.

Without the consent of each holder of New Notes affected, an amendment, supplement or waiver may not (with respect to any New Notes held by a non-consenting holder):

(1)	reduce the principal amount of New Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium on, the New Notes (except a rescission of acceleration of the New Notes by the holders of at least a majority in aggregate principal amount of the then outstanding New Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the New Notes;

(6)	make any change in the provisions of the New Notes Indenture relating to waivers of past Defaults or the rights of holders of New Notes to receive payments of principal of, or interest or premium on, the New Notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its New Note Guarantee or the New Notes Indenture, except in accordance with the terms of the New Notes Indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the New Notes Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the New Notes will require the consent of holders of at least 75% in aggregate principal amount of the New Notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of New Notes, the Issuer, the Guarantors and the Trustee may amend or supplement the New Notes Indenture, the New Notes or the New Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated New Notes in addition to or in place of certificated New Notes;

(3)	to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of New Notes and New Note Guarantees in the case of an amalgamation, merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of New Notes or that does not adversely affect the legal rights under the New Notes Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the New Notes Indenture under the Trust Indenture Act;

(6)	to conform the text of the New Notes Indenture, the New Note Guarantees, the Collateral Documents or the New Notes to any provision of this Description of New Notes to the extent that such provision in this Description of New Notes was intended to be a verbatim recitation of a provision of the New Notes Indenture, the New Note Guarantees, the Collateral Documents or the New Notes;

(7)	to enter into additional or supplemental Collateral Documents;

(8)	to release Collateral in accordance with the terms of the New Notes Indenture and the Collateral Documents;

(9)	to make, complete or confirm any grant of Collateral permitted or required by the New Notes Indenture or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in the New Notes Indenture or any of the Collateral Documents;

(10)	to provide for the issuance of additional New Notes in accordance with the limitations set forth in the New Notes Indenture as of the date of the New Notes Indenture; or

(11)	to allow any Guarantor to execute a supplemental indenture and/or a New Note Guarantee with respect to the New Notes.

Satisfaction and Discharge

The New Notes Indenture will be discharged and will cease to be of further effect as to all New Notes issued thereunder, when:

(1)	either:

(a)	all New Notes that have been authenticated (except lost, stolen or destroyed New Notes that have been replaced or paid and New Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

(b)	all New Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise will become due and payable at their maturity within one year, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the New Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the New Notes Indenture; and

(4)	the Issuer has delivered irrevocable instructions to the Trustee under the New Notes Indenture to apply the deposited money toward the payment of the New Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Foreign Currency Equivalents

For purposes of determining compliance with any U.S. dollar-denominated restriction or amount, the U.S. dollar equivalent principal amount of any amount denominated in a foreign currency will be the Dollar Equivalent calculated on the date the Indebtedness was incurred or other transaction was entered into, or first committed, in the case of revolving credit debt, provided, that, if any Permitted Refinancing Indebtedness is incurred to refinance Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated on the date of such refinancing, such U.S. dollar denominated restriction will be deemed not have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision in the New Notes Indenture, no restriction or amount will be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Consent to Jurisdiction and Service of Process

The Issuer will irrevocably appoint National Registered Agents, Inc. as its agent for service of process in any suit, action or proceeding with respect to the New Notes Indenture, the Collateral Documents or the New Notes brought in any Federal or state court located in New York City and agree that each of the parties submits to the jurisdiction thereof.

Enforceability of Judgments

Since most of the Parent’s assets are located outside the United States, any judgment obtained in the United States against it, including judgments with respect to the payment of any principal, premium and interest may not be collectible within United States. The laws of the Province of British Columbia and the laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of British Columbia on a final and conclusive judgment in personam of a federal or state court in the State of New York that is subsisting and unsatisfied and is not impeachable as void or voidable under the law of the State of New York for a sum certain if:

(1)	the court rendering such judgment had jurisdiction, as determined under the laws of the Province of British Columbia, over the judgment debtor and the subject matter of the action;

(2)	such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as that term is understood under the laws of the Province of British Columbia and the laws of Canada applicable therein, or contrary to any order made by the Attorney-General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada);

(3)	the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws;

(4)	the action to enforce such judgment is commenced in compliance with the Limitations Act (British Columbia);

(5)	there has been no manifest error on the face of such judgment; and

(6)	the judgment is final and not subject to appeal.

Under the Currency Act (Canada), a court of competent jurisdiction in the Province of British Columbia may, except in limited circumstances, only give judgment in Canadian dollars.

Governing Law

The New Notes Indenture and the New Notes are governed by the laws of the State of New York.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer or any Guarantor, the New Notes Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the New Notes Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The New Notes Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Notes Indenture at the request of any holder of New Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this Offering Memorandum may obtain a copy of the New Notes Indenture and the Collateral Documents when available, without charge, by writing to the Parent at 1618 Station Street, Vancouver, British Columbia V6A 1B6, Attention: Investor Relations.

Global Notes; Book Entry; Form

The New Notes will be issued in the form of one or more global securities. The global securities will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. New Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Once the global securities are deposited with DTC, DTC credits, on its book-entry registration and transfer system, the principal amount of New Notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global security for all purposes under the New Notes Indenture and the New Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you are not entitled to have the New Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any New Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the New Notes represented by each global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of such global security. Neither we, the trustee nor any paying agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, credits participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants are governed by standing instructions and customary practices and are the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

If we redeem less than all of the New Notes, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global securities to be redeemed.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account(s) the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency (and in either such case we fail to appoint a successor depositary) or there is an event of default under the New Notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee has or will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Certain Definitions

Set forth below are certain defined terms used in the New Notes Indenture. Reference is made to the New Notes Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease (as lessor), conveyance or other disposition of any assets or rights; provided, that, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Parent, the Issuer and the Restricted Subsidiaries taken as a whole will be governed by the provisions of the New Notes Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in Issuer or any of the Restricted Subsidiaries or the sale of Equity Interests in any of their respective Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2)	a transfer of assets between or among the Issuer and any Guarantor, or a transfer of assets between or among any non-Guarantor that is a Restricted Subsidiary;

(3)	a transfer of assets to the Issuer or any Guarantor from any Restricted Subsidiary;

(4)	an issuance of Equity Interests by the Issuer to the Parent or by a Restricted Subsidiary to the Issuer or to any Guarantor;

(5)	the sale or lease of inventory, products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged surplus or worn-out or obsolete assets in the ordinary course of business including by the discontinuation of operations or divisions;

(6)	the license of any intellectual property of the Parent, the Issuer or any of the Restricted Subsidiaries;

(7)	the exchange of assets held by the Parent, the Issuer or a Restricted Subsidiary for assets held by any Person or entity, provided, that, (i) the assets received by the Parent, the Issuer or such Restricted Subsidiary in any such exchange will immediately constitute, be part of, or be used in a Permitted Business; and (ii) any such assets received are of a comparable Fair Market Value to the assets exchanged;

(8)	the surrender or waiver of contract or intellectual property rights, or the settlement, release or surrender of contract, tort or other litigation claims, but only to the extent that, pursuant to such surrender, waiver, settlement or release, the Parent, the Issuer or any of the Restricted Subsidiaries does not receive cash or Cash Equivalents in exchange therefor;

(9)	the sale, transfer or other disposition of cash or Cash Equivalents; and

(10)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the New Notes Indenture.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Asset” means assets (except in connection with the acquisition of a Subsidiary in a Permitted Business that becomes a Guarantor) other than notes, bonds, obligations and securities that, in the good faith reasonable judgment of the Board of Directors of the Parent, will immediately constitute, be a part of, or be used in, a Permitted Business.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars or, in the case of the Parent or any of its Subsidiaries, such currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the Canadian or United States government or any agency or instrumentality of the Canadian or United States government (provided, that, the full faith and credit of Canada or the United States, as the case may be, is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any bank referred to in Schedule I or Schedule II of the Bank Act (Canada) the short term debt or deposits of which have been rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or at least R-1 or the equivalent thereof by Dominion Bond Rating Service Limited;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or with respect to Canadian commercial paper, having one of the two highest ratings obtainable from Dominion Bond Rating Service Limited, and, in each case, maturing within 12 months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than one or more Permitted Holders;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Parent or the Issuer;

(3)	the consummation of any transaction (including, without limitation, any amalgamation, merger or consolidation), the result of which is that any “person” (as defined above), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Parent or the Issuer, measured by voting power rather than by number of shares; or

(4)	the Parent or the Issuer amalgamates or consolidates with, or merges with or into, any Person (other than a Restricted Subsidiary), or any Person (other than a Restricted Subsidiary) amalgamates or consolidates with, or merges with or into, the Parent or the Issuer, in either case in a transaction in which any of the outstanding Voting Stock of the Parent or the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the Persons that Beneficially Own the outstanding shares of Voting Stock of the Parent or the Issuer immediately prior to such transaction Beneficially Own at least a majority of the outstanding shares of Voting Stock (other than Disqualified Stock) of such surviving or transferee Person (immediately after giving effect to such issuance) or (ii) one or more Permitted Holders hold more than 50% of the Voting Stock of the surviving or transferee Person, measured by voting power rather than by number of shares.

“Change of Control Offer” has the meaning assigned to that term in the New Notes Indenture.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority or remedies with respect to the Administrative Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles) and other non-cash expenses of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	any non-cash charges including write-offs or write-downs of investments or in-process research and development costs (but not including write-down of accounts receivable or inventory held for sale or non-cash charges in respect of an item to the extent that it was included in Consolidated Net Income in a prior period) during such period; plus

(6)	any extraordinary, unusual or non-recurring non-cash charges during such period in connection with the Acquisition or any acquisition permitted pursuant to clause (3) of the definition of Permitted Investments, in each case, including such charges related to severance, restructuring costs or goodwill impairment and cash severance payments not to exceed $3.0 million in the aggregate; plus

(7)	non-cash expenses resulting from the grant of stock options or other equity-related incentives to any current or former director, officer or employee of such Person and its Restricted Subsidiaries for such period; plus

(8)	litigation fees and expenses incurred by such Person and its Restricted Subsidiaries during such period in an aggregate amount not to exceed $15.0 million; minus

(9)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow of a Person only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Wholly-Owned Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

(3)	the cumulative effect of a change in accounting principles will be excluded.

“Credit Facility” means             or more other debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments”. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the New Notes Indenture will be the maximum amount that the Parent, the Issuer and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar Equivalent” of any amount means, at the time of determination thereof,

(1)	if such amount is expressed in U.S. dollars, such amount, or

(2)	if such amount is expressed in any other currency, the equivalent of such amount in U.S. dollars determined by using the rate of exchange quoted by Citibank in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a business day, the last business day prior thereto) to prime banks in New York for the spot purchase in the New York currency exchange market of such amount of U.S. dollars with such currency.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of the Parent, the Issuer and the other Subsidiaries of the Parent in existence on the date of the New Notes Indenture (including, for the avoidance of doubt, the Credit Facility and the Remaining Existing Notes), until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Parent or, in the case of any assets valued in excess of $10.0 million, by the Board of Directors of the Parent (unless otherwise provided in the New Notes Indenture).

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through amalgamations, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charge Coverage Ratio Test” means, with respect to the consummation of a proposed transaction, or occurrence of any other event giving rise to requirement to meet such Fixed Charge Coverage Ratio Test, a test of whether, if the Parent incurred $1.00 of additional Indebtedness, the Fixed Charge Coverage Ratio for the Parent’s most recently ended four full fiscal quarters for which internal financial statements were available immediately preceding the date of consummation of such transaction, or occurrence of such other event, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such transaction had been consummated, or such other event had occurred, as the case may be, at the beginning of such four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations and cash management obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (x) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state (or provincial or territorial) and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)	the Parent;

(2)	each Subsidiary of the Parent (other than the Issuer) and the Issuer existing on the date of original issuance of the New Notes that has guaranteed or that guarantees Indebtedness under the Existing Notes Indenture, the Credit Facility or any other Indebtedness of the Issuer or any of its Restricted Subsidiaries; and

(3)	any other Subsidiary of the Parent or the Issuer that executes a New Note Guarantee in accordance with the provisions of the New Notes Indenture,

and their respective successors and assigns, in each case, until the New Note Guarantee of such Person has been released in accordance with the provisions of the New Notes Indenture.

“Hedging Obligations” means any obligation with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of the Parent, the Issuer or any Restricted Subsidiary shall be a Hedging Obligation.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances or similar instruments;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, other than any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(6)	representing any Hedging Obligations and cash management obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations and cash management obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the original issue date of the New Notes and end on and include the calendar day before the next interest payment date.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent or any Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent, the Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”. The acquisition by the Parent or any Subsidiary of the Parent of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”. Except as otherwise provided in the New Notes Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale; or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Parent, the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, financial advisory and investment banking fees, sales commissions, any relocation expenses incurred as a result of the Asset Sale and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility or the Existing Notes Indenture, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the New Notes Indenture and the New Notes, executed pursuant to the provisions of the New Notes Indenture.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which none of the Parent, the Issuer nor any of the Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Parent, the Issuer or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Parent, the Issuer or any of the Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means (i) the business conducted by, or proposed to be conducted by, the Parent, the Issuer and the Restricted Subsidiaries on the date of original issuance of the New Notes and (ii) businesses that are reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the business conducted by the Parent, the Issuer and the Restricted Subsidiaries on the date of original issuance of the New Notes.

“Permitted Holders” means, either individually or as a group, any one or more of the following entities and accounts or funds managed or advised by any of them:

(1)	Beach Point Capital Management LP;

(2)	BlueMountain Capital Management, LLC;

(3)	BlueMountain Credit Alternatives Master Fund L.P.;

(4)	BlueMountain Distressed Master Fund L.P.;

(5)	BlueMountain Long/Short Credit Master Fund L.P.;

(6)	BlueMountain Timberline Ltd.;

(7)	Courage Capital Management, LLC;

(8)	Post Advisory Group, LLC;

(9)	Silver Point Capital Fund, L.P.; and

(10)	Silver Point Capital Offshore Master Fund, L.P.

“Permitted Investments” means:

(1)	any Investment in the Issuer or in a Wholly-Owned Restricted Subsidiary of the Parent that is a Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Parent, the Issuer or any Restricted Subsidiary in a Person if, as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary and a Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent, the Issuer or a Restricted Subsidiary;

(4)	any Investment permitted by clause (7) of the second paragraph of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and any capital contribution made in connection therewith;

(5)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(6)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(7)	any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent, the Issuer or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)	Investments represented by Hedging Obligations and cash management obligations;

(9)	[Intentionally Omitted];

(10)	loans or advances to employees made in the ordinary course of business of the Parent, the Issuer or any Restricted Subsidiary in an aggregate principal amount not to exceed $7.5 million at any one time outstanding;

(11)	repurchases of the New Notes; and

(12)	other Investments made after the date of the New Notes Indenture in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed $50.0 million, provided, that, any such Investment will not be deemed to be outstanding pursuant to this clause (12) if such Investment subsequently constitutes a Permitted Investment pursuant to clause (3) hereof.

“Permitted Liens” means:

(1)	Liens on assets of the Issuer or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was permitted to be incurred by clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations and cash management obligations related to such Credit Facilities;

(2)	Liens in favor of the Issuer or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Parent or any Subsidiary of the Parent; provided, that, such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Parent or the Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Parent or any Subsidiary of the Parent; provided, that, such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the New Notes Indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that, any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the New Notes (or the New Note Guarantees);

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the New Notes Indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness, reduced, in the case of any incurrence of Permitted Refinancing Indebtedness incurred to refinance Existing Notes, by the aggregate principal amount of all repurchases or redemptions (applying proceeds of New Notes or otherwise) of Existing Notes prior to such incurrence and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(13)	Liens securing Indebtedness ranking junior to the New Notes and incurred in the ordinary course of business of the Parent or any Subsidiary of the Parent with respect to obligations that do not exceed $10.0 million at any one time outstanding and which rank junior to the New Notes.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent, the Issuer or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Parent, the Issuer or any of the Restricted Subsidiaries (other than intercompany Indebtedness) that is then outstanding; provided, that,:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith), reduced, in the case of any incurrence of Permitted Refinancing Indebtedness incurred to refinance Existing Notes, by the aggregate principal amount of all repurchases or redemptions (applying proceeds of New Notes or otherwise) of Existing Notes prior to such incurrence;

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the New Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the holders of New Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred by any of the Parent, the Issuer or by the Restricted Subsidiary that is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Remaining Existing Note Guarantee” means any Guarantee of the obligations of the Parent under the Remaining Existing Notes.

“Remaining Existing Notes” means, on any date of reference thereto after the issue date of the New Notes, the Existing Notes remaining outstanding on such date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Parent (other than the Issuer) that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the New Notes Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the New Notes Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock” means all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” means, with respect to any specified Person,

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Taxing Jurisdiction” means,

(1)	with respect to any payment made under the New Notes, the United States and any jurisdiction (including, in each case, any political subdivision thereof or therein) in which the Issuer or any of its successors is organized or resident for tax purposes, or from or through which payment is made, and

(2)	with respect to any payment made by a Guarantor, any jurisdiction (or any political subdivision thereof or therein) in which such Guarantor is organized or resident for tax purposes, or from or through which payment is made.

“Taxes” means any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Unrestricted Subsidiary” means any Subsidiary of the Parent that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates”, is not party to any agreement, contract, arrangement or understanding with the Parent, the Issuer or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent, the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

(3)	is a Person with respect to which none of the Parent the Issuer nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent, the Issuer or any of the Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of certain U.S. federal income tax considerations that may be relevant to a U.S. Holder (as defined below) with respect to the Exchange Offer and the ownership and disposition of the New Notes. It then covers certain U.S. federal income tax considerations that may be relevant to a non-U.S. Holder (as defined below) with respect to the ownership and disposition of the New Notes. This summary only applies to holders of Existing Notes who are exchanging Existing Notes for New Notes and assumes that holders have held and will hold the notes as capital assets. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase New Notes. In particular, it does not discuss special tax considerations that may apply to certain types of taxpayers, including:

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	partnerships and other pass-through entities and investors in such entities;

•	dealers or traders in stocks, securities, notional principal contracts or currencies;

•

persons that will hold the notes as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction or as a part of a “hedging”, “conversion” or other risk reduction transaction for U.S. federal income tax purposes;

•	U.S. Holders that have a functional currency other than the U.S. dollar;

•	former citizens or long-term residents of the United States; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code (as defined below).

Moreover, this discussion does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the purchase, ownership or disposition of notes. Each prospective purchaser should consult its independent tax adviser with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of notes. We are not seeking a ruling from the Internal Revenue Service (the “IRS”) regarding any U.S. federal income tax consequences of the Exchange Offer or the ownership or disposition of the New Notes. Accordingly, there can be no assurance that the IRS will not successfully challenge one or more of the conclusions stated herein.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change (possibly with retroactive effect) or differing interpretations which could affect the tax consequences described herein.

EACH HOLDER IS URGED TO CONSULT SUCH HOLDER’S INDEPENDENT TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE COMPANY’S PROMOTION OR MARKETING OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Existing Notes or New Notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes or if

(1)	a court within the United States is able to exercise primary supervision over its administration and

(2)	one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds an Existing Note and participates in the Exchange Offer, the tax treatment of a partner in such partnership will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Existing Notes are encouraged to consult their independent tax advisors regarding the tax consequences to them of the Exchange Offer and of the ownership and disposition of the New Notes received in respect of the Existing Notes.

Federal Income Tax Consequences of the Exchange Offer to U.S. Holders

Exchange of Existing Notes for New Notes

The exchange of the Existing Notes for the New Notes should be a fully taxable exchange. Subject to the “Accrued and Unpaid Interest” and “Market Discount” discussions below, a U.S. Holder of an Existing Note should recognize capital gain or loss on the exchange of Existing Notes for New Notes. The amount of gain or loss recognized by a U.S. Holder should equal the difference between (i) the issue price of the New Notes and (ii) the U.S. Holder’s adjusted tax basis in the Existing Notes exchanged therefor. A U.S. Holder’s holding period in the New Notes would begin on the day following the exchange and the U.S. Holder’s adjusted basis in the New Notes would be equal to the principal amount of the New Notes. While the matter is not free from doubt, the Company intends to treat the principal amount of the New Notes constituting the Early Tender Premium as consideration in the taxable exchange and not as a separate ordinary income payment. Capital gain of a noncorporate U.S. Holder that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the U.S. Holder has a holding period greater than one year; for taxable years beginning on or after January 1, 2013, this rate is scheduled to increase to 20%. The deductibility of losses is subject to limitations.

Market Discount

A U.S. Holder that purchased its Existing Notes at a market discount (defined as the excess, subject to a de minimis threshold, of the stated redemption price of the Existing Note at maturity over the U.S. Holder’s basis in such note immediately after its acquisition) may be subject to the market discount rules of the Code. Under those rules, any gain recognized on the exchange of such Existing Notes generally would be treated as ordinary income to the extent of the market discount accrued during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued. U.S. Holders who acquired their Existing Notes other than at original issuance should consult their independent tax advisors regarding the possible application of the market discount rules of the Code to an exchange of the Existing Notes pursuant to the Exchange Offer.

Accrued and Unpaid Interest

The extent to which the consideration received by a U.S. Holder of an Existing Note in the Exchange Offer will be attributable to accrued and unpaid interest is unclear. Treasury Regulations generally treat a payment under a debt instrument first as a payment of accrued and unpaid interest and then as a repayment of principal. To the extent that any amount of the consideration received by a U.S. Holder of an Existing Note is attributable to accrued and unpaid interest, (i) if not previously included in income, such amount should be taxable to the U.S. Holder as interest income or (ii) the U.S. Holder may recognize a loss to the extent the amount of such consideration is less than the amount of accrued and unpaid interest that has been previously included in income.

Federal Income Tax Consequences of Owning the New Notes for U.S. Holders

Payments of Interest

A U.S. Holder will be taxed on interest on the New Notes as ordinary income at the time it receives the interest or when it accrues, depending on its method of accounting for tax purposes.

Purchase, Sale and Retirement of the New Notes.

A U.S. Holder’s tax basis in the New Notes generally will be their principal amount. A U.S. Holder will generally recognize capital gain or loss on the sale or retirement of its New Notes equal to the difference between the amount realized on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will generally be taxable as ordinary income if not previously included in income), and its tax basis in the New Notes. Capital gain of a noncorporate U.S. Holder that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the U.S. Holder has a holding period greater than one year; for taxable years beginning on or after January 1, 2013, this rate is scheduled to increase to 20%. The deductibility of losses is subject to limitations.

Medicare Contribution Tax

In addition to the above, newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay up to an additional 3.8% tax on interest and capital gains for taxable years beginning after December 31, 2012.

Backup Withholding and Information Reporting with respect to U.S. Holders

Payments of interest on the Existing Notes and New Notes and payments with respect to amounts realized on the disposition (including a disposition pursuant to the Exchange Offer, a retirement or a redemption) of the Existing Notes or the New Notes may be reported to the IRS and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides a correct taxpayer identification number and certifies it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided, that, the required information is timely furnished to the IRS.

Consequences to Non-Participating U.S. Holders if the Exchange Offer Is Consummated

U.S. Holders that do not exchange their Existing Notes in the Exchange Offer will not recognize gain or loss for U.S. federal income tax purposes and will continue to have the same tax basis and holding period with respect to the Existing Notes as they had before the consummation of the Exchange Offer.

Federal Income Tax Consequences of Owning the New Notes for Non-U.S. Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-U.S. holder of New Notes. The term “non-U.S. holder” means a beneficial owner of a New Note that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for United States federal income tax purposes).

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments of interest

Interest paid to you on your New Notes that is not effectively connected with your conduct of a United States trade or business will not be subject to United States federal withholding tax, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•

(a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN (or successor form)) or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the New Note on your behalf and certifies, under penalties of perjury, that it has received Internal Revenue Service Form W-8BEN from you or from another qualifying financial institution intermediary, and, in certain circumstances, provides a copy of the Internal Revenue Service Form W-8BEN. If you hold your New Notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest on the New Notes, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that the interest paid on the New Note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on a New Note is effectively connected with your conduct of that trade or business (and, if an income tax treaty applies, such interest is attributable to a permanent establishment maintained by you in the United States), you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

A 30% withholding tax may apply to interest on, or gross proceeds from the sale or other disposition of, New Notes paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting or (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these withholding provisions currently apply to applicable payments made after December 31, 2012, with respect to securities issued after March 18, 2012, proposed Treasury Regulations extend the date of their initial application and indicate that this withholding tax would not apply to debt securities outstanding on January 1, 2013. The proposed Treasury Regulations described in the preceding sentence will not be effective until they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether such proposed regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding these withholding provisions, including whether they will apply to the New Notes.

Sale, exchange, redemption or other taxable disposition of the New Notes

Any gain realized upon the sale, exchange, redemption or other taxable disposition of a New Note (other than any amount allocable to accrued and unpaid interest, which is taxable as interest and may be subject to the rules discussed above in “—Consequences to non-U.S. holders—Payments of interest”) generally will not be subject to United States federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If your gain is effectively connected with your conduct of a United States trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States), you generally will be subject to United States federal income tax on the net gain derived from the sale, exchange, redemption or other disposition in the same manner as if you were a United States person (as defined under the Code). If you are a corporation, any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If you are described in the second bullet point above, you will be subject to United States federal income tax on the gain derived from the sale, exchange, redemption or other disposition at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty), which gain may be offset by United States source capital losses, even though you are not considered a resident of the United States.

Backup withholding and Information Reporting with respect to Non-U.S. Holders

If you have given us the statement described above under “—Consequences to non-U.S. holders—Payments of interest,” in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code. In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a New Note within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the Internal Revenue Service and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service in a timely manner.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable as of the date hereof to a holder who participates in the Exchange Offer and who, for purposes of the Tax Act and at all relevant times, holds and will hold their Existing Notes and New Notes under the Exchange Offer as capital property, and at all relevant times, hold their Existing Notes and New Notes as capital property and deals at arm’s length, and are not affiliated, with the Parent or the Issuer. A holder who meets all of the foregoing requirements is referred to in this summary as an “Existing Noteholder”, and this summary only addresses such noteholders.

This summary does not apply to an Existing Noteholder: (i) that is a “financial institution”, for the purposes of the mark-to-market rules in the Tax Act; (ii) an interest in which is a “tax shelter investment” as defined in the Tax Act; (iii) that is a “specified financial institution” as defined in the Tax Act;or (iv) who has made a “functional currency election” under section 261 of the Tax Act. Any such Existing Noteholder should consult its own tax advisor with respect to the Exchange Offer.

Existing Notes and New Notes will generally be considered capital property unless such securities are held in the course of carrying on a business of trading or dealing in securities, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Existing Noteholders who are residents of Canada for purposes of the Tax and whose Existing Notes or New Notes might not otherwise qualify as capital property, may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Existing Notes and New Notes and every “Canadian security” (as defined in the Tax Act) owned by such Existing Noteholder in the taxation year of the election, and in all subsequent taxation years, to be capital property. Existing Noteholders who do not hold their Existing Notes or New Notes as capital property should consult their own tax advisors regarding their particular circumstances.

This summary is based on the facts set out in the Offering Memorandum, the current provisions of the Tax Act and the published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date of this document. This summary takes into account all proposed amendments to the Tax Act (“Proposed Amendments”) that have been publicly announced by or on behalf of the Minister of Finance (Canada) and assumes that such Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax consideration applicable to the Exchange Offer and/or the holding of Existing Notes or New Notes. Except for the Proposed Amendments, this summary does not take into account or anticipate any other changes in law or any changes in CRA’s administrative policies and assessing practices, whether by judicial, government or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

For purposes of computing the amount of income, taxable income and taxes payable by an Existing Noteholder, the Tax Act provides that such amounts shall be determined in Canadian dollars based on the US$/Cdn$ exchange rate (the “Exchange Rate”) quoted by the Bank of Canada for noon on the relevant date. The proceeds of disposition of the Existing Notes, the adjusted cost base of the New Notes, the treatment of accrued interest payable on the Existing Notes, and the New Notes, and for other relevant purposes of computing the income, taxable income and tax payable by a holder of notes will be determined based on the Exchange Rate on the date: (i) the Existing Notes are disposed of; (ii) the New Notes are acquired; (iii) accrued interest on the Existing Notes and the New Notes is payable; and (iv) that is relevant for purposes of determining such other amount. For purposes of this summary, it is assumed that any reference to proceeds of disposition, adjusted cost base and interest payable will be a reference to the Canadian dollar equivalent based on the Exchange Rate at the relevant time.

This summary is of a general nature only and is not intended to be, and should not be construed to be legal, business or tax advice to any particular Existing Noteholder. Existing Noteholders should consult their own tax advisors as to the tax consequences of the Exchange Offer and the holding of New Notes in their particular circumstances.

Residents of Canada

The following section of the summary only applies to an Existing Noteholder who, for purposes of the Tax Act, is or is deemed to be a resident of Canada at all relevant times.

Exchange of Existing Notes for New Notes

An Existing Noteholder who exchanges his Existing Notes under the Exchange Offer will be considered to have disposed of such Existing Notes for proceeds of disposition equal to the fair market value at the time of disposition of the New Notes acquired on such exchange. As a result, the Existing Noteholder will generally realize a capital gain (or a capital loss) to the extent such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to Existing Noteholders

For a description of the tax treatment of capital gains and losses see “Certain Canadian Federal Income Tax Considerations – Residents of Canada – Taxation of Capital Gains and Losses” below.

Any amount received under the Exchange Offer, including the Existing Note Accrued Interest, on account of interest will be included in the Existing Noteholders income for its taxation year to the extent such amount has not otherwise been included in such Existing Noteholder’s income for the year or a preceding year.

An Existing Noteholder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Tax Act), including interest income.

Taxation of Interest on the New Notes

A holder of New Notes that is a corporation, partnership, unit trust of which a corporation of a partnership is a beneficiary will generally be required to include in computing its income for a taxation year or that becomes receivable or is received by it before the end of that taxation year, to the extent such amounts have not otherwise been included in such holder’s income for that taxation year or a preceding taxation year.

Any other holder of New Notes, including an individual or a trust (other than trusts described in the preceding paragraph), will be required to include in income for a taxation year any interest on the New Notes received or receivable by such holder in that taxation year (depending upon the method regularly followed by the holder in computing income), and will be required to include in income any interest that accrued to such holder to the end of an “anniversary date” (as defined in the Tax Act), in each case except to the extent that such amount was otherwise included in the holder’s income for that taxation year or a preceding taxation year.

Any amount paid by the Issuer as a penalty or bonus to a holder of New Notes because of the redemption or a purchase for cancellation of a New Note before maturity will be deemed to be received by such holder as interest on the New Note and will be required to be included in computing the holder’s income, as described above, at the time of the payment, to the extent such amount can reasonably be considered to relate to, and does not exceed the value at the time of payment of, an amount that, but for the redemption or purchase for cancellation, would have been paid or payable by the Issuer on the New Note for a taxation year of the Issuer ending after the time of payment.

U.S. non-resident withholding tax, if any, payable by an existing holder of New Notes in respect of interest received on the New Notes may be eligible for a foreign tax credit or deduction to the extent and under the circumstances prescribed in the Tax Act.

A holder of New Notes that, throughout the relevant taxation year is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% of its “aggregate investment income” (as defined in the Tax Act) including interest income.

Existing Noteholders who dispose of their Existing Notes and receive New Notes in exchange therefor should consult their own tax advisors regarding the treatment of the Early Tender Premium.

Acquisition and Disposition of New Notes

The cost of New Notes received by an Existing Noteholder in exchange for the Existing Notes pursuant to the Exchange Offer will be equal to the fair market value of New Note at the time of the exchange and will generally be averaged with the adjusted cost base of any other New Notes held at that time by the holder as capital property for the purposes of determining the holder’s adjusted cost base of such New Notes.

A disposition or a deemed disposition of a New Note, including a redemption, purchase for cancellation, conversion or payment on maturity, will give rise to a capital gain (or a capital loss) to the extent that the fair market value at the time of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the New Notes to the holder immediately before the disposition or deemed disposition. For this purpose, a holder’s proceeds of disposition in respect of a New Note will exclude any amount of interest that accrued (or is deemed to have accrued) to the holder to the time of disposition, but that is not payable until after the time of disposition, or other amount that is required to be so included in income as interest, all as described above under “Certain Canadian Federal Income Tax Considerations – Residents of Canada—Taxation of Interest on the New Notes.” Any such capital gain or capital loss) will be subject to the treatment described under the heading “Certain Canadian Federal Income Tax Considerations – Residents of Canada—Taxation of Capital Gains or Capital Losses” below.

On a disposition or deemed disposition of a New Note, including a payment on maturity, redemption, conversion or purchase for cancellation of a New Note, a holder generally will be required to include in computing income the amount of interest accrued on the New Note from the date of the last interest payment to the date of disposition to the extent that such amount has not otherwise been included in computing the holder’s income for the taxation year or a previous taxation year, and such amount will be excluded in computing the holder’s proceeds of disposition of the New Note as described in the preceding paragraph

Taxation of Capital Gains or Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a holder in a taxation year must be included in the holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a holder in a taxation year must be deducted from taxable capital gains realized by the holder in that year (subject to and in accordance with rules contained in the Tax Act). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

A holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Tax Act), including any taxable capital gains.

Eligibility for Investment

Existing Noteholders who receive New Notes that do not constitute “qualified investments” for a Registered Plan should consult their own tax advisors regarding their particular circumstances.

Non-Residents of Canada

The following section of the summary only applies to an Existing Noteholder who, (i) for the purposes of the Tax Act and any applicable income tax treaty and at all relevant times, is not, and is not deemed to be, a resident of Canada (iii) does not, and is not deemed to, use or hold Existing Notes or New Notes received pursuant to the Exchange Offer in or in the course of, carrying on a business in Canada, (iv) deals at arm’s length with, and is not affiliated with the Issuer. (v) is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere, and (vi) does not hold Existing Notes or New Notes as “taxable Canadian property” for purposes of the Tax Act (in this section, a “Non-Resident Existing Noteholder”).

Disposition of Existing Notes

A Non-Resident Existing Noteholder will not be subject to tax under the Tax Act on the disposition of Existing Notes pursuant to the Exchange Offer or on the holding or disposition of New Notes.

Payment of Principal, Premium and Interest

Principal, interest and premium paid on Existing Notes and New Notes to a Non-Resident Existing Noteholder pursuant to the Exchange Offer will not be subject to withholding tax under the Tax Act.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Existing Notes for New Notes and the acquisition, holding and, to the extent relevant, disposition of New Notes by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, individual retirement account, or other arrangement subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), a plan subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under other applicable Similar Laws (any such plan subject to Similar Laws, a “Non-ERISA Arrangement”)).

In considering an exchange of the Existing Notes for New Notes and the acquisition, holding and, to the extent relevant, disposition of the New Notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any applicable Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons”, within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The occurrence of a prohibited transaction could also cause an individual retirement account to lose its tax-exempt status.

The exchange of the Existing Notes for New Notes and the acquisition and/or holding (and, to the extent relevant, disposition) of the Existing Notes or the New Notes by an ERISA Plan with respect to which the Company or the exchange agent is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may apply to the exchange of the Existing Notes for New Notes and the acquisition, holding and/or disposition (to the extent relevant) of the Existing Notes or New Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Plans that acquired or held the Existing Notes in reliance on PTCE 84-14 should note that the Exchange Offer may constitute a renewal under Part V(i) of PTCE 84-14 and any such Plan should consult its counsel to evaluate whether PTCE 84-14 remains applicable. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, called the “service provider exemption”, from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided, that, neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the New Notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Representation

By exchanging an Existing Note and accepting New Notes, each purchaser and holder will be deemed to have represented and warranted that either (1) it is neither a Plan nor a Non-ERISA Arrangement, and no portion of the assets used to acquire or hold the New Notes constitutes assets of any Plan or Non-ERISA Arrangement or (2) the exchange of an Existing Note and the acquisition and holding of New Notes (including the exchange of an Existing Note for New Notes) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the New Notes (or exchanging the Existing Notes for New Notes) on behalf of, or with the assets of, any Plan or Non-ERISA Arrangement, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of New Notes. The sale of any Existing Notes by or to any Plan or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Angiotech, and the financial statement schedules of the Successor Company, as of December 31, 2011 and for the eight months then ended, incorporated by reference in this Offering Memorandum, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.

The consolidated financial statements of Angiotech as of December 31, 2010, and the financial statement schedules of the Predecessor Company, as at December 31, 2010 and for the four months ended April 30, 2011 and for each of the two years ended December 31, 2010, incorporated by reference in this Offering Memorandum, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and download our filings at the SEC’s website at www.sec.gov. You may also read and copy our SEC filings at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room and any applicable copy charges.

In addition, our SEC filings are available on our website at www.angiotech.com at no cost as soon as reasonably practicable after our electronic filing or furnishing thereof with the SEC. Please note that any internet addresses provided in this Offering Memorandum are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found and/or provided at such internet addresses is intended or deemed to be incorporated by reference herein.

With the exception of the filings specifically incorporated by reference in this Offering Memorandum as set forth above, material contained on or accessible through our website is specifically not incorporated into this Offering Memorandum. See “Incorporation of Certain Documents by Reference”.

Angiotech Pharmaceuticals, Inc.

All tendered Existing Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Offer Documents should be directed to the Exchange Agent.

EXCHANGE AGENT:

DEUTSCHE BANK NATIONAL TRUST COMPANY

By Facsimile:

(615) 866-3889

Confirm by Telephone:

(904) 271-2522

By Mail, Hand or Courier:

DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, Florida 32256

Attentionn: Karl Shepherd

Angiotech Pharmaceuticals, Inc.

OFFER TO EXCHANGE

New 9% Senior Floating Rate Notes due 2016 for

Up to $200,000,000 Senior Floating Rate Notes due 2013 and

SOLICITATION OF CONSENTS

to Amend the Indenture dated as of May 12, 2011

OFFERING MEMORANDUM AND

CONSENT SOLICITATION STATEMENT

JULY 3, 2012